As Filed With The Securities And Exchange Commission On June 22, 2000
                           Registration No. 333-42973

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 2 ON
                                    FORM S-1
                                       TO

                                      UNDER
                           THE SECURITIES ACT OF 1933

                            UGLY DUCKLING CORPORATION
             (Exact Name Of Registrant As Specified In Its Charter)
            Delaware                 5521                     86-0721358
     (State Of Incorporation) (Primary Standard Industrial    (I.R.S. Employer
                             Classification Code Number      Identification No.)

                       2525 East Camelback Road, Suite 500
                             Phoenix, Arizona 85016
                                 (602) 852-6600
   (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                    Registrant's Principal Executive Offices)

                              JON D. EHLINGER, ESQ.
                       Vice President And General Counsel
                            Ugly Duckling Corporation
                       2525 East Camelback Road, Suite 500
                             Phoenix, Arizona 85016
                                 (602) 852-6600
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                              Of Agent For Service)

                                    COPY TO:

                             STEVEN D. PIDGEON, ESQ.
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6000

              Approximate Date Of Commencement Of Proposed Sale To
            The Public: From time to time after the effective date of
                    this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated June 22, 2000
         The information contained in this prospectus is not complete and may be changed. No one may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                        (Ugly Duckling Logo Omitted)

                        5,325,000 Shares of Common Stock
                                       and
                     325,000 Common Stock Purchase Warrants


Ugly Duckling Corporation operates a chain of used car dealerships. We sell and finance quality used cars to customers in the sub-prime segment of the used car market.

We acquired servicing and other rights in the bankruptcy proceedings of First Merchants Acceptance Corporation.

This prospectus relates to the sale from time to time:

o By First Merchants of warrants to purchase up to 325,000 shares of our common stock at $20.00 per share through April 1, 2001;
o By First Merchants of up to 325,000 shares of our common stock issuable upon exercise of the warrants; and
o By Ugly Duckling of up to 5,000,000 shares of our common stock to First Merchants or its creditors or equityholders in exchange for cash distributions that would otherwise be paid to First Merchants.

Except for the proceeds from the exercise of the warrants, we will not receive any of the proceeds from the sale of the warrants or common stock acquired on exercise of the warrants by First Merchants.

Our common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "UGLY." On June 5, 2000, the last reported price of our common stock was $7.1875 per share.

First Merchants will be deemed to be an underwriter of the warrants that they hold, the related warrant shares, and the shares offered by Ugly Duckling in this prospectus, to the extent that First Merchants participates, directly or indirectly, in the distribution of such securities. See "Plan of Distribution."

Investing in our warrants and common stock involves certain risks. See "Risk Factors" beginning on page 4.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                 The date of this Prospectus is _______ __,2000.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock or warrants. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

                                  Ugly Duckling

         We operate the largest chain of buy here-pay here used car dealerships in the United States. At March 31, 2000, we operated 75 dealerships located in eleven metropolitan areas in eight states. We have one primary line of business: to sell and finance quality used vehicles to customers within what is referred to as the sub-prime segment of the used car market. The sub-prime market is comprised of customers who typically have limited credit histories, low incomes or past credit problems. We finance substantially all of the used cars that we sell at our dealerships through retail installment loan contracts that we service.

         Our principal executive offices are located at 2525 East Camelback Road, Suite 500, Phoenix, Arizona 85016. The phone number of our executive offices is 602-852-6600.

We  conducted  a  series  of  transactions   with  First  Merchants   Acceptance
Corporation.


         First Merchants Acceptance Corporation was in the business of purchasing and securitizing loans made primarily to sub-prime borrowers by various third party used car dealers. First Merchants filed for reorganization under Title 11 of the United States Code in July 1997. We issued 325,000 of the warrants that are being offered in this prospectus to First Merchants in connection with our involvement in First Merchants' bankruptcy proceedings. We purchased First Merchants' senior bank debt and sold the contracts which secured the debt to a third party purchaser. We obtained the right to service those contracts and the contracts in all but one of First Merchants' securitized pools and acquired First Merchants' servicing platform. We also made debtor-in-possession loans to First Merchants and received or are entitled to receive certain fees. We are entitled to 17 1/2% of the recoveries on the contracts we service after certain prior payments are made by First Merchants out of such recoveries. If we can satisfy certain conditions, we have the option to retain all or a portion of First Merchants' 82 1/2% share of such recoveries by issuing the shares of our common stock being offered in this prospectus. If we issue these shares, we would retain the cash distributions otherwise payable to First Merchants out of such recoveries up to an amount equal to the number of shares we issue times 98% of the average of the closing prices of our common stock for the 10 trading days prior to the date we issue the shares. See "Plan of Distribution."


                                 The Offering
 First Merchants Warrants         325,000 warrants offered by First Merchants, each to purchase one share of common
 offered.............             stock at $20.00 per share, at any time on or prior to April 1, 2001.  We may redeem the  warrants  for  $.10  per  warrant  if our
                                  common  stock  closes at or above  $28.50  per
                                  share during any ten consecutive trading days.

Common Stock offered              Up  to  5,325,000   shares,
                                  including  5,000,000  shares that we may offer
                                  and 325,000  shares  issuable upon exercise of
                                  the warrants offered in this prospectus.

Common Stock outstanding(1)       13,897,965 shares

                                     Page 2

Use of Proceeds......             We may issue up to 5,000,000 shares of our common stock in lieu of making cash distributions otherwise payable to First Merchants from contracts that we obtained the right to service in the First Merchants' bankruptcy proceedings.  Distributions that we retain after we issue those shares will be used for repayment of indebtedness and general corporate purposes.  The First Merchants warrants and related warrant shares may be offered from time to time in the future by First Merchants.  Except for proceeds from the exercise of the First Merchants warrants, we will not receive any of the proceeds from the sale of the warrants and related warrant shares offered in this prospectus.  We will use the proceeds from the exercise price of the First Merchants warrants for repayment of indebtedness and general corporate purposes.
Nasdaq Symbol........             "UGLY"
----------

(1) As of May 26, 2000.  Does not include  4,860,768  shares of common stock held in treasury and  2,858,888  shares of common stock issuable upon exercise of outstanding options and warrants.


                                             SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                                (In thousands, except per share data)
                                                     Three Months Ended
                                                          March 31,               Years Ended December 31,
                                                     --------------------  -------------------------------
                                                       2000        1999        1999         1998         1997
                                                     --------    --------  -----------  -----------  --------
                Statement of Operations Data:
                Total Revenues.................      $159,124    $119,715     $465,954    $ 332,479    $ 155,419
                     Sales of Used Cars........       132,786     106,443      389,908      287,618      123,814
                     Interest Income...........        25,531      10,373       68,574       17,287       12,559
                     Gain on Sale of Loans.....           ---         ---          ---       12,093        6,721
                     Servicing and Other Income           807       2,899        7,472       15,481       12,325
                Cost of Used Cars Sold.........        72,942      60,088      219,037      165,282       72,358
                Provision for Credit Losses....        34,573      27,763      102,955       65,318       22,354
                Income before Operating Expenses       46,580      29,869      129,365       99,019       60,532
                Total Operating Expenses.......        36,688      28,970      111,650       93,052       53,100
                Income Before Other Interest
                     Expense...................         9,892         899       17,715        5,967        7,432
                Other Interest Expense.........         2,292         ---        3,028          161          531
                Earnings from Continuing                4,483         544        8,687        3,455        4,081
                     Operations................
                Earnings (Loss) from
                     Discontinued Operations...           ---       (121)          573      (9,158)        5,364
                Net Earnings (Loss) ...........       $ 4,483    $    423     $  9,260    $ (5,703)    $   9,445
                Diluted Earnings (Loss) per Share     $   0.30   $    0.03    $   0.60    $   (0.31)   $    0.52
                Shares used in Computation.....        15,153      15,785       15,329       18,405       18,234

                                                             March 31,                      December 31,
                                                     -----------------------   -------------------------
                                                       2000          1999         1999         1998          1997
                                                   -----------     --------    -----------  -----------   -------

                Balance Sheet Data:
                Cash and Cash Equivalents........... $  6,330     $   4,387       $  3,683   $   2,544      $ 3,537
                Finance Receivables, Net............  407,267       190,063        365,586     126,168       60,778
                Inventory...........................   49,058        39,878         62,865      44,145       32,372
                Total Assets........................  547,953       400,247        536,711     337,281      275,633
                Notes Payable Portfolio.............  282,865       171,543        275,774     101,732       65,171
                Other Notes Payable.................   33,418           536         36,556      15,899           --
                Subordinated Notes Payable..........   28,900        38,279         28,611      37,980       12,000
                Total Debt..........................  345,183       210,358        340,941     155,611       77,171
                Total Stockholders' Equity   (1).... $170,553     $ 157,890       $165,680   $ 162,767      $181,774

----------

(1)  Excludes 2,858,888 shares of common stock issuable upon exercise of outstanding stock options and warrants with exercise prices ranging from $1.72 to $20.00.

                                  RISK FACTORS

         Investment in our warrants and common stock involves certain risks. In addition to the other information included elsewhere in this prospectus, you should carefully consider the following factors before purchasing the securities offered in this prospectus.

Future losses could impair our ability to raise capital or borrow money, as well as affect our stock price.

         Although we recorded earnings from continuing operations of $8.7 million for the year ended December 31, 1999 and $3.5 million in 1998, we cannot assure you that we will be profitable in future periods. Losses in future periods could impair our ability to raise additional capital or borrow money as needed, and could decrease our stock price.

We may not be able to continue to obtain the financing we need to fund our operations and, as a result, our profitability could be reduced.

         Our operations require large amounts of capital. We have borrowed, and will continue to borrow, substantial amounts to fund our operations. If we cannot obtain the financing we need on a timely basis and on favorable terms, our business and profitability could be materially adversely affected. We currently obtain our financing through three primary sources: a revolving credit facility with General Electric Capital Corporation, securitization transactions, and loans from other sources.

         Revolving Credit Facility with GE Capital. Our revolving facility with GE Capital is our primary source of operating capital. We have pledged substantially all of our assets to GE Capital to secure the borrowings we make under this facility. Although this facility has a maximum commitment of $125 million, the amount we can borrow is limited by the amount of certain types of assets that we own. When we have used all our capacity under the revolving facility, our liquidity can be adversely affected unless we can find alternative financing sources. The revolving facility expires in June 2000 and, even if we continue to satisfy the terms and conditions of the revolving facility, we may not be able to extend its term beyond the current expiration date. If we cannot extend the term of the revolving facility or replace that facility with a substitute facility, our operations would be materially adversely affected.

         Securitization Transactions - We can restore capacity under the GE facility from time to time by securitizing portfolios of finance receivables. Our ability to successfully complete securitizations and how favorable the terms of our securitizations will be to us may be affected by several factors, including:

     o    the condition of securities markets generally;
     o    conditions in the asset-backed securities markets specifically;
     o    the credit quality of our loan portfolio; and
     o    the performance of our servicing operations.

         Contractual Restrictions - The revolving facility, the securitization program, and our other credit facilities contain various restrictive covenants. Under these credit facilities, we must also meet certain financial tests. Failure to satisfy the covenants in our credit facilities or our securitization program could preclude us from further borrowing under the defaulted facility, could cause cross defaults to our other debt, and could prevent us from securing alternate sources of funds necessary to operate our business.

         Recent Waivers. From time to time, we incur technical or other breaches under our material credit facilities, and we have obtained waivers from the applicable lenders. There can be no assurance that we will continue to receive waivers when required and our inability to obtain these waivers may have a material impact on our ability to obtain or retain operating capital.

We have a high risk of credit losses because of the poor creditworthiness of our borrowers.

         Substantially all of the sales financing that we extend and the loans that we service are with sub-prime borrowers. Sub-prime borrowers generally cannot borrow money from traditional lending institutions, such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, because of their poor credit histories and/or low incomes. Loans to sub-prime borrowers are difficult to collect and are subject to a high risk of loss. We have established an allowance for credit losses to cover our anticipated credit losses. However, our allowance may not be sufficient to cover our credit losses. A significant variation in the timing of or increase in credit losses in our portfolio would have a material adverse effect on our net earnings.

Interest rates affect our profitability.

         Much of our financing income results from the difference between the rate of interest that we pay on the funds we borrow and the rate of interest that we earn on the loans in our portfolio. While we earn interest on the loans that we own at a fixed rate, we pay interest on our borrowings under our revolving facility at a floating rate. When interest rates increase, our interest expense increases and our net interest margins decrease. Increases in our interest expense that we cannot offset by increases in interest income will lower our profitability.

Laws that limit the interest rates we can charge can adversely affect our profitability.

We operate in many states that impose  limits on the interest rate that a lender may charge. When a state limits the amount of interest that we can charge on our installment sales loans, we may not be able to offset any increased interest expense caused by rising interest rates or greater levels of borrowings under our credit facilities. Therefore, these interest rate limitations can adversely affect our profitability.

Government regulation may limit our ability to recover and enforce receivables or to repossess and sell collateral.

         We are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. If we do not comply with these laws, we could be fined or certain of our operations could be interrupted or shut down. Failure to comply could, therefore, have a material adverse effect on our operations. Among other things, these laws:

          o    require  that  we  obtain  and  maintain   certain  licenses  and
               qualifications;
          o limit or prescribe terms of the contracts that we originate and/or purchase;
          o    require specified disclosures to customers;
          o    limit our right to repossess and sell collateral; and
          o    prohibit us from discriminating against certain customers.


         We believe that we are currently in substantial compliance with all applicable material federal, state, and local laws and regulations. We may not, however, be able to remain in compliance with such laws. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or our entry into jurisdictions with more stringent regulatory requirements could also have a material adverse effect on our operations.

         We are subject to pending actions and investigations relating to our compliance with various laws and regulations. While we do not believe that ultimate resolution of these matters will result in a material adverse effect on our business or financial condition (such as fines, injunctions or damages), there can be no assurance in this regard.

Events happening to other companies in our industry can adversely affect our operations and the value of our securities.

         In recent years, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. Companies in the used vehicle sales and financing market have also been named as defendants in an increasing number of class action lawsuits brought by customers claiming violations of various federal and state consumer credit and similar laws and regulations. In addition, some of these companies have filed for bankruptcy protection. These events:

o have lowered the value of securities of sub-prime automobile finance companies;
o         have made it more difficult for sub-prime lenders to borrow money; and
o         could cause more restrictive regulation of this industry.

If our current contingency plan is inadequate, we could have a system failure, which could adversely affect our ability to collect on loans, and comply with statutory requirements.

         We depend on our loan servicing and collection facilities and on long-distance and local telecommunications access to transmit and process information among our various facilities. We use a standard program to prepare and store off-site backup tapes of our main system applications and data files on a routine basis. We regularly revise our contingency plan; however, the plan as revised may not prevent a systems failure or allow us to timely resolve any systems failures. Also, a natural disaster, calamity, or other significant event that causes long-term damage to any of these facilities or that interrupts our telecommunications networks could have a material adverse effect on our operations.

We have continuing risks relating to the First Merchants transaction.

         We have entered into several transactions in the bankruptcy proceedings of First Merchants Acceptance Corporation. We have the right to 17 1/2% of recoveries on First Merchants' residual interests in certain securitized loan pools and other loans. However, if we lose our right to service these loans, our share of these residual interests can be reduced or eliminated. This could affect our future cash flow and profitability. In addition, as described in this prospectus, if we meet certain conditions, we have the right to issue our common stock to First Merchants or its unsecured creditors or equity holders in exchange for a portion of First Merchants' 82 1/2% share of collections on the residual interests. However, we must estimate anticipated collections in advance to determine the amount of stock to issue, and if our estimates are not accurate we could issue too many shares of our common stock and dilute our shareholders. See "Plan of Distribution."

We may make acquisitions that are unsuccessful or strain or divert our resources from more profitable operations.

         In 1999, we completed two acquisitions. We intend to consider additional acquisitions, alliances, and transactions involving other companies that could complement our existing business. However, we may not be able to identify suitable acquisition parties, joint venture candidates, or transaction counterparties. Also, even if we can identify suitable parties, we may not be able to consummate these transactions on terms that we find favorable.

         We may also not be able to successfully integrate any businesses that we acquire into our existing operations. If we cannot successfully integrate acquisitions, our operating expenses may increase. This increase would affect our net earnings, which could adversely affect the value of our outstanding securities. Moreover, these types of transactions may result in potentially dilutive issuance of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect our profitability. These transactions involve numerous other risks as well, including the diversion of management attention from other business concerns, entry into markets in which we have had no or only limited experience, and the potential loss of key employees of acquired companies. Occurrence of any of these risks could have a material adverse effect on us.

Increased competition could adversely affect our operations and profitability.

         Our primary competitors are the numerous small buy-here pay-here used car dealers that operate in the sub-prime segment of the used car sales industry. We attempt to distinguish ourselves from our competitors through name recognition and other factors. However the advertising and infrastructure required by these efforts increase our operating expenses. There is no assurance that we can successfully distinguish ourselves and compete in this industry. In addition, in recent years, a number of larger companies with significant financial and other resources, have entered or announced plans to enter the used car sales industry. Although these companies do not currently compete with us in the sub-prime segment of the market, they compete with us in the purchase of inventory, which can result in increased wholesale costs for used cars and lower margins. They could also enter the sub-prime segment of the market at any time.

         Increased competition may also cause downward pressure on the interest rates that we charge on loans originated by our dealerships, which could have a material effect on our profitability and the value of our securities.

The success of our operations depends on certain key personnel.

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team. The unexpected loss of the services of any of our key management personnel or our inability to attract new management when necessary could have a material adverse effect on our operations. We do not currently maintain key person life insurance on any member of our senior management team other than Gregory B. Sullivan, our President and Chief Executive Officer.

We may issue stock in the future that will dilute the value of our existing stock.

         We have the ability to issue common stock or securities exercisable for or convertible into common stock, which may dilute the securities our existing stockholders now hold. In particular, issuance of any or all of the following securities may dilute the value of the securities that our existing stockholders now hold:

          o    we have  granted  warrants to  purchase a total of  approximately
               1.24 million shares of our common stock to various parties, with exercise prices ranging from $6.75 to $20.00 per share;
          o we may issue additional warrants in connection with future transactions;
          o    we may issue common stock under our various  stock option  plans;
               and
          o we may issue the common stock that is the subject of this prospectus in exchange for an increased share of collections on certain loans that we service for First Merchants.

         We also are asking for our shareholders approval at our annual meeting, currently scheduled for July 27, 2000, of a proposal authorizing the creation of "blank check" common stock. If passed, this would allow our Board of Directors to establish one or more series of common stock on terms to be determined by the Board of Directors. Depending upon the terms of any series of the stock and on the market's reaction to the stock, the market value of our outstanding common stock could be adversely affected or the new stock could have a potential anti-takeover or dilutive effect.

The voting power of our principal stockholder may limit your voting rights.

         Mr. Ernest C. Garcia, II, our Chairman, or his affiliates holds approximately 32.48% of our outstanding common stock as of May 26, 2000. As a result, Mr. Garcia has a significant influence upon our activities as well as on all matters requiring approval of our stockholders. These matters include electing or removing members of our board of directors, engaging in transactions with affiliated entities, causing or restricting our sale or merger, and changing our dividend policy. The interests of Mr. Garcia may conflict with the interests of our other stockholders.

There is a potential anti-takeover or dilutive effect if we issue preferred stock.

         Our certificate of incorporation authorizes us to issue "blank check" preferred stock. Our board of directors may fix or change from time to time the designation, number, voting powers, preferences, and rights of this stock. Such issuances could make it more difficult for a third party to acquire us by reducing the voting power or other rights of the holders of our common stock. Preferred stock can also reduce the market value of the common stock.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward-looking statements in this prospectus relate, among other matters, to: anticipated financial results, such as continuing growth of sales, other revenues and loan portfolios, and improvements in loan performance, including delinquencies; growth in our dealerships through acquisitions and de novo dealership openings, and e-commerce related growth and loan performance. Factors that could cause or contribute to differences from these forward-looking statement include, but are not limited to:

          o any decline in consumer acceptance of our car sales strategies or marketing campaigns;

          o any inability of Ugly Duckling to finance its operations in light of a tight credit market for the sub-prime industry;

          o any deterioration in the used car finance industry or increased competition in the used car sales and finance industry;

          o any inability of Ugly Duckling to monitor and improve its underwriting and collection processes;

          o any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses;

          o any inability of Ugly Duckling to continue to reduce operating expenses as a percentage of sales; and

          o any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing.

         Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Risk Factors." Forward-looking statements speak only as of the date the statement was made. They are inherently subject to risks and uncertainties, some of which we cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. When considering each forward-looking statement, you should keep in mind the risk factors and cautionary statements found throughout this prospectus and specifically those found above. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events, or for any other reason.

                                 USE OF PROCEEDS

         Under First Merchants' plan of reorganization, we service the contracts that originally secured First Merchant's senior bank debt and the contracts in all but one of First Merchants' securitized loan pools, and we are entitled to a percent of the recoveries from these contracts after First Merchants pays certain prior amounts ("Excess Collections"). We may elect to issue up to 5,000,000 shares of our common stock in lieu of making distributions in cash to First Merchants from the Excess Collections. The shares would be priced at 98% of the average of the closing prices of our common stock for the 10 trading days prior to the date of issuance (the "Share Value"). Our ability to issue these shares is subject to certain conditions. If we choose and are able to issue these shares, we would retain the cash distributions otherwise payable to First Merchants from the Excess Collections up to the Share Value. See "Plan of Distribution." These proceeds will be used for repayment of indebtedness and general corporate purposes.

     The First Merchants warrants and related warrant shares may be offered from time to time in the future by First Merchants. Except for proceeds from the exercise of such warrants, if any, we will not receive any of the proceeds from the sale of the warrants or related warrant shares offered in this prospectus. See "Plan of Distribution." Payments made to us upon the exercise of the warrants will be used for repayment of indebtedness and general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades on the Nasdaq Stock Market under the symbol "UGLY." The high and low closing sales prices of the common stock, as reported by Nasdaq for the two most recent fiscal years and the first quarter of 2000 are reported below.

                                                                                                      Market Price
                                                                                                     High       Low
Fiscal Year 1998:
First Quarter.......................................................................................$ 10.88  $  6.31
Second Quarter......................................................................................$ 12.69  $  8.00
Third Quarter.......................................................................................$  9.13  $  4.63
Fourth Quarter......................................................................................$  6.00  $  4.25
Fiscal Year 1999:
First Quarter.......................................................................................$  6.50  $  4.25
Second Quarter......................................................................................$  7.69  $  5.13
Third Quarter.......................................................................................$  9.00  $  6.88
Fourth Quarter......................................................................................$  8.88  $  6.81
Fiscal Year 2000:
First Quarter.......................................................................................$  8.50  $  6.69


         On June 5, 2000, the last reported sale price of the common stock on Nasdaq was $7.1875 per share. On May 26, 2000 there were approximately 75 record owners of our common stock. We estimate that, as of such date, there were approximately 1,500 beneficial owners of our common stock.

                                 DIVIDEND POLICY

         We have never paid dividends on our common stock and do not anticipate doing so in the foreseeable future. It is our current policy to retain any earnings to finance the operation and expansion of our business. In addition, the terms of our primary revolving credit facility prevent us from declaring or paying dividends in excess of 15.0% of each year's net earnings available for distribution. Our future financings may also include such restrictions.

                                 CAPITALIZATION

         The following table sets forth our actual capitalization as of March 31, 2000, and our pro forma capitalization giving effect to the issuance of the 5,000,000 shares offered in this prospectus at an assumed issuance price of $8.00 per share (the floor price) plus the issuance of 325,000 shares of common stock upon exercise of the First Merchants warrants being offered in this prospectus at the stated exercise price of $20.00 per share, net of estimated expenses, and the initial application of such proceeds. The table should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.


                                                                    March 31, 2000
                                                               Actual        Pro Forma
                                                                   (In Thousands)
          Debt:
            Notes Payable Portfolio......................   $  282,865     $  282,865
            Other Notes Payable..........................       33,418         33,418
            Subordinated Notes Payable...................       28,900         28,900
                                                             ---------      ---------
                    Total Debt...........................      345,183        345,183
                                                             ---------      ---------

          Stockholders' Equity:
            Common Stock.................................           19             24
            Additional Paid in Capital...................      173,663        219,758
            Retained Earnings............................       17,192         17,192
            Treasury Stock...............................      (20,321)       (20,321)
                                                             ----------     ----------
                    Total Stockholders' Equity(1)........      170,553        216,653
                                                             ---------      ---------
                         Total Capitalization............    $ 515,736      $ 561,836
                                                             =========      =========
----------

(1) Excludes (i) 982,865  shares of common stock  issuable  upon  exercise of stock  options  outstanding  at May 26, 2000 under our
Long-Term  Incentive  Plan with a weighted  average  price of $6.52 per share;  (ii) 635,000  shares of common stock  issuable  upon exercise of stock options outstanding at May 26, 2000 under our 1998 Executive Incentive Plan with a weighted average price of $7.15 per share;  (iii) 291,023  shares of common stock  issuable upon exercise of warrants  issued in connection  with our initial public offering of common stock with a weighted average exercise price of 8.33 per share; (iv) 325,000 shares of common stock issuable upon exercise of warrants issued to First  Merchants which have an exercise price of $20.00 per share;  (v) 50,000 shares of common stock issuable upon exercise of warrants  issued in connection  with the  bankruptcy of Reliance  Acceptance  Group which have an exercise price of $12.50 per share;  and (vi) 575,000 shares of common stock issuable upon exercise of warrants issued in connection with the sale of subordinated notes payable with a weighted average exercise price of $10.11 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

         The following table sets forth selected historical consolidated financial data for Ugly Duckling for each of the years in the five-year period ended December 31, 1999, and for the three month periods ending March 31, 2000 and 1999. The selected annual historical consolidated financial data is derived from our Consolidated Financial Statements audited by KPMG LLP, independent auditors. Information for the three-month periods ended March 31, 2000 and 1999 is derived from unaudited interim condensed consolidated financial statements which reflect, in our opinion, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the data for such periods. For additional information, see our Consolidated Financial Statements included elsewhere in this prospectus. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                           As of and for the
                                          Three Months Ended                         As of and for the
                                                March 31,                          Years Ended December 31,
                                        -----------------------  ------------------------------------------------------
                                           2000         1999        1999        1998        1997        1996       1995
                                           ----         ----     ----------  ----------  ----------  ---------- -------
                                        (unaudited)  (unaudited)
Statement of Operations
   Data:

Sales of Used Cars...............        $132,786     $106,443    $389,908    $287,618    $123,814    $ 53,768   $ 47,824
Less:
   Cost of Used Cars Sold........          72,942       60,088     219,037     165,282      72,358      29,890     27,964
   Provision for Credit Losses...          34,573       27,763     102,955      65,318      22,354       9,657      8,359
                                        ---------     --------    --------    --------    --------    --------   --------
                                           25,271       18,592      67,916      57,018      29,102      14,221     11,501
                                        ---------     --------   ---------    --------    --------    --------   --------
Other Income:
Interest Income..................          25,531       10,373      68,574      17,287      12,559       8,597      8,227
Portfolio Interest Expense.......           5,029        1,995      14,597       2,860         175         ---        ---
                                        ---------    ---------    --------   ---------   ---------   ---------  ---------
   Net Interest Income...........          20,502        8,378      53,977      14,427      12,384       8,597      8,227
Gain on Sale of Loans............             ---          ---         ---      12,093       6,721       3,925         --
Servicing and Other Income.......             807        2,899       7,472      15,481      12,325       2,537        308
                                        ---------     --------   ---------    --------    --------    --------   --------
   Total Other Income............          21,309       11,277      61,449      42,001      31,430      15,059      8,535
                                        ---------     --------    --------    --------    --------    --------   --------

Income before Operating Expenses.          46,580       29,869     129,365      99,019      60,532      29,280     20,036
Operating Expenses:
Selling and Marketing............           8,135        6,366      23,132      18,246      10,538       3,585      3,856
General and Administrative.......          26,345       21,009      81,570      69,894      39,414      14,210     13,446
Depreciation and Amortization....           2,208        1,595       6,948       4,912       3,148       1,382      1,225
                                        ---------    ---------    --------    --------    --------    --------   --------
   Operating Expenses............          36,688       28,970     111,650      93,052      53,100      19,177     18,527
                                        ---------    ---------    --------    --------    --------    --------   --------
Income Before Other Interest Expense        9,892          899      17,715       5,967       7,432      10,103      1,509
Other Interest Expense...........           2,292          ---       3,028         161         531       2,429      5,328
                                        ---------    ---------   ---------   ---------   ---------   ---------  ---------
Earnings (Loss) before Income Taxes         7,600          899      14,687       5,806       6,901       7,674     (3,819)
Income Taxes.....................           3,117          355       6,000       2,351       2,820         694         --
                                        ---------    ---------    --------    --------    --------    --------   --------
Earnings (Loss) from Continuing
   Operations....................           4,483          544       8,687       3,455       4,081       6,980   (3,819)
Discontinued Operations:
Earnings (Loss) from Operations of
   Discontinued Operations.......             ---         (121)        248        (703)      5,364         ---        ---
Earnings (Loss) from Disposal of
   Discontinued Operations.......             ---          ---         325      (8,455)        ---         ---        ---
                                        ---------    ---------   ---------   ----------  ---------   ---------  ---------
Net Earnings (Loss)..............       $   4,483    $     423   $   9,260    $ (5,703)   $  9,445    $    ---   $    ---
                                        =========    =========   =========    =========   ========    ========   ========
Earnings (Loss) per Common Share from
   Continuing Operations.........
   Basic Earnings (Loss) per Share      $     0.30   $    0.04   $    0.58   $    0.19   $     0.23  $    0.89  $    (0.69)
                                        ==========   =========   =========   =========   ==========  =========  ===========
   Diluted Earnings (Loss) per Share    $     0.30   $    0.04   $    0.57   $    0.19   $     0.22  $    0.84  $    (0.69)
                                        ==========   =========   =========   =========   ==========  =========  ==========
Shares used in Computation:
Basic Weighted Average Shares
   Outstanding...................          14,905       15,650      15,093      18,082      17,832       7,887      5,522
                                        =========    =========   =========   =========   =========   =========  =========
Diluted Weighted Average Shares
   Outstanding...................          15,153       15,785      15,329      18,405      18,234       8,298      5,522
                                        =========    =========   =========   =========   =========   =========  =========

Balance Sheet Data:
Cash and Cash Equivalents........        $  6,330     $  4,387    $  3,683    $  2,544    $  3,537    $ 18,455   $  1,419
Finance Receivables, Net.........         407,267      190,063     365,586     126,168      60,778      14,186     27,732
Inventory........................          49,058       39,878      49,058      39,878      62,865      44,145     32,372
Total Assets.....................         547,953      400,247     536,711     337,281     275,633     117,629     60,712
Notes Payable Portfolio..........         282,865      171,543     275,774     101,732      65,171      12,904     35,201
Other Notes Payable..............          33,418          536      36,556      15,899         ---         ---        ---
Subordinated Notes Payable.......          28,900       38,279      28,611      37,980      12,000      14,000     14,553
Total Debt.......................         345,183      210,358     340,941     155,611      77,171      26,904     49,754
Total Stockholders' Equity.......         170,553      157,890     165,680     162,767     181,774      82,319      4,884

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion and analysis provides information regarding our consolidated financial position as of March 31, 2000 and December 31, 1999 and 1998, and the results of operations for the three months ended March 31, 2000 and 1999 and for the years ended December 31, 1999, 1998, and 1997. This discussion should be read in conjunction with the preceding "Selected
Consolidated Financial Data" and our Consolidated Financial Statements and related Notes thereto and other consolidated financial data appearing elsewhere in this prospectus. In the opinion of management, such unaudited and interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors" and "Forward Looking Statements." Any forward-looking statements included in this prospectus should be considered in light of such factors, as well as the information set forth below.

Overview

         We have experienced a number of significant events during the past three years. Some of the more important events follow:

         During 1997 we:

          o completed a private placement of common stock in February 1997 generating $88.7 million in cash,
          o completed a conversion of one of our loan servicing systems. We experienced various transitional problems with the conversion, which resulted in a charge of $5.7 million (approximately $3.4 million net of income taxes) to write down our residuals in finance receivables sold,
          o completed three significant acquisitions and developed new dealerships to increase our total number of dealerships in operation from eight at December 31, 1996 to 41 at December 31, 1997, and
          o expanded our dealership chain from two markets to ten markets at the end of 1997.


         During 1998 we:

          o closed our branch office network, resulting in two significant charges to discontinued operations totaling $15.1 million, approximately $9.2 million, net of income taxes (an additional charge of $1.5 million net of income taxes was taken in the fourth quarter of 1999),
          o completed the conversion of our retail operations to a single computer system,
          o developed 15 new dealerships to increase our total number of dealerships in operation from 41 at December 31, 1997 to 56 at December 31, 1998, and
          o completed an exchange offer whereby we issued $17.5 million in subordinated debentures and repurchased approximately 2.7 million shares of our common stock.

         During 1999 we:

          o completed the conversion of loan portfolio administration, accounting and financial reporting, and collections to a single computer system,
          o completed two acquisitions and developed new dealerships to increase our total number of dealerships in operation from 56 at December 31, 1998 to 72 at December 31, 1999,
          o completed the sale of Cygnet Dealer Finance, Inc. to Cygnet Capital Corporation, an affiliate of Mr. Garcia, and
          o adopted a formal plan to discontinue the operations of our Cygnet Servicing subsidiary operations.

         Our business is divided into three operating segments: retail, portfolio and corporate. Information regarding our operating segments can be found in Note (18) of the Notes to Consolidated Financial Statements and Note
(6) of the Notes to Condensed Consolidated Financial Statements contained herein. Operating segment information is also included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on pages 19 and 26 below.

     Other  Significant  Developments  -  We  use  securitization  of  our  loan portfolios as a significant source of capital to finance our growth. Historically we have applied two methods in structuring these transactions that result in materially different accounting entries on our books. As financial results reported herein include periods where both securitization structures were utilized, the following explanation is provided to facilitate an understanding of the material impact these separate structures have had on financial results.

         September 30, 1998 and prior. For the securitization transactions closed in the third quarter of 1998 and prior, we structured and recorded these transactions for accounting purposes using what we refer to as the "gain on sale" method. The computation of amounts reported as Gain on Sale income is equal to the difference between the sales proceeds (includes cash received and fair value of residual interests) for the Finance Receivables sold and our recorded investment in the Finance Receivables sold. Our investment in Finance Receivables consisted of the principal balance of the Finance Receivables securitized net of the Allowance for Credit Losses related to the securitized receivables. We then reduced our Allowance for Credit Losses by the amount of Allowance for Credit Losses attributable to the loans securitized. We allocated the recorded investment in the Finance Receivables between the portion of the Finance Receivables sold and the portion retained based on the relative fair values on the date of sale.

         Gain on Sale Method - Under the gain on sale method, the securitized loans are transferred off our balance sheet, a residual interest is recorded (reported herein as Residual Interest in Finance Receivables Sold) and a Gain on Sale of Loans is recorded. Subsequent to a sale, traditional financial statement elements generally associated with loan portfolios such as interest income, interest expense, servicing costs and other costs are not recorded on our accounting records, but rather were estimated at the time of sale and recorded as an element of the gain computation.

         After September 30, 1998 - Beginning in the fourth quarter of 1998, we changed the way we structure securitization transactions for accounting purposes to what we refer to as the "collateralized borrowing" method and accordingly recognize the income and associated costs over the life of the loan. The change in structure beginning in the fourth quarter of 1998 did not affect our prior securitizations.

         Collateralized Borrowing Method - Under the collateralized borrowing method, the securitized loans are retained on our balance sheet, and a note payable known as Class A obligations is recorded for the amount loaned to us by the Class A note and certificate holders. As additional collateral for the lenders, at closing cash is deposited into a restricted cash "reserve" account (reported herein as Investments Held in Trust). Under this accounting method, our financial statements include interest income, interest expense, servicing costs and the other costs generally associated with loan portfolio accounting and these are recognized over the life of the loan.

         With this overview and background information, the following is management's discussion and analysis of financial condition and results of operations.

                    INFORMATION FOR THE FIRST QUARTER OF 2000

     Financial Statements for the three month periods ended March 31, 2000 and 1999 begin on page F-24.

    In the  following  discussion  and  analysis,  we  explain  the  results  of operations and general financial condition of Ugly Duckling and its subsidiaries. In particular, we analyze and explain the changes in the results of operations of our business segments for the quarterly period ended March 31, 2000 compared to the quarterly period ended March 31,1999.

                SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

                                                                     At or For the Three Months Ended:
                                          ----------------------------------------------------------------------------------------
                                                 March 31,       December 31,    September 30,       June 30,         March 31,
                                                  2000             1999             1999             1999              1999
                                                  ----             ----             ----             ----              ----
Operating Data:                                           ($ in thousands except per share and per unit amounts)
Total Revenues                                    $159,124       $ 105,429        $ 124,883         $115,927           $119,715
Sales of Used Cars                                $132,786       $  82,275        $ 103,315         $ 97,875           $106,443
Number of Used Cars Sold                            15,802           9,731           12,219           11,416             12,754
Sales Price - Per Car Sold                        $  8,403       $   8,455        $   8,455         $  8,574           $  8,346
Cost of Sales - Per Car Sold                      $  4,616       $   4,690        $   4,727         $  4,865           $  4,712
Gross Margin Per Car Sold                         $  3,787       $   3,765        $   3,728         $  3,708           $  3,634
Provision - Per Car Sold                          $  2,188       $   2,245        $   2,256         $  2,259           $  2,177
Total Operating Expense - Per Car Sold            $  2,322       $   2,764        $   2,298         $  2,427           $  2,274
Cost of Used Cars as Percent of Sales                54.9%           55.5%            55.9%            56.7%              56.5%
Gross Margin as Percent of Sales                     45.1%           44.5%            44.1%            43.3%              43.5%
Provision - % of Originations                        27.0%           27.0%            26.9%            26.8%              27.0%
Total Oper. Exp. - % of Total Revenues               23.1%           25.5%            22.5%            23.9%              24.2%
Segment Operating Expense Data:
Retail Expense - Per Car Sold                      $ 1,481       $  1,775          $  1,484         $  1,562            $ 1,431
Retail Exp. - % of Used Car Sales                    17.6%          21.0%             17.6%            18.2%              17.1%
Corp./Other Exp. - Per Car Sold                     $  387       $    357           $   399          $   440             $  458
Corp./Other Exp. - % of Total Revenue                 3.8%            3.3%             3.9%             4.3%               4.9%
Portfolio Exp. Annualized - % of End of               6.2%            6.8%             4.7%             5.1%               5.7%
       Period Managed Principal
Balance Sheet Data:
Finance Receivables, Net                         $ 407,267        $ 365,586       $ 321,739        $ 256,085          $ 190,063
Inventory                                        $  49,058        $  62,865       $  45,768        $  37,737          $  39,878
Total Assets                                     $ 547,953        $ 536,711       $ 516,513        $ 460,718          $ 400,247
Notes Payable - Portfolio                        $ 282,865        $ 275,774       $ 244,363        $ 195,244          $ 171,543
Subordinated Notes Payable                        $ 28,900        $  28,611       $  37,077        $  36,943          $  38,279
Total Debt                                       $ 345,183        $ 340,941       $ 317,440        $ 269,687          $ 210,358
Common Stock                                     $ 173,682        $ 173,292       $ 173,276        $ 173,883          $ 173,836
Treasury Stock                                  $ (20,321)        $(20,321)       $(20,321)        $(19,824)          $(19,817)

Total Stockholders' Equity                       $ 170,553        $ 165,680       $ 162,477        $ 159,398          $ 157,890
 Shares Outstanding - End of Period                 14,980           14,888          14,889           14,943             14,939
 Book Value per Share                              $ 11.39        $   11.13       $   10.91         $  10.67          $   10.57
 Tangible Book Value per Share                     $ 10.43        $   10.15       $    9.95         $   9.74          $    9.62
 Total Debt to Equity                                  2.0              2.1             2.0              1.7                1.3
Loan Portfolio Data:
Interest Income                                   $ 25,531        $  22,670       $  19,775        $  15,756          $  10,373
Average Yield on Portfolio                          26.17%           25.41%          25.90%           26.27%             26.19%
Principal Balances Originated                    $ 128,123        $  80,900       $ 102,599         $ 96,098           $102,733
Principal Balances Orig. as % of Sales               96.5%            98.3%           99.3%            98.2%              96.5%
Principal Balances Acquired                             --        $   6,811       $  14,596               --                 --
Number of Loans Originated                          15,721            9,650          12,137           11,335             12,634
Average Original Amount Financed                   $ 8,150        $   8,383       $   8,453         $  8,478           $  8,131
Number of Loan Orig. % of Units Sold                 99.5%            99.2%           99.3%            99.3%              99.1%
Number of Loans Acquired                                --            2,586           2,543               --                 --
Managed Portfolio Delinquencies:
       31 to 60 days                                  3.4%             5.7%            6.8%             4.7%               3.5%
       Over 60 days                                   1.9%             2.9%            3.5%             2.6%               1.9%


                                    Page 15

Principal Outstanding - Managed                  $ 461,824        $ 424,480       $ 427,439         $383,596          $ 341,040
Principal Outstanding - Retained                 $ 418,913        $ 358,818       $ 331,982         $256,645          $ 182,150


First Quarter 2000 highlights include:

o Earnings from continuing operations totaled $4.5 million, or $0.30 per diluted share, the highest quarterly EPS ever for us, versus earnings from continuing operations of $0.5 million or $0.04 per diluted share in the corresponding quarter of the prior year.
o Total revenues increased 33% to $159.1 million from $119.7 million in the corresponding quarter of the prior year.
o E-Commerce provided $5.9 million in revenue and 701 cars sold during the first quarter of 2000 versus $3.9 million in revenue and 415 cars sold during the fourth quarter of 1999.
o On-balance sheet loan portfolio principal balance reached $418.9 million, representing a 17% increase over the fourth quarter and a 130% rise over the year-ago quarter.
o New loan originations reached $128.1 million, a 25% increase over the same quarter of the prior year.

Sales of Used Cars and Cost of Used Cars Sold

                                                               Three months ended             Percentage
                                                                    March 31,                   Change
                   ($ in thousands)                            2000              1999
                                                               ----              ----
                 Number of Used Cars Sold ...........           15,802           12,754          23.9%
                                                           ===========      ===========
                 Sales of Used Cars .................      $   132,786      $   106,443          24.7%
                 Cost of Used Cars Sold .............           72,942           60,088          21.4%
                                                           -----------      -----------
                 Gross Margin .......................      $    59,844      $    46,355          29.1%
                                                           ===========      ===========
                 Gross Margin %......................           45.1%            43.5%
                                                           ==========       ==========
                 Per Car Sold:
                 Sales ..............................      $     8,403      $     8,346           0.7%
                 Cost of Used Cars Sold .............            4,616            4,711         (2.0)%
                                                           -----------      -----------
                 Gross Margin .......................      $     3,787      $     3,635           4.2%
                                                           ===========      ===========


         The number of cars sold increased by 23.9% and Used Car Sales revenues increased by 24.7% for the three months ended March 31, 2000 over the same period in 1999. The increase in both units sold and revenues is primarily the result of an increase in the number of dealerships in operation coupled with an increase in E-commerce related business.

         We expanded our marketing efforts during 1999 to include E-commerce by accepting credit applications from potential customers via our website, located at http://www.uglyduckling.com. Credit inquiries received over the web are reviewed by our employees, who then contact the customers and schedule appointments. We continue to monitor and enhance our internet application levels. These efforts continue to provide an increasing number of used cars sold. During the first quarter of 2000, we sold 701 cars totaling $5.9 million in revenue, up from 415 used cars sold and $3.9 million in revenue during the fourth quarter of 1999. We are also finding that the E-commerce customer group is outperforming all other customers in terms of loan performance.

         Same store unit sales for the three months ended March 31, 2000 decreased approximately 3% from the first quarter of 1999. We anticipate future revenue growth will come from increasing the number of our dealerships and not from higher sales volumes at existing dealerships.

         The Cost of Used Cars Sold increased by 21.4% for the three months ended March 31, 2000 over the comparable period of the previous year. The increase for this period reflects a rise in the volume of cars sold due to the increase in number of dealerships in operation and E-commerce related business as previously mentioned. The gross margin on used car sales (Sales of Used Cars less Cost of Used Cars Sold excluding Provision for Credit Losses) as a percentage of related revenue increased to 45.1% for the three months ended March 31, 2000 versus 43.5% for the same period of the previous year. The gross margin per car sold for the three months ended March 31, 2000 increased 4.2% over the three months ended March 31, 1999. The increase in both overall gross margin as well as on a per car sold basis is the result of an increase in average revenue per car sold coupled with a decrease in average Cost per Used Car Sold.

         The Company finances substantially all of its sales. The following table indicates the percentage of sales units and revenue financed:


                                                                       Three months ended
                                                                           March 31,
                                                               -----------------------------------
                                                                    2000                1999
                                                                   -------            -------
Percentage of used cars sold financed.......................            99.5%              99.1%
                                                                 ============        ===========
Percentage of sales revenue financed........................           96.5%               96.5%
                                                                 ===========         ===========

Provision for Credit Losses

         The following is a summary of the Provision for Credit Losses:

                                                                     Three months ended        Percentage
                                                                          March 31,              Change
                                                                 ---------------------------- -------------
                                                                     2000          1999
                                                                     ----          ----
          Provision for Credit Losses (in thousands)........     $ 34,573       $ 27,763          24.5%
                                                                 ========       ========
          Provision per loan originated ....................     $  2,199       $  2,198           --
                                                                 =======        ========
          Provision as % of principal balances originated...        27.0%         27.0%
                                                                 ==========   ==========

         The Provision for Credit Losses is the amount we charge to current operations on each car sold to establish an allowance for credit losses. The Provision for Credit Losses for the three months ended March 31, 2000 increased 24.5% over the comparable period of the prior year. The increase was primarily due to an increase in the volume of loans originated. The average amount financed increased slightly to $8,150 per unit in the period ended March 31, 2000 from $8,131 per unit in the quarter ended March 31, 1999.

Net Interest Income

                                                                     Three months ended           Percentage
                                                                          March 31,                 Change
                                                                 ----------------------------    -------------
                                                                 ------------ ---------------    -------------
          ($ in thousands)                                          2000           1999
                                                                    ----           ----

          Interest Income...................................      $  25,531    $  10,373            146.1%
          Portfolio Interest Expense........................          5,029        1,995            152.1%
                                                                 ----------   ----------
          Net Interest Income...............................      $  20,502    $   8,378            144.7%
                                                                 ==========   ==========
          Average Effective Yield...........................          26.2%        25.3%             3.6%
                                                                 ==========   ==========
          Average Effective Borrowing Cost..................           9.0%         8.4%             7.1%
                                                                 ==========   ==========             ====

         Interest Income consists primarily of interest on finance receivable principal balances retained on our balance sheet. Retained principal balances grew to $418.9 million at March 31, 2000 from $182.2 million at March 31, 1999 primarily as a result of the change in the way we structure our securitizations to the collateralized borrowing method during the fourth quarter of 1998. Prior to the fourth quarter of 1998, securitized loans were transferred off of our balance sheet and a gain on sale was recorded. Under the collateralized borrowing method, the securitized loans are retained on our balance sheet and the income and associated costs are recorded over the life of the loan.

Servicing Income

         We generate Servicing Income primarily from servicing the remaining loan portfolios securitized under the gain on sale method. A summary of Servicing Income follows for the three months ended March 31, 2000 and 1999 ($ in thousands):

                                      Three months ended          Percentage
                                          March 31,                 Change
                                   -------------------------     --------------
                                      2000         1999
                                      ----         ----
          Servicing Income.........$  807        $ 2,899              (72.2%)
                                     =====        =======             =======

         We service loans for monthly fees ranging from .25% to .33% of the beginning of month principal balances (3.0% to 4.0% per year). The decrease in Servicing Income for the quarter ended March 31, 2000 is due to the decrease in remaining principal balances securitized and serviced under the gain on sale method from $158.9 million at March 31, 1999 to $42.9 million at March 31, 2000.

Income before Operating Expenses

         Income before Operating Expenses grew by 55.9% to $46.6 million for the three months ended March 31, 2000 from $29.9 million for the three months ended March 31,1999. Growth in Sales of Used Cars, an increase in gross margins and an increase in Interest Income were the primary contributors to the increase.

Operating Expenses

                                                                Three months ended              Percentage
                                                                    March 31,                     Change
                                                                2000            1999
                                                                ----            ----
              Operating Expenses (in thousands)...          $    36,688       $    28,970            26.6%
                                                            ===========       ===========
              Per Car Sold........................          $     2,322       $     2,271             2.2%
                                                            ===========       ===========
          As % of Total Revenues..................                23.1%             24.2%
                                                             ==========        ==========

         Operating expenses, which consist of selling, marketing, general and administrative and depreciation/amortization expenses, increased as a result of overall growth in our operations. The decrease in operating expenses as a percentage of total revenues is primarily the result of increased economies of scale related to marketing efforts with the addition of more dealerships in existing markets, efficiencies gained from enhanced management information systems and an increase in interest income.

Interest Expense

         Interest expense arising from our subordinated debt totaled $2.3 million for the three months ended March 31, 2000 versus none for the three months ended March 31, 1999. While we have additional interest expense arising from subordinated notes payable, a portion of this interest expense was attributed to the financing of assets and activities reported as discontinued operations. As the assets and activities of discontinued operations diminish, the Company does not expect to retire the subordinated notes payable but rather use these borrowings to fund our growth. Accordingly, we would expect to have a disproportionate increase in interest expense allocated to continuing operations in future periods as existing subordinated debt is used to fund our growth and the allocation of this interest to discontinued operations decreases. Subordinated debt carries interest rates generally higher than those charged on borrowings collateralized by our finance receivables.

Income Taxes

         Income taxes totaled $3.1 million for the three months ended March 31, 2000, and $.4 million for the three months ended March 31,1999. Our effective tax rate was 41% for the three months ended March 31, 2000 and 40% for the three months ended March 31,1999.

Earnings from Continuing Operations

         Earnings from continuing operations totaled $4.5 million for the three months ended March 31, 2000 versus $0.5 million for the same three months of the previous year. The increase is primarily due to an increase in the volume of used cars sold and growth in interest income. The interest income is due to the increase in our retained portfolio along with an increase in gross margins on used cars sold. These improvements were offset by a decrease in servicing income resulting from the decline in remaining principal balances securitized and serviced under the gain on sale method.

Discontinued Operations

         Discontinued operations provided no income or loss for the three months ended March 31, 2000 versus a loss, net of income tax benefits, of $121,000 for the three months ended March 31, 1999. Effective December 31, 1999, we adopted a formal plan to abandon any effort for its third party dealer operations to acquire loans or servicing rights to additional portfolios. Accordingly, our Cygnet Servicing and the associated Cygnet Corporate segment are reported as components of discontinued operations. We plan to complete servicing the portfolios that we currently service.

Business Segment Information

         We report our operations based on three operating segments. These segments are reported herein as Retail, Portfolio and Corporate. These segments were previously reported as Company Dealership, Company Dealership Receivables and Corporate and Other, respectively.

         Operating Expenses for our business segments, along with a description of the included activities, for the three month periods ended March 31, 2000 and 1999 are as follows:

         Retail Operations. Operating expenses for our retail segment consist of our marketing efforts, maintenance and development of dealership and inspection center sites, and direct management oversight of used car acquisition, reconditioning and sales activities. A summary of retail operating expenses follows ($ in thousands except per car sold data):

                                                          Three months ended                     Percentage
                                                               March 31,                           Change
                                                        2000              1999
                                                        ----              ----
       Selling and Marketing.............           $     8,135       $     6,366                  27.8%
       General and Administrative........                14,190            11,094                  27.9%
       Depreciation and Amortization.....                 1,071               791                  35.4%
                                                    -----------       -----------
                                                    $    23,396       $    18,251                  28.2%
                                                    ===========       ===========
     Per Car Sold:
       Selling and Marketing.............           $       515       $       499                  3.2%
       General and Administrative........                   898               870                  3.2%
       Depreciation and Amortization.....                    68                62                  9.7%
                                                    -----------       -----------
                                                    $     1,481       $     1,431                  3.5%
                                                    ===========       ===========
     As % of Used Cars Sold Revenue:
       Selling and Marketing.............                6.1%              6.0%
       General and Administrative........               10.7%             10.4%
       Depreciation and Amortization.....                0.8%              0.7%
                                                     --------          --------
       Total.............................               17.6%             17.1%
                                                     ========          ========

         Selling and Marketing expenses as a percentage of related revenue remained relatively constant at 6% for the first quarter of 2000 as compared to the first quarter of 1999. The additional revenue from internet based sales, as well as an overall increase in average sales price per vehicle, have allowed the Selling and Marketing expenses as a percentage of related revenue to remain stable while increasing slightly on a per car sold basis.

         General and Administrative expenses increased quarter over quarter principally as a result of increases in salary and benefit costs.

         Portfolio Operations. Operating expenses for our portfolio segment consist of loan servicing and collection efforts, securitization activities, and other operations pertaining directly to the administration and collection of the loan portfolio ($ in thousands except expense per month per loan serviced).

                                                              Three months ended                  Percentage
                                                                   March 31,                        Change
                                                            2000               1999
                                                            ----               ----
   General and Administrative....................      $     6,884         $     4,601             49.6%
   Depreciation and Amortization......................         300                 283              6.0%
                                                       -----------         -----------
                                                       $     7,184         $     4,884             47.1%
                                                       ===========         ===========
   Expense per month per loan serviced                  $    28.75          $    20.70
                                                        ==========          ==========
   Annualized Expense as % of Managed Principal
   Balances..............................                    6.2%                 5.7%
                                                        =========           ==========

         The increase in operating expenses from the first quarter of 1999 to the first quarter of 2000 for our portfolio segment is primarily a result of the increased number of loans in our portfolio. Also attributing to the increase were market adjustments made to collection staff wages and a decrease in the number of delinquent accounts serviced per collector due to loan servicing inefficiencies experienced in the latter half of 1999. As of result of these initiatives, we have seen a significant decline in delinquency levels as discussed in the "Static Pool Analysis" section below.

         Corporate Operations. Operating expenses for our Corporate segment consist of costs to provide managerial oversight and reporting for Ugly Duckling, develop and implement policies and procedures, and provide expertise to Ugly Duckling in areas such as finance, legal, human resources and information technology.

                                                           Three months ended             Percentage
                                                               March 31,                    Change
          ($ in thousands)                               2000              1999
                                                         ----              ----
          General and Administrative..............  $    5,271       $     5,314          (0.8%)
          Depreciation and Amortization...........         837               521           60.7%
                                                        ------         --------
                                                    $    6,108       $     5,835            4.7%
                                                      ============     ============
          Per Car Sold............................  $      387       $       458         (15.5%)
                                                      ============     ============
          As % of Total Revenues..................         3.8%             4.9%
                                                      ===========      ===========


         Operating expenses related to our Corporate segment decreased on both a per car sold basis and as a percent of total revenue primarily as a result of various operating efficiencies. These efficiencies include those gained by the consolidation of all accounting and management information to a single computer system in early 1999. Further, as new dealerships opened in existing markets, revenue and units sold increased while related expenditures increased at a lesser rate. Finally, as our retained portfolio increases, there is a proportionate increase in net interest income thereby significantly improving the ratio of corporate expenses to total revenues.

Financial Position

         The following table represents key components of our financial position ($ in thousands):

                                                             March 31,     December 31,      Percentage
                                                               2000            1999           Change
                                                               ----            ----           ------
          Total Assets...............................    $    547,953    $    536,711         2.1%

          Inventory..................................          49,058          62,865       (22.0%)
          Finance Receivables, Net...................         407,267         365,586        11.4%
          Net Assets of Discontinued Operations......          14,162          33,880       (58.2%)

          Total Debt.................................         345,183         340,941         1.2%
          Notes Payable - Portfolio..................         282,865         275,774         2.6%
          Other Notes Payable........................          33,418          36,556        (8.6%)
          Subordinated Notes Payable.................          28,900          28,611         1.0%
          Stockholders' Equity.......................    $    170,553    $    165,680         2.9%

         Total Assets. The increase in total assets is primarily due to the growth in Finance Receivables, Net, offset by the decrease in Inventory and Net Assets of Discontinued Operations.

         Inventory. Inventory represents the acquisition and reconditioning costs of used cars located at our dealerships and our inspection centers. The change in inventory from December 31, 1999 to March 31, 2000 is due to management's decision to increase inventory levels at the end of 1999 in preparation for the strong seasonal sale periods, which are typically the first and second quarters of the year. We generally acquire our used car inventory from three sources: approximately 50% from auctions, 30% from wholesalers and 20% from new car dealerships.

         Growth in Finance Receivables, Net. Due to the growth in the volume of cars sold, Finance Receivables, Net as of March 31, 2000 has increased approximately 11% from December 31, 1999. See Note 2 to the Condensed Consolidated Financial Statements for detail of the components of Finance Receivables, Net.

         The following table reflects the growth in principal balances retained on our balance sheet measured in terms of the principal amount ($ in thousands) and the number of loans outstanding.

                                                                      Managed Loans Outstanding
                                                        Principal Balances                  Number of Loans
                                                    March 31,       December 31,      March 31,      December 31,
                                                    ---------       ------------      ---------      ------------
                                                      2000              1999             2000            1999
                                                      ----              ----             ----            ----
Principal - Managed........................        $    461,824     $    424,480            75,496          70,450
Less:  Principal - Securitized and Sold....              42,911           65,662            13,037          17,369
                                                   ------------     ------------      ------------    ------------
Principal - Retained on Balance Sheet......        $    418,913     $    358,818            62,459          53,081
                                                   ============     ============      ============    ============

         The increase in Principal Balances - Retained on Balance Sheet was primarily due to growth in loans receivable as a result of increased used car sales and financing, partially offset by the principal balance runoff of loans originated in prior periods. Used Car Sales totaled 15,802 for the quarter ended March 31, 2000, versus sales of 9,731 used cars during the quarter ended December 31, 1999.

     The following table reflects activity in the Allowance for Credit Losses, as well as information regarding charge off activity, for the three months ended March 31, 2000 and year ended December 31, 1999 ($ in thousands):


                                                        March 31,        December 31,
                                                          2000               1999
                                                          ----               ----
   Allowance Activity:
   Balance, Beginning of Period..................      $  76,150     $     80,698
   Provision for Credit Losses...................         34,573           23,133
   Other Allowance Activity......................            104            1,245
   Net Charge Offs...............................        (23,242)        (28,926)
                                                        ----------       ----------
   Balance, End of Period........................      $  87,585     $     76,150
                                                       ============     ============
   Allowance as % Ending Principal Balances......          20.9%            21.2%
                                                       ===========      ===========
   Charge off Activity:
      Principal Balances.........................      $  (31,166)   $    (34,667)
      Recoveries, Net............................           7,924            5,741
                                                       ------------     ------------
   Net Charge Offs...............................      $  (23,242)   $    (28,926)
                                                       =============    =============


         Even though a contract is charged off, we continue to attempt to collect the contract. Recoveries as a percentage of principal balances charged off from retail operations averaged 25.4% for the three months ended March 31, 2000 compared to 16.6% for the three months ended December 31, 1999. This increase is due to the initiatives taken to retain qualified loan service staff and reduce the number of delinquencies serviced per collector.

     The Allowance for Credit Losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses inherent in our retail portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Static Pool Analysis" below.


                               INFORMATION FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999

Sales of Used Cars and Cost of Used Cars Sold

                                                                                                   Annual Percentage
                                                                                                        Change
($ in thousands)                              1999              1998             1997            1999           1998
                                          -----------       -----------      -----------       -----------     --------
Number of Used Cars Sold ...........           46,120           35,964            16,636         28.2%          116.2%
                                          ===========       ==========       ===========
Sales of Used Cars .................      $   389,908       $  287,618       $   123,814         35.6%          132.3%
Cost of Used Cars Sold .............          219,037          165,282            72,358         32.5%          128.4%
                                          -----------       ----------       -----------
Gross Margin .......................      $   170,871       $  122,336       $    51,456         39.7%          137.7%
                                          ===========       ==========       ===========
Gross Margin %......................           43.8%             42.5%            41.6%
                                          ==========        ==========       ==========
Per Car Sold:
Sales ..............................      $     8,454       $    7,997       $     7,443          5.7%            7.4%
Cost of Used Cars Sold .............            4,749            4,595             4,349          3.4%            5.7%
                                          -----------       ----------       -----------
Gross Margin .......................      $     3,705       $    3,402       $     3,094          8.9%           10.0%
                                          ===========       ==========       ===========

         The number of Used Cars Sold (units), Sales of Used Cars (revenues), and Cost of Used Cars Sold increased in both 1999 and 1998. Same store unit sales were comparable for the years ended December 31, 1999, 1998 and 1997. The growth for these periods reflects increases in the number of dealerships in operation and the average unit sales price. The gross margin percentage has also increased over the past two years, as we have been successful in increasing our sales prices by more than the increase in the cost of used cars sold. We anticipate future revenue growth will continue to come from increasing the number of dealerships and not from higher sales volumes at existing dealerships.

         The Company finances substantially all of its sales. The following table indicates the percentage of sales units and revenue financed:

                                                             1999            1998              1997
                                                          --------       -----------         --------
     Percentage of used cars sold financed.......            99.2%            98.9%             96.2%
                                                       ============      ===========       ===========
     Percentage of sales revenue financed........            98.1%             96.4%             94.4%
                                                       ===========       ===========       ===========


Provision for Credit Losses

                                                                                                      Annual Percentage
                                                                                                           Change
                                                           1999          1998           1997          1999          1998
                                                        ---------     ---------      ---------     ---------      ------
Provision for Credit Losses (in thousands)........     $ 102,955     $ 65,318        $  22,354        57.6%        192.2%
                                                       =========     ========       ==========
Provision per loan originated ....................     $   2,250      $ 1,837        $   1,397        22.5%         31.5%
                                                       =========     ========        ==========
Provision as % of principal balances originated...         26.9%        23.6%          19.1%
                                                       ==========    =========       =========

         Provision for Credit Losses is the amount we charge to current operations on each car sold to establish an allowance for credit losses. The Provision for Credit Losses in total, per loan originated and as a percent of principal balances originated increased in both 1999 and 1998. The increases were due to an increase in the average amount financed to $8,356 per unit in the year ended December 31, 1999 from $7,796 per unit in the year ended December 31, 1998 and from $7,301 per unit in the year ended December 31, 1997. The increase from 1998 to 1999 was also a result of the change in our securitization structure as discussed in the following paragraph.

     When we changed the way we structured securitizations for accounting purposes in the fourth quarter of 1998, we also changed the amount we provided for credit losses. For periods prior to the fourth quarter of 1998, we generally provided a Provision for Credit Losses of approximately 20% of the loan principal balance at the time of origination.

Upon securitization, using the gain on sale method, losses for the life of the loans were estimated and recorded as an element of the gain computation. Beginning in the fourth quarter of 1998, we increased the provision for credit losses to 27% of the initial amount financed.

Net Interest Income

                                                                                                   Annual Percentage
                                                                                                        Change
($ in thousands)                                        1999         1998         1997            1999            1998
                                                       ------       ------       ------          ------         ------

Interest Income...................................     $   68,574   $   17,287   $  12,559         296.7%        37.6%
Portfolio Interest Expense........................         14,597        2,860         175         410.4%      1534.3%
                                                       ----------   ------------ ----------
Net Interest Income...............................      $  53,977    $  14,427   $  12,384         274.1%        16.5%
                                                       ==========   ==========    =========
Average Effective Yield...........................          26.0%        25.8%       26.7%
                                                       ==========   ==========   =========
Average Effective Borrowing Cost..................           8.0%         9.5%       10.1%
                                                       ==========   ==========   =========

         Interest Income for 1999 consists primarily of interest on finance receivable principal balances retained on our balance sheet. Retained principal balances grew from $93.9 million at December 31, 1998 to $358.8 million at December 31, 1999 primarily as a result of the change in our securitization structure. Interest income in 1998 and 1997 consists primarily of interest income from Residuals in Finance Receivables Sold retained under our securitization structure using the gain on sale method. Residuals in Finance Receivables Sold were $33.3 million and $13.3 million at December 31, 1998 and 1997, respectively. Both retained principal balances and Residuals in Finance Receivables Sold are components of Finance Receivables, Net. See "Financial Position - Growth in Finance Receivables, Net" beginning on page 28.

         Interest Expense for 1999 consists primarily of interest on the revolving facility and the Class A obligations issued in our securitization transactions arising from the collateralized borrowings on the retained portfolio. The increase in interest expense from 1998 to 1999 is in direct correlation to the increase in retained principal balances noted above. Interest expense in 1998 and 1997 relates solely to expense on our revolving facility for the period between origination and securitization, which generally averaged three months. Also, as a result of two common stock offerings in late 1996 and February 1997, a significant portion of our portfolio was financed with stockholders' equity.

Gain on Sale of Loans

         We recorded no gains on sale in 1999. Gains on the sale of loans from securitization transactions were $12.1 million in 1998 and $6.7 million in 1997. The $6.7 million gain in 1997 is net of a $5.7 million charge arising from higher loan losses than originally estimated at securitization.

Servicing Income

         We generate Servicing Income primarily from servicing loan portfolios securitized under the gain on sale method. A summary of Servicing Income follows ($ in thousands):

                                                                                                  Annual Percentage
                                                                                                         Change
                                                 1999            1998            1997              1999            1998
                                             -----------     -----------     -----------        ---------       -------
Servicing Income                            $ 7,472         $ 15,481        $ 12,325              (51.7%)          25.6%
                                            =======         ========        ========

         We service loans for monthly fees ranging from .25% to .33% of the beginning of month principal balances (3.0% to 4.0% per year). The decrease in Servicing Income in 1999 is due to the decrease in remaining principal balances securitized and serviced under the gain on sale method from $198.7 million at December 31, 1998 to $65.7 million at December 31, 1999. The increase in 1998 from 1997 is due to the increase in such principal balances from $127.4 million at December 31, 1997 to $198.7 million at December 31, 1998. The decrease in Servicing Income is expected to continue as principal balances associated with loans securitized under the gain on sale method continue to decline.

Income before Operating Expenses

         As a result of our continued expansion, Income before Operating Expenses grew from 1997 through 1999.

                                                                                                    Annual Percentage
                                                                                                         Change
                                                  1999            1998            1997          1999             1998
                                              -----------     -----------     -----------    ------------    --------
Income before Operating Expenses              $   129,365     $    99,019     $    60,532       30.6%           63.6%
                                              ===========     ===========     ===========

         Growth of Sales of Used Cars, Net Interest Income, Gain on Sale of Loans, and Servicing and Other Income were the primary contributors to year over year increases.

Operating Expenses

                                                                                                    Annual Percentage
                                                                                                         Change
                                                 1999            1998            1997             1999            1998
                                              -----------     -----------     -----------     -----------   ----  ----
Operating Expenses (in thousands).......      $   111,650     $    93,052     $    53,100         20.0%           75.2%
                                              ===========     ===========     ===========

Per Car Sold............................      $     2,420     $     2,587     $     3,192         (6.5%)         (19.0%)
                                              ===========     ===========     ===========

As % of Total Revenues..................          24.0%           28.0%           34.2%
                                             ==========      ==========      ==========

         Operating expenses, which consist of selling, marketing, general and administrative and depreciation/amortization expenses increased in total resulting from overall growth in our operations. Decreases in operating expenses on a per car sold and as a percent of total revenue basis is a result of increased economies of scale related primarily to marketing expenses with the opening of additional dealerships in established markets, efficiencies gained from enhanced management information systems and benefits gained from certain costs which do not rise proportionately to the increase in used cars sold and financed. See additional discussion of operating expenses in the Business Segment section beginning on page 26.

Interest Expense

         Interest expenses arising from our subordinated debt totaled $3,028,000 for the year ended December 31, 1999. Interest expense for the years ended December 31, 1998 and 1997, other than interest expense associated with our retained portfolios, was not material to results of operations. While we have additional interest expenses arising from subordinated notes payable, substantially all of this interest expense was attributed to the financing of assets and activities reported as discontinued operations. As the assets and activities of discontinued operations diminish, we do not expect to retire the subordinated notes payable but rather use these borrowings to fund our growth. Subordinated debt carries interest rates generally higher than those charged on borrowings collateralized by our finance receivables. Accordingly, we would expect to have a disproportionate increase in interest expense in future periods as existing subordinated debt is used to fund our growth.

Income Taxes

         Income taxes totaled $6.0 million for the year ended December 31, 1999, $2.4 million for the year ended December 31, 1998, and $2.8 million for the year ended December 31, 1997. Our effective tax rate was 40.9% for the year ended December 31, 1999, 40.5% for the year ended December 31, 1998, and 40.9% for the year ended December 31, 1997.

Earnings from Continuing Operations

         Earnings from Continuing Operations totaled $8.7 million, $3.5 million and $4.1 million for 1999, 1998 and 1997, respectively. The increase in 1999 from 1998 resulted from an increase in the number of used cars sold, an increase in gross margin on used cars sold, an increase in net interest income from the growth of our retained portfolio and the decrease in operating expenses as a percent of total revenues. The increase in 1999 over 1998 was partially offset by the change in the level of provision for credit losses charged as discussed in the following paragraph. The decrease in 1998 from 1997 results primarily from the reduction in gain on sale income discussed below, and to a lesser extent an increase in our Provision for Credit Losses.

         In 1997 and 1998, we completed one securitization each quarter. In 1997, all four quarterly securitizations were completed using the gain on sale method. In 1998, securitization transactions for the first three-quarters were completed using the gain on sale method, with the fourth quarter transaction being completed using the collateralized borrowings method, thus recording no gain. Additionally, beginning in the fourth quarter of 1998, the provision for credit losses was increased to 27% of the original amount financed from the 20% level used in the first three-quarter of 1998 and all of 1997.

Discontinued Operations

         Earnings from Discontinued Operations, net of income tax benefits, was $573,000 in 1999, a loss of $9.2 million in 1998, and earnings of $5.4 million in 1997. The significant change from 1997 to 1998 was due to the charges we recorded totaling $15.1 million ($9.2 million, net of income taxes) to close our branch office network and our terminated Cygnet rights offering. See Note (2) to the Consolidated Financial Statements included herein.

Business Segment Information

         We report our operations based on three operating segments. These segments are reported in this prospectus as Retail, Portfolio and Corporate. These segments were previously reported as Company Dealership, Company Dealership Receivables and Corporate and Other, respectively.

         Operating Expenses for our business segments, along with a description of the included activities, for the years ended December 31, 1999, 1998 and 1997 follows:

         Retail Operations. Operating expenses for our retail segment consists of our marketing efforts, maintenance and development of dealership and inspection center sites, and direct management oversight of used car acquisition, reconditioning and sales activities. A summary of retail operating expenses follows ($ in thousands except per car sold amounts):

                                                                                                          Annual Percentage
                                                                                                               Change
                                                1999            1998                1997                1999             1998
                                            -----------     -----------         -----------          ----------    ----  ----
       Selling and Marketing..............  $    23,132     $    18,246         $    10,538             26.8%            73.1%
       General and Administrative.........       44,770          35,765              17,215             25.2%           107.8%
       Depreciation and Amortization......        3,588           2,582               1,536             39.0%            68.1%
                                            -----------     -----------         -----------
                                            $    71,490     $    56,593         $    29,289             26.3%            93.2%
                                            ===========     ===========         ===========
    Per Car Sold:
       Selling and Marketing..............  $       502     $       507         $       633            (0.1)%          (19.9)%
       General and Administrative.........          970             995               1,035            (2.5)%           (3.9)%
       Depreciation and Amortization......           78              72                  92              8.3%          (21.7)%
                                            -----------     -----------         -----------
                                            $     1,550     $     1,574         $     1,760            (1.5)%          (10.6)%
                                            ===========     ===========         ===========

    As % of Used Cars Sold Revenue:
       Selling and Marketing..............       5.9%            6.3%                8.5%
       General and Administrative.........      11.5%           12.4%               13.9%
       Depreciation and Amortization......       0.9%            1.0%                1.2%
                                             --------        --------            --------
       Total..............................      18.3%           19.7%               23.6%
                                             ========        ========            ========

         Selling and marketing expenses as a percent of revenue and on a per car sold basis trended downward in both 1999 and 1998 primarily as a result of having additional dealerships in existing markets. Additional dealerships in a market have increased units sold and revenues while selling and marketing costs remained stable. This generally equates to costs spread over a larger operating base thus improving both our margins per car sold and percent of revenue operating results.

         General and Administrative expenses increased year over year as a result of our growth in the number of operating dealerships. On a per car sold basis, these expenses trended down in 1998 primarily as a result of increased volume in each market, thereby allowing certain fixed regional costs to be spread over the increased unit volume. The 1999 increase was primarily the result of opening dealerships in two new markets. As a percent of used car sales revenue, both 1999 and 1998 trended downward primarily as a result of an increase in average selling price as well as the efficiencies gained with the opening of additional dealerships in existing markets.

         Portfolio Operations. Operating expenses for our portfolio segment consist of loan servicing and collection efforts, securitization activities, and other operations pertaining directly to the administration and collection of the loan portfolio ($ in thousands except expense per month per loan serviced).

                                                                                                         Annual Percentage
                                                                                                            Change
                                                1999             1998               1997               1999              1998
                                            -----------      -----------        -----------        -----------         -------
   General and Administrative.........      $    19,809      $   18,519          $   12,303             7.0%             50.5%
   Depreciation and Amortization......            1,141           1,333              1,108            (14.4)%            20.3%
                                            -----------      ----------          ---------
                                            $    20,950      $   19,852          $   13,411             5.5%             48.0%
                                            ===========      ==========          ==========

   Expense per month per loan serviced
                                            $    22.38       $    20.20          $   22.80
                                            ==========       ==========          =========
   Expense as % of Average Managed
     Portfolio........................           4.9%              4.5%              5.3%
                                            =========        ==========          ========

         The increase in operating expenses for our portfolio segment year over year is primarily a result of the increasing number of loans in our portfolio. Expenses per loan serviced and as a percent of average managed portfolio increased from 1998 to 1999 primarily due to personnel related issues as discussed below. Expenses per loan serviced and as a percent of average managed portfolio decreased from 1997 to 1998. The decrease is due primarily to the efficiencies associated with our integrated loans servicing system acquired in late 1997 and an initiative begun in late 1997 that increased the number of loans each collector serviced.

         In the last half of 1999, we experienced loan servicing inefficiencies, including the loss of a large number of experienced collectors to other financial services entities. While we believe we have successfully addressed these issues, loan servicing costs increased significantly in the fourth quarter of 1999. As part of our resolution, we made market adjustments to collection staff wages and also decreased the number of delinquent accounts serviced per collector. While management is confident that these efforts will ultimately translate into decreased loan charge offs, servicing expense on a per loan serviced basis as well as a percent of the managed portfolio are expected to increase from the levels reported in 1999.

         Corporate Operations. Operating expenses for our Corporate segment consist of costs to provide managerial oversight and reporting for Ugly Duckling, develop and implement policies and procedures, and provide expertise to Ugly Duckling in areas such as finance, legal, human resources and information technology.

                                    Page 27

                                                                                                       Annual Percentage
                                                                                                             Change
($ in thousands)                                1999              1998             1997              1999             1998
                                            ------------      ------------     ------------      -----------    ----  ----
General and Administrative............   $     16,991      $     15,610     $      9,896             8.8%            57.7%
Depreciation and Amortization.........          2,219               997              504           122.6%            97.8%
                                               ------      ------------     ------------
                                         $     19,210      $     16,607     $     10,400            15.7%            59.1%
                                            ============      ============     ============
Per Car Sold..........................   $        417      $        462     $        625           (9.7%)          (26.4%)
                                            ============      ============     ============
As % of Total Revenues...............            4.1%              5.0%             6.7%
                                            ===========       ===========      ===========


         Operating expenses related to our Corporate segment decreased on both a per car sold basis and as a percent of total revenue primarily as a result of various operating efficiencies. These efficiencies include those gained by the consolidation of all accounting and management information to a single computer system in early 1999. Further, as new dealerships opened in existing markets, revenue and units sold increased while expenditures related to infrastructure deployment and support, human resources activities and regulatory compliance increased at a lesser rate. Finally, as our retained portfolio increased, there is a proportionate increase in net interest income thereby significantly improving the ratio of corporate expenses to total revenues.

Financial Position

         The following table represents key components of our financial position ($ in thousands):

                                                                                  Annual Percentage
                                                             December 31,                 Change
                                                           1999         1998               1999
                                                       ------------  ------------    ----------
      Total Assets...............................     $    536,711  $    337,281           59.1%

      Inventory..................................           62,865        44,145           42.4%
      Finance Receivables, Net...................          365,586       126,168          189.8%
      Net Assets of Discontinued Operations......           33,880       106,997          (68.3%)

      Total Debt.................................          340,941       155,611          119.1%
      Notes Payable - Portfolio..................          275,774       101,732          171.1%
      Other Notes Payable........................           36,556        15,899          129.9%
      Subordinated Notes Payable.................           28,611        37,980         (24.7)%
      Stockholders Equity........................     $    165,680  $    162,767            1.8%

         Total Assets. The growth in total assets from 1998 to 1999 was primarily due to an increase in Finance Receivables, Net and Inventory, offset by a decrease in Net Assets of Discontinued Operations.

         Inventory. Inventory represents the acquisition and reconditioning costs of used cars located at our dealerships and our inspection centers. The increase in inventory in 1999 over 1998 was primarily due to an increase in dealership and inspection center sites coupled with a decision to increase inventory levels at year end in preparation for the strong seasonal sale period during the first and second quarters of 2000. Management estimates that for each car it has at a dealership location it must have a car in the reconditioning process at an inspection center to maintain a stable supply of cars for sale. We generally acquire our used car inventory from three sources: approximately 50% from auctions, 30% from wholesalers and 20% from new car dealerships.

 Growth in Finance Receivables, Net. As a result of our expansion, Finance Receivables, Net increased significantly during the past two years.

         Components of Finance Receivables, Net follow:


                                                                   December 31,
                                                        ---------------------------------
        ($ in thousands)                                      1999               1998
                                                          ------------         --------
        Contractually Scheduled Payments...........       $    492,937          $131,510
        Unearned Finance Charges...................           (134,119)         (37,574)
                                                              --------        ---------
        Principal - Retained on Balance Sheet......            358,818           93,936
        Add: Accrued Interest Receivable...........              3,741              877
        Loan Origination Costs, Net................              5,079            2,237
                                                           -----------      -----------
        Principal Balances, Net....................            367,638           97,050
        Investments Held in Trust..................             56,716           20,564
        Residuals in Finance Receivables Sold......             17,382           33,331
                                                           -----------      -----------
           Finance Receivables.....................            441,736          150,945
        Allowance for Credit Losses................            (76,150)         (24,777)
                                                           -----------      -----------
           Finance Receivables, Net................       $    365,586      $   126,168
                                                              ========      ===========


         The following table reflects the growth in year end principal balances retained on our balance sheet measured in terms of the principal amount ($ in thousands) and the number of loans outstanding.

                                                                         Managed Loans Outstanding - December 31,
                                                              ---------------------------------------------------
                                                                    Principal Balances                Number of Loans
                                                              -----------------------------     ---------------------
                                                                  1999             1998             1999           1998
                                                              ------------     ------------     ------------   --------
           Principal - Managed........................        $    424,480     $    292,683          70,450          49,601
           Less:  Principal - Securitized and Sold....              65,662          198,747          17,369          37,186
                                                              ------------     ------------     -----------    ------------
           Principal - Retained on Balance Sheet......        $    358,818     $     93,936          53,081          12,415
                                                              ============     ============     ===========    ============

         The increase in Principal Balances - Retained on Balance Sheet was primarily due to an increase in loans receivable as a result of increased used car sales and financing from growth in the number of dealerships, partially offset by the principal balance runoff of loans originated in prior periods. Our dealership network increased from 41 dealerships at December 31, 1997 to 56 dealerships at December 31, 1998 to 72 dealerships at December 31, 1999.

         Investments Held in Trust represent funds held by trustees on behalf of
our   securitization   lenders.   The  increase  in  1999  is   attributable  to
securitizations completed under the collateralized borrowing method.

         Residuals in Finance Receivables Sold represent our subordinated interest in loans sold under the gain on sale method. The decrease in 1999 is attributable to no additional loans securitized under the gain on sale method, as well as the runoff of portfolios securitized and sold during prior periods.

         The following table reflects activity in the Allowance for Credit Losses, as well as information regarding charge off activity, for the years ended December 31, 1999 and 1998 ($ in thousands):

                                                                         Years Ended
                                                                        December 31,
                                                                    1999           1998
                                                                 ----------       -------
       Allowance Activity:
       Balance, Beginning of Period.....................      $     24,777     $     10,356
       Provision for Credit Losses......................           102,955           65,318
       Other Allowance Activity.........................             6,424          (44,539)
       Net Charge Offs..................................           (58,006)          (6,358)
                                                              ------------     ------------
       Balance, End of Period...........................      $     76,150     $     24,777
                                                              ============     ============
       Allowance as % Ending Principal Balances.........            21.2%            26.4%
                                                               ===========      ===========
       Charge off Activity:
           Principal Balances...........................      $    (71,277)    $     (8,410)
           Recoveries, Net..............................            13,271            2,052
                                                              ------------     ------------
       Net Charge Offs..................................      $    (58,006)    $     (6,358)
                                                              ============     ============

         Other Allowance activity in 1999 consists primarily of additions to our Allowance recorded in association with loans acquired as part of our two acquisitions. The reduction in 1998 is the amount of Allowance transferred off balance sheet as part of loans sold under the gain on sale method in our securitizations.

         Even though a loan is charged off, we continue with collection efforts on the loan. Recoveries as a percentage of principal balances charged off from dealership operations averaged 18.6% for the year ended December 31, 1999 compared to 24.4% for the year ended December 31, 1998. The reduction in the recovery percent is attributable to inefficiencies in our loan service operations, as previously mentioned, and an increase in gross margin per car sold which translates into the value of the recovered collateral representing a lesser percent of the loan balance.

         The Allowance for Credit Losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses inherent in our retail portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Static Pool Analysis" below.

     Net Assets of Discontinued Operations. See Note (2) to the Consolidated Financial Statements included herein.

         Total Debt. Total Debt is comprised of Notes Payable - Portfolio, Other Notes Payable and Subordinated Notes Payable. We financed the increases in our loan portfolio and other assets primarily through additional borrowings, represented by increases in Notes Payable - Portfolio. The significant increase in Notes Payable - Portfolio in 1999 was primarily due to the change in our securitization structure to the collateralized borrowing method. The decrease in Subordinated Notes Payable was primarily due to the assumption of the Verde subordinated debt by Cygnet Capital Corporation, the purchaser, in connection with the sale of Cygnet Dealer Finance. Other Notes Payable were increased primarily to finance assets attributed to our discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Interest Expense."

     Stockholders' Equity. See the Consolidated Financial Statements included herein - Consolidated Statement of Stockholders' Equity.

                              STATIC POOL ANALYSIS

         We use a "static pool" analysis to monitor performance for loans we have originated at our dealerships. In a static pool analysis, we assign each month's originations to a unique pool and track the charge offs for each pool separately. We calculate the cumulative net charge offs for each pool as a percentage of that pool's original principal balances, based on the number of complete payments made by the customer before charge off. The table below displays the cumulative net charge offs of each pool as a percentage of original loan cumulative balances, based on the quarter the loans were originated. The table is further stratified by the number of payments made by our customers prior to charge off. For periods denoted by "x", the pools have not seasoned sufficiently to allow us to compute cumulative losses. For periods denoted by "-", the pools have not yet reached the indicated cumulative age. While we monitor static pools on a monthly basis, for presentation purposes we are presenting the information in the table below on a quarterly basis.

         Currently reported cumulative losses may vary from those previously reported for the reasons listed below; however, management believes that such variation will not be material:

o    ongoing collection efforts on charged off accounts, and
o the difference between final proceeds on the sale of repossessed collateral versus our estimates of the sale of proceeds.

         The following table sets forth as of April 30, 2000, the cumulative net charge offs as a percentage of original loan cumulative (pool) balances, based on the quarter of origination and segmented by the number of monthly payments completed by customers before charge off. The table also shows the percent of principal reduction for each pool since inception and cumulative total net losses incurred (TLI).

                           Pool's Cumulative Net Losses as Percentage of Pool's Original
                                           Aggregate Principal Balance
                                                ($ in thousands)

                                                  Monthly Payments Completed by Customer Before Charge Off
                                      --------------------------------------------------------------------
                              Orig.       0         3         6         12        18        24        TLI      Reduced
                          ----------  --------  --------  --------   --------  --------  --------  --------   --------
    1993                  $   12,984      9.1%     22.1%     28.5%      33.8%     35.9%     36.5%     36.8%     100.0%
    1994                  $   23,589      5.3%     14.8%     19.9%      25.6%     28.0%     28.7%     28.8%     100.0%
    1995                  $   36,569      2.0%      8.1%     13.2%      19.2%     22.3%     23.6%     24.1%     100.0%
    1996:
       1st Quarter        $   13,635      1.6%      8.0%     13.7%      20.6%     24.7%     26.0%     27.2%     100.0%
       2nd Quarter        $   13,462      2.3%      9.3%     13.4%      22.0%     25.9%     27.6%     29.0%      99.9%
       3rd Quarter        $   11,082      1.7%      6.9%     12.6%      21.4%     25.5%     27.7%     28.8%      99.7%
       4th Quarter        $   10,817      0.7%      8.5%     15.9%      24.9%     29.3%     31.1%     32.2%      99.2%
    1997:
       1st Quarter        $   16,279      2.1%     10.8%     18.2%      24.9%     30.0%     32.3%     33.6%      98.1%
       2nd Quarter        $   25,875      1.5%      9.9%     15.9%      22.8%     27.6%     29.7%     30.7%      95.7%
       3rd Quarter        $   32,147      1.4%      8.4%     13.2%      22.6%     27.1%     29.4%     30.3%      93.5%
       4th Quarter        $   42,529      1.4%      6.9%     12.7%      22.0%     26.3%     29.1%     29.4%      90.6%
    1998:
       1st Quarter        $   69,708      1.0%      6.9%     13.5%      21.1%     26.8%     x         28.9%      87.4%
       2nd Quarter        $   66,908      1.1%      8.1%     14.3%      22.0%     27.7%      --       28.4%      81.5%
       3rd Quarter        $   71,027      1.0%      8.0%     13.5%      23.5%     x          --       27.7%      76.5%
       4th Quarter        $   69,583      0.9%      6.7%     13.3%      25.0%      --        --       26.6%      67.5%
    1999:
       1st Quarter        $  102,733      0.8%      7.6%     15.5%      x          --        --       22.9%      57.5%
       2nd Quarter        $   96,098      1.1%     10.2%     17.2%       --        --        --       20.3%      45.9%
       3rd Quarter        $  102,599      1.0%      8.5%      x          --        --        --       12.5%      32.0%
       4th Quarter        $   80,900      0.7%     x          --         --        --        --        4.5%      16.1%
    2000:
       1st Quarter        $  128,123     x          --        --         --        --        --        0.4%       6.6%

         The following table sets forth the principal balances 31 to 60 days delinquent, and 61 to 90 days delinquent as a percentage of total outstanding contract principal balances from dealership operations.


                                                           March 31,                       December 31,
                                                                2000                 1999                   1998
                                                       ------------------      -----------------      ----------
    Days Delinquent:                                    31-60       61-90      31-60      61-90       31-60     61-90
                                                        -----       -----      -----      -----       -----     -----
    Retained on Balance Sheet.....................      3.3%         1.8%      5.3%        2.8%        2.2%       0.6%
    Securitized - Gain on Sale....................      4.8%         2.8%      7.6%        3.7%        5.7%       2.8%
                                                        ----         ----      ----        ----        ----       ----
    Total Portfolio...............................      3.4%         1.9%      5.7%        2.9%        4.6%       2.1%
                                                        ====         ====      ====        ====        ====       ====

     In accordance with our charge off policy, there are no accounts more than 90 days delinquent as of March 31, 2000 or December 31, 1999 or 1998.

         Delinquencies have improved dramatically as of the end of the first quarter of 2000 versus the fourth quarter of 1999. As a result of loan servicing inefficiencies experienced in the second and third quarters of 1999, initiatives were put into place to retain qualified loan servicing staff and to reduce the number of delinquent accounts serviced per collector. As exemplified in the decline in delinquency levels, the initiatives have proven to be effective. However, due to the first quarter of the year typically being our strongest sales quarter, finance receivables increased significantly during this period. As a result, delinquency levels appear lower due to the influx of receivables in the latter months of the first quarter. Consequently, we cannot expect to maintain the current delinquency levels in future periods.

                                 SECURITIZATIONS

         Under the current legal structure of our securitization program, we sell loans to our subsidiaries that then securitize the loans by transferring them to separate trusts that issue several classes of notes and certificates collateralized by the loans. The securitization subsidiaries then sell Class A notes or certificates (Class A obligations or Notes Payable) to investors and subordinate classes are retained by us or our subsidiaries. We continue to service the securitized loans.

         The Class A obligations have historically received investment grade ratings. To secure the payment of the Class A obligations, the securitization subsidiaries obtain an insurance policy from MBIA Insurance Corporation that guarantees payment of amounts to the holders of the Class A obligations. Additionally, we also establish a cash "reserve" account for the benefit of the Class A obligation holders. The reserve accounts are classified in our consolidated financial statements as Investments Held in Trust and are a component of Finance Receivables, Net.

         Reserve Account Requirements. Under our current securitization structure, we make an initial cash deposit into a reserve account, generally equivalent to 4% of the initial underlying Finance Receivables principal balance and pledge this cash to the reserve account agent. The trustee then makes additional deposits to the reserve account out of collections on the securitized receivables as necessary to fund the reserve account to a specified percentage, ranging from 8.0% to 10.5%, of the underlying Finance Receivables' principal balance. The trustee makes distributions to us when:

o    the reserve account balance exceeds the specified percentage,
o    the required periodic payments to the Class A certificate holders are current, and
o    the trustee, servicer and other administrative costs are current.

         During the second and third quarters of 1999, we experienced loan servicing inefficiencies that resulted in increased delinquency and charge off levels. As a result, certain reserve account requirements were increased until delinquency and charge off levels returned to contractually specified percentages. As of March 31, 2000, all increases in reserve account requirements had been eliminated and we met the targeted reserve account balances under our securitization agreements of $34.6 million.

         December  1999  Securitization.  As a result  of the  servicing  issues discussed above, the December 1999 securitization included an additional 5% initial deposit requirement. Assuming continuation of improved current delinquency and charge off levels, the additional 5% deposit will be returned to us at 1% per month during the last two quarters in 2000. As of the date of this filing, this trust has reached its specified required deposit level and is distributing cash to the Company.

Certain Financial Information Regarding Our Securitizations

The following table summarizes certain financial information and attributes of our securitizations:

  ($ in thousands)                                                          1999               1998               1997
                                                                       --------------     --------------     ---------
  Principal Balances Securitized - Retained by Company and
     Recorded as Finance Receivables.............................      $      359,700     $       69,300     $           --
  Class A Obligations Issued - Retained by Company and Recorded
     as Notes Payable ...........................................      $      257,800     $       50,600     $           --
  Principal Balances Securitized - Recorded as Sales,
     Transferred off Company Books Recognizing Gain on Sale .....      $           --     $      222,800     $      151,700
  Class A Obligations Issued - Transferred off Company Books
     Recognizing Gain on Sale ...................................      $           --     $      161,100     $      121,400
  Subordinate Certificates - Retained by Company and Recorded
     as Residuals in Finance Receivables Sold....................      $           --     $       61,700     $       30,300
  Weighted Average Yield of Class A Obligations .................          6.3%               5.9%               6.7%
  Range of Yields for Class A Obligations........................       5.7% - 6.8%        5.6% - 6.1%        6.3% - 8.1%
  Average Net Spreads (after fees and expenses)..................          17.6%              17.6%              15.8%
  Range of Net Spreads (after fees and expenses).................      17.1% - 18.2%      17.0% - 18.1%      13.7% - 17.8%

         We did not enter into any securitization transaction during the first quarter of 2000 or 1999.

                         LIQUIDITY AND CAPITAL RESOURCES

         In recent periods, our needs for additional capital resources have increased in connection with the growth of our business. We require capital for:

o        increases in our loan portfolio,                          o        common stock repurchases,
o        expansion of our dealership network,                      o        the purchase of inventories, and
o        working capital and general corporate purposes,           o        the purchase of property and equipment.

         We fund our capital requirements primarily through:

o        operating cash flow,                                      o        our revolving facility with GE Capital, and
o        securitization transactions,                              o        supplemental borrowings.

         While to date we have met our liquidity requirements as needed, there can be no assurance that we will be able to continue to do so in the future.

Cash Flow

         Net Cash Provided by Operating Activities increased by $11.0 million in the three months ended March 31, 2000 to $61.9 million compared to cash generated of $50.9 million for the three months ended March 31,1999. The increase is primarily due to an increase in net earnings coupled with a
significant   decrease  in  inventory   from  year  end  1999,   resulting  from
management's decision to increase inventory levels at the end of 1999 in preparation for the high seasonal sales, which typically occur in the first quarter of the year.

         Net cash used by investing activities decreased to $81.2 million for the quarter ended March 31, 2000 versus $99.3 million for the same quarter of the previous year. The decrease is due to a significant decrease in Investments Held in Trust due to the decline in principal balances securitized under the gain on sale method, offset by collections on finance receivables.

         Financing activities generated $3.6 million for the quarter ended March 31, 2000 as compared to $49.3 million generated for the quarter ended March 31, 1999. The reason for the decrease is primarily due to net repayment of notes payable.

         Net Cash Provided by Operating Activities increased by $106.3 million in the year ended December 31, 1999 to $128.8 million from cash provided in the year ended December 31, 1998 of $22.5 million. The increase in 1999 was due primarily to net earnings, an increase in the provision for credit losses and decreases in activity associated with the elimination of gain on sale recognition of finance receivables, offset by an increase in inventory resulting from management's decision to increase inventory levels at year end in preparation for strong seasonal sales in the first and second quarters of 2000. Net Cash Provided by Operating Activities increased by $36.2 million in the year ended December 31, 1998 to $22.5 million from cash used in the year ended December 31, 1997 of $13.7 million. The increase in 1998 was due primarily to increases in the Loss from Discontinued Operations, the Provision for Credit Losses, and Proceeds from the Sale of Finance Receivables, net of decreases in Net Earnings and purchases of Finance Receivables.

         Net Cash Used in Investing Activities increased by $304.9 million to $379.3 million in the year ended December 31, 1999 compared to $74.4 million in 1998. The increase is primarily due to increases in Cash Used in Investing Activities from purchases of Finance Receivables. Net Cash Used in Investing Activities increased by $11.5 million to $74.4 million in the year ended December 31, 1998 compared to $62.9 million in 1997. The increase is primarily due to increases in Cash Used in Investing Activities from purchases of Finance Receivables, net decreases in Cash advanced under our Notes Receivable, increased collections of Notes Receivable, and a reduction in payment for Acquisition of Assets.

         Net Cash Provided by Financing Activities increased by $112.9 million to $177.9 million in the year ended December 31, 1999 compared to $65.0 million in 1998. The increase is due to increases in Notes Payable, net of increases in repayments of Notes Payable. Net Cash Provided by Financing Activities decreased by $44.8 million to $65.0 million in the year ended December 31, 1998 compared to $109.8 million in 1997. The decrease is due to increases in Notes Payable, net of increases in repayments of Notes Payable and a decrease in proceeds from the issuance of common stock.

Financing Resources

         Revolving Facility. Under our $125 million revolving facility, our borrowing base consists of up to 65.0% of the principal balance of eligible loans originated from the sale of used cars and the lesser of $25 million or 58% of the direct vehicle costs for eligible vehicle inventory. The revolving facility expires on June 30, 2000 and includes a provision for a one year extension upon agreement by both parties. Although there can be no assurance, we expect this agreement to be extended for an additional year. The revolving facility also contains a provision that requires us to pay GE Capital a termination fee of $200,000 if we terminate the revolving facility prior to the expiration date. We secure the facility with substantially all of our assets.

         As of March 31, 2000, our borrowing capacity under the revolving facility was $121.9 million, the aggregate principal amount outstanding under the revolving facility was approximately $89.1 million, and the amount available to be borrowed under the facility was $32.8 million. The revolving facility bears interest at the 30-day LIBOR plus 3.15%, payable daily (total rate of 9.04% as of March 31, 2000).

         The revolving facility contains covenants that, among other things, limit our ability to take certain actions without GE Capital's consent, including incur additional indebtedness, make any change in our capital structure, declare or pay dividends, and make certain investments and capital expenditures. The revolving facility also provides that an event of default will occur if Mr. Ernest C. Garcia II owns less than 15.0% of our voting stock. Mr. Garcia owned approximately 32.2% of our common stock at March 31, 2000.

         In addition, we are also required to maintain specified financial ratios, including a debt (excluding subordinated debt) to equity ratio of not more than 2.2 to 1 and a net worth of at least $150 million. As of March 31, 2000, we were in compliance with the covenants in this agreement.

         Securitizations. Our securitization program is a primary source of our working capital. Securitizations generate cash flow for us from the sale of Class A obligations, ongoing servicing fees, and excess cash flow distributions from collections on the loans securitized after payments on the Class A obligations, payment of fees, expenses, and insurance premiums, and required deposits to the reserve account.

         Securitization also allows us to fix our cost of funds for a given loan portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Securitizations" for a more complete description of our securitization program.

Supplemental Borrowings

         Senior Subordinated Notes. In February 1998, we borrowed a total of $15.0 million of subordinated debt from unrelated third parties for a three-year term. We pay interest on this debt quarterly at 12% per annum. We issued warrants to the lenders of this debt to purchase up to 500,000 shares of our common stock at an exercise price of $10.00 per share and warrants to purchase an additional 75,000 shares of our common stock at $10.81 per share, exercisable at any time until the later of February 2001, or when the debt is paid in full. This debt is senior to the subordinated debentures issued in our exchange offers (described below), subordinate to our other indebtedness, and had a $15.0 million balance at March 31, 2000.

         In May 1999, we borrowed approximately $38.0 million from an unrelated party for a term of two years maturing on May 1, 2001 (Residual Loan). The note calls for monthly principal payments of generally not less than $800,000 through May 2000 and not less than $1.7 million thereafter, plus interest at a rate equal to LIBOR plus 550 basis points. The loan is secured by our Residuals in Finance Receivables Sold and certain Finance Receivables and the loan balance was $31.5 million at March 31, 2000.

         Sale-Leaseback of Real Property. In March 1998, we executed an agreement with an unrelated investment company for the sale and leaseback of up to $37.0 million in real property. We sold certain real property to the investment company for its original cost and leased back the properties for an initial term of twenty years. We have the right to extend the leases for up to an additional 20 years. We pay monthly rents of approximately one-twelfth of 10.75% of the purchase price plus all occupancy costs and taxes. The agreement calls for annual increases in monthly rent to 11.0% of the purchase price in 1999 and thereafter in accordance with increases in the Consumer Price Index. As of March 31, 2000, we had sold 17 properties for a total price of approximately $27.4 million under this arrangement. For the reason discussed in the following paragraph, we do not anticipate closing any additional transactions under this agreement. We used substantially all of the proceeds from the sales to pay down debt.

         In December 1999, Verde Investments, Inc., an affiliate of Mr. Garcia, acquired at a 10% discount, all 17 sale-leaseback properties sold to the unrelated investment company in 1998. We acquired the option to purchase these properties at Verde's purchase price at anytime through December 31, 2000. Under the terms of the sale of our Cygnet Dealer subsidiary to an affiliate of Mr. Garcia in December 1999, the term of the option was extended and the new option expires simultaneously with our receipt of payment in full of the $12 million note receivable arising from the sale of Cygnet Dealer or December 31, 2000, whichever comes later.

         1998 Exchange Offer. In the fourth quarter of 1998, we acquired approximately 2.7 million shares of our common stock in exchange for approximately $17.5 million of subordinated debentures. We issued the debentures at a premium of approximately $3.9 million over the market value of the shares of our common stock that were exchanged for the debentures. Accordingly, the debt was recorded at $13.6 million on our balance sheet. The premium will be amortized over the life of the debentures and results in an effective annual interest rate of approximately 18.8%. The debentures are unsecured and are subordinate to all of our existing and future indebtedness. We must pay interest on the debentures twice a year at 12% per year. We are required to pay the principal amount of the debentures on October 23, 2003. We can redeem all or part of the debentures at any time.

         2000 Exchange Offer. On February 22, 2000, we commenced a new exchange offer to acquire up to 2.5 million shares of our common stock in exchange for up to $27.5 million principal amount of our 11% Subordinated Debentures due 2007. This offer expired on April 13, 2000. We acquired approximately 1.1 million shares of our common stock in exchange for approximately $11.9 million of seven year subordinated debentures due April 15, 2007. Under the terms of the offer, each share of stock was exchangeable for $11.00 principal amount of debentures.

The debentures were issued at a premium, which will be amortized over the life of the debentures and results in an effective annual interest rate of 19.3%. We must pay interest bi-annually at 11% per year.

         General Electric Capital Corporation Lease. In March 2000, we entered into an agreement with General Electric Capital Corporation to provide lease financing in the aggregate of $4.7 million. The lease provides for 36 monthly payments bearing interest at 9.42%. The lease is being treated as an operating lease for accounting purposes.

         Additional Financing. In November 1998, we borrowed $15.0 million for a term of 364 days from Greenwich Capital. We paid interest on this loan at an interest rate equal to LIBOR plus 400 basis points. We secured the loan with the common stock of our securitization subsidiaries. In March 1999, we borrowed $20.0 million for a term of 278 days from Greenwich Capital. $1.5 million was used to repay the remaining balance of the $15 million Greenwich Capital loan. The new loan was secured by the common stock of our securitization subsidiaries. The interest rate was at LIBOR plus 500 basis points and we paid an origination fee of 100 basis points. This loan was paid in full during the second quarter of 1999.

         In March 1999, we executed a commitment letter with Greenwich Capital in which, subject to satisfaction of certain conditions, Greenwich Capital agreed to provide us with a $100 million surety-wrapped warehouse line of credit at a rate equal to LIBOR plus 110 basis points.

         Debt Shelf Registration. In 1997, we registered up to $200 million of our debt securities under the Securities Act of 1933. There can be no assurance that we will be able to use this registration statement to sell debt securities, or successfully register and sell other debt securities in the future.

Capital Expenditures and Commitments

         As a result of an aggressive growth strategy, during the year ended December 31, 1999 we opened 16 new dealerships. During the three months ended March 31, 2000, we developed three new dealerships in existing markets. The magnitude of the direct cost of opening a dealership is primarily a function of whether we lease a facility or construct a facility. A leased facility costs approximately $650,000 to develop, while a facility we construct costs approximately $ 1.7 million. In addition, we require capital to finance the portfolio that we carry on our balance sheet for each dealership. It takes approximately $2.2 million in cash to support a typical stabilized dealership portfolio with our existing 65% advance rate under our GE facility. Additionally, it takes approximately 34 months for a dealership portfolio to reach a stabilized level.

         We intend to finance the construction of new dealerships through operating cash flows and supplemental borrowings, including amounts available under the revolving facility and the securitization program.

         Common Stock Repurchase Program. In October 1997, our Board of Directors authorized a stock repurchase program, allowing us to purchase up to one million shares of our common stock from time to time. Purchases may be made depending on market conditions, share price and other factors. Our Board of Directors extended the stock repurchase program in February 1999, to December 31, 1999. During 1999 and 1998, we repurchased 1,004,000 and 75,000 shares, respectively, of common stock pursuant to the stock repurchase program.

         Since January 1, 1998, we have repurchased a total of approximately 4.9 million shares of our common stock under our stock repurchase program and the exchange offers described above at an average cost of approximately 5.83 per share.

         In September 1997, our Board of Directors approved a director and senior officer stock purchase loan program. We may make loans of up to $1.0 million in total to the directors and senior officers under the program to assist directors' and officers' purchases of common stock on the open market. These unsecured loans bear interest at 10% per year. During 1997, senior officers purchased 50,000 shares of common stock under this program and we loaned $500,000 to the senior officers for these purchases. During 1998, we made additional loans under similar terms and conditions to senior officers totaling approximately $393,000 for the purchase of 40,000 shares of our common stock. During 1999 and 2000, no loans under this program were made to senior officers.

Inflation

         Increases in inflation generally result in higher interest rates. Higher interest rates on our borrowings would decrease the profitability of our existing portfolio. To date, inflation has not had a significant impact on our operations. We seek to limit this risk:

o through our securitization program, which allows us to fix our borrowing costs,
o by increasing the interest rate charged for loans originated at our dealerships (if allowed under applicable law), or
o    by increasing the profit margin on the cars sold.

Accounting Matters

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). The adoption of SFAS No. 133 was delayed by the issuance of SFAS 137. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. In June 1999, the FASB deferred the effective date of SFAS No. 133 for one year until fiscal years beginning after June 15, 2000. Management does not expect the adoption of SFAS No. 133 to have a material impact on us.
                                   Market Risk

         We are exposed to market risk on our financial instruments from changes in interest rates. We do not use financial instruments for trading purposes or to manage interest rate risk. Our earnings are substantially affected by our net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest bearing notes payable. Increases in market interest rates could have an adverse effect on profitability.

         Our financial instruments consist primarily of fixed rate finance receivables, residual interests in pools of fixed rate finance receivables, short term variable rate revolving Notes Receivable, and variable and fixed rate Notes Payable. Our finance receivables are classified as subprime loans and generally bear interest at the lower of 29.9% or the maximum interest rate allowed in states that impose interest rate limits. At December 31, 1999, the scheduled maturities on our finance receivables ranged from one to 48 months, with a weighted average maturity of 18.1 months. The interest rates we charge our customers on finance receivables has not changed as a result of fluctuations in market interest rates, although we may increase the interest rates we charge in the future if market interest rates increase. A large component of our debt at December 31, 1999 is the Collateralized Notes Payable (Class A obligations) issued under our securitization program. Issuing debt through our securitization program allows us to mitigate our interest rate risk by reducing the balance of the variable revolving line of credit and replacing it with a lower fixed rate note payable. We are subject to interest rate risk on fixed rate Notes Payable to the extent that future interest rates are higher than the interest rates on our existing Notes Payable.

         The table below illustrates the impact that hypothetical changes in interest rates could have on our earnings before income taxes over a twelve month period. We compute the impact on earnings for the period by first computing the baseline net interest income on our financial instruments with interest rate risk, which are the variable rate revolving credit lines and the variable rate notes payable. We then determine the net interest income based on each of the interest rate changes listed below and compare the results to the baseline net interest income to determine the estimated change in pretax earnings. The table does not give effect to our fixed rate receivables and borrowings.

         Change in Interest Rates            Change in Pretax Earnings
                                                  ($ in thousands)

                   + 2%                          $         (1,349)
                   + 1%                          $           (674)
                   - 1%                          $            674
                   - 2%                          $          1,349

         In computing the effect of hypothetical changes in interest rates, we have assumed that:

o interest rates used for the baseline and hypothetical net interest income amounts are in effect for the entire twelve month period,
o interest for the period is calculated on financial instruments held at December 31, 1999 less contractually scheduled payments and maturities, and
o there is no change in prepayment rates as a result of the interest rate changes.

         Our sensitivity to interest rate changes could be significantly different if actual experience differs from the assumptions used to compute the estimates.

         We believe that our market risk information has not changed materially from December 31, 1999.

                                    BUSINESS

Principal Line of Business

         We operate the largest chain of buy here-pay here car dealerships in the United States. At March 31, 2000, we operated 75 dealerships located in eleven large markets from coast to coast. We have one line of business: to sell and finance quality used vehicles to customers within what is generally referred to as the sub-prime segment of the used car market.

         Our business is divided into three operating segments. Information about our operating segments can be found in Note (18) of the Notes to Consolidated Financial Statements beginning on page F-21 and in Note (6) of the Notes to Condensed Consolidated Financial Statements beginning on page F-30. Operating segment information is also included in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Segment Information" beginning on pages 19 and 26. We have revised the composition of our operating segments as a result of the discontinuance of our Cygnet Dealer and bulk purchasing and third party loan servicing lines of business. See "Discontinued Operations" below. As a result, we have restated our segment information for all periods included in Note (18) of the Notes to Consolidated Financial Statements contained herein.

         We commenced operations through various entities beginning in 1989. Ugly Duckling Corporation was formed in 1992 and was reincorporated in Delaware in 1996.

              Overview of Used Car Sales and Finance Industry(1)

         Used car retail sales typically occur through either manufacturer's franchised new car dealerships that sell used cars or through independent used car dealerships. The market for used car sales in the United States is significant and has steadily increased over the past five years. There are over 19,000 franchised and 56,000 independent used car dealers in the United States.

         The automobile financing industry is the third-largest consumer finance market in the country, after mortgage debt and credit card revolving debt. This industry is served by such traditional lending sources as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and buy here-pay here dealers. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower. Based on these credit characteristics, credit worthiness classifications have evolved generally ranging from A through D, with the D classification representing those customers being the least credit worthy. The C and D, or sub-prime segment, is comprised of customers who typically have limited credit histories, low incomes or past credit problems. This sub-prime market segment alone is estimated to grow over the next two years from the current 1999 estimate of $136 billion to $143 billion, an increase of 5.1%. Of the C and D total market, independent used car dealerships provide approximately $59 billion of total retail sales, or 43.4%.

         We are a buy here-pay here dealer and participate in the sub-prime segment of the independent used car sales and finance market. Buy here-pay here dealers typically offer their customers certain advantages over more traditional financing sources, including:

o    expanded credit opportunities;
o flexible payment terms, including structuring loan payment due dates as weekly or biweekly, often coinciding with a customer's payday; and
o the ability to make payments in person at the dealerships. This is an important feature to many sub-prime borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through use of the mail due to the timing of paydays.


------
(1) The industry statistical information presented in this section from information provided to us by CNW Marketing/Research of Bandon, Oregon.

     Company Dealership (Retail) Operations

         We commenced dealership operations in 1992 with the acquisition of two dealerships in Arizona. At December 31, 1996, we had expanded to 8 dealerships, all in Arizona. Beginning in 1997, we expanded aggressively through a combination of de novo dealership developments and acquisitions. Acquisitions in 1997 and 1999 added 38 dealerships in ten new markets outside of Arizona.

         The following table summarizes, by market for the last three years and the first quarter of 2000, the number of dealerships we had in operation:

                                                        Dealerships, by Market
                                       ---------------------------------------------------------
                                              March 31,                   December 31,
                                           -------------             --------------------
                                           2000            1999           1998          1997
                                       -------------    -----------     ---------     ----------
Los Angeles.............                    13              12               8             6
Phoenix.................                     9               9               9             7
San Antonio.............                     9               9               9             7
Atlanta.................                     9               9               9             5
Tampa...................                     9               9               8             5
Dallas..................                     8               7               6             3
Richmond................                     5               5              --            --
Orlando.................                     5               4              --            --
Tucson..................                     3               3               3             3
Albuquerque.............                     3               3               3             2
Las Vegas...............                     2               2               1             1
Miami...................                    --              --              --             2
                                       -------------    -----------     ---------     ----------
                                            75              72              56            41
                                       =============    ===========     =========     ==========

Retail Car Sales.

         We distinguish our dealership (retail) operations from those of typical buy here-pay here dealers through our:

o  dedication to customer service,      o   advertising and marketing programs,
o  larger inventories of used cars,     o   upgraded facilities, and
o  network of multiple locations,       o   centralized purchasing.

         Our dealerships are generally located in high visibility, high traffic commercial areas, and tend to be newer and cleaner in appearance than other buy here-pay here dealerships. These characteristics help promote our image as a friendly and reputable business. We believe this image, coupled with our widespread brand name recognition, enables us to attract customers who might otherwise visit another buy here-pay here dealer.

         Each dealership is run by a general manager who has responsibility for the operations of the dealership facility, including:

o   underwriting and approval of sales and loan originations,    o   profitability of the dealership,
o   hiring, training, and performance of dealership employees,   o   post-sale customer relations, and
o   inventory maintenance,                                       o   the appearance and condition of the facility.

         Our dealerships generally maintain an average inventory of 50 to 150 used cars and feature a wide selection of makes and models (with ages generally ranging from 4 to 7 years) and a range of sale prices. This inventory allows us to meet the tastes and budgets of a broad range of potential customers. We acquire our inventory from new or late-model used car dealers, used car wholesalers, used car auctions, and customer trade-ins. In making purchases, we take into account each car's retail value, longevity, and the costs of buying, reconditioning, and delivering the car for resale. After purchase, cars are generally delivered to one of our 15 inspection centers, where they are inspected and reconditioned for sale.

Used Car Financing.

         We finance substantially all of the used cars that we sell at our dealerships through retail installment loan contracts. Subject to the discretion of our dealership or sales managers, potential customers must meet our formal underwriting guidelines before we will agree to finance the purchase of a car. In connection with each sale, we require our customers to complete a credit application. Our employees then analyze and verify the customer application information, which contains employment and residence histories, income information, references, and other information regarding the customer's credit history.

         Our credit underwriting process takes into account the ability of our managers to make sound judgments regarding the extension of credit to sub-prime borrowers and to personalize financing terms to meet the needs of individual customers. For example, we may schedule loan payments to coincide with the customer's paydays, whether weekly, biweekly, semi-monthly, or monthly.

Monitoring and Collections.

         One of our goals is to minimize credit losses through close monitoring of loans in our portfolio. When a car sale is completed, the loan is automatically added to our loan servicing database. Our monitoring and collections staff then use our collection software to monitor the performance of the loans.

         The collection software provides us with, among other capabilities, up-to-date activity reports, allowing prompt identification of customers whose accounts have become past due. Our early detection of a customer's delinquent status, as well as our commitment to working directly with our customers, allows us to identify and address payment problems quickly, and reduce the chance of credit loss.

         Unlike most other used car dealership chains or automobile finance companies, we permit our customers to make payments on their loans in person at any of our dealerships or at any of our collection facilities. Payments received at our dealerships currently account for more than 60% of monthly loan receipts.

Integrated Computer System.

         We manage all the operations of our inspection centers, dealerships, loan service centers, and our accounting and reporting functions with a single integrated computer system. When a used car is purchased, the system automatically adds the car to inventory and records the appropriate entries in our accounting system. Reconditioning costs also are subsequently tracked for each car. With the generation of a sales contract, the system automatically adds the loan to our loan servicing and collections database and records the sale, cost of sale, inventory, loan and all related entries in our accounting system. We use both local and wide-area data and voice communication networks that allow us to account for all purchase and sale activity centrally and to service large volumes of loans from one of our four centralized servicing facilities. Concurrently, we retain the capability and flexibility that allows our customer to make payments at any of our dealership locations. We also have developed comprehensive databases and sophisticated management tools, including static pool analysis, to analyze customer payment history and loan performance, and to monitor underwriting effectiveness.

         Primarily as a result of acquisitions, for 1997 and substantially all of 1998, we managed our operations on four different computer systems. In September and October 1998 and February 1999, we converted operations to our single integrated computer system.

Advertising and Marketing.

         In general, our advertising campaigns emphasize our ability to provide financing to most sub-prime borrowers, our multiple locations, and our wide selection of quality used cars. We believe that our marketing approach creates brand name recognition and promotes our image as a professional, yet approachable, business. We use television, radio, billboard, and print advertising, as well as an Internet site at www.uglyduckling.com to market our dealerships. We also operate a loan-by-phone program using our toll-free telephone number of 1-800-THE-DUCK. Substantially all our marketing materials are produced in both English and Spanish.

         A primary focus of our marketing strategy is our ability to finance consumers with poor credit histories. Consequently, we have initiated innovative marketing programs designed to attract sub-prime borrowers, assist these customers in establishing good credit, reward those customers who pay on time, develop customer loyalty, and increase referral and repeat business.

Internet Activity

         In 1999, we began to accept credit inquiries via the Internet on our web site at www.uglyduckling.com. Credit inquiries received over the web are reviewed by our employees, who then contact the customers and schedule appointments. This "clicks and mortar" approach has increased our internet sales dramatically during 1999, with internet based applications spawning sales totaling $1.5 million, $2.6 million and $3.9 million for the second, third and fourth quarter of 1999, respectively. Thus far in 2000, this trend has continued. For the first quarter of 2000, our internet sales totaled 701 cars generating $5.9 million in revenue. We are in the process of developing new strategies to increase internet application levels and enhance closing ratios, and believe sales activity via the internet will increasingly become a complimentary method of expanding our base of operations.

Securitization Program

         We periodically securitize our loan portfolio as a significant source of capital to finance our business. Historically we have applied two methods in structuring these transactions. For the quarter ended September 30, 1998 and for prior periods, we structured and recorded securitization transactions for accounting purposes using what we refer to as the "gain on sale" method. After September 30, 1998, we changed the way we structure and record securitization transactions for accounting purposes to what we refer to as the "collateralized borrowing" method. The application of these two methods in structuring and recording securitization transactions result in materially different accounting entries on our books and our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Other Significant Developments."

Discontinued Operations

         In December 1999, the Company sold its Cygnet Dealer Finance (CDF) subsidiary to an entity controlled by Ernest C. Garcia II, Chairman and principal shareholder of the Company for approximately $37.5 million, the book value of the Company's investment in CDF. As a result of the sale, CDF has been reclassified as discontinued operations for 1999 and all preceding years. See Note (2) of the Notes to Consolidated Financial Statements for further discussion of the sale of CDF.

         Effective December 31, 1999, we adopted a formal plan to abandon any efforts to acquire third party loans or servicing rights to additional third party portfolios. Accordingly, our Cygnet Servicing and the associated Cygnet Corporate segment are reported as components of discontinued operations. The Company plans to complete servicing the portfolios that it currently services.

         In 1994, we acquired Champion Financial Services, Inc., an independent automobile finance company. In April 1995, we initiated an aggressive plan to expand Champion's branch office network and, by December 31, 1997, we operated 83 branch offices across the country. In February 1998, we announced our plan to close the branch office network and exited this line of business in the first quarter of 1998. See Note (2) of the Notes to Consolidated Financial Statements for further discussion of our discontinued operations.

Trademarks and Proprietary Rights

         We have an ongoing program under which we evaluate our intellectual property and consider appropriate federal and state intellectual property related filings. We believe that the value of our trademarks is increasing with the development of our business, but that our business as a whole is not materially dependent on our trademarks. We believe we have taken appropriate measures to protect our proprietary rights. However, there can be no assurance that such efforts have been successful.

Employees

         At May 26, 2000, we employed approximately 2,650 persons, with 1750, 715 and 185 employed in the operation of our retail, portfolio and corporate segments, respectively. None of our employees are covered by a collective bargaining agreement.

Seasonality

         Historically, we have experienced higher same store revenues in the first two quarters of the year than in the latter half of the year. We believe that these results are due to seasonal buying patterns resulting in part because many of our customers receive income tax refunds during the first half of the year, which are a primary source of down payments on used car purchases.

Properties

         As of March 31, 2000, we leased substantially all of our facilities. At March 31, 2000, facilities operated included 75 dealerships, 15 inspection centers, 4 loan administration and collection facilities that service our loan portfolio, and our corporate office. Our corporate administrative office is located in Phoenix, Arizona.

Legal Proceedings

         We sell our cars on an "as is" basis. We require all customers to acknowledge in writing on the date of sale that we disclaim any obligation for vehicle-related problems that subsequently occur. Although we believe that these disclaimers are enforceable under applicable laws, there can be no assurance that they will be upheld in every instance. Despite obtaining these disclaimers, in the ordinary course of business, we receive complaints from customers relating to vehicle condition problems as well as alleged violations of federal and state consumer lending or other similar laws and regulations. Most of these complaints are made directly to us or to various consumer protection organizations and are subsequently resolved. However, customers occasionally name us as a defendant in civil suits filed in state, local, or small claims courts. Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel we do not expect the final outcome to have a material adverse effect on us.

                                   MANAGEMENT

Directors and Executive Officers

         Information concerning our directors and executive officers as of May 1, 2000 is below. The table gives the name, age, positions and offices with Ugly Duckling, principal occupation and business experience of the individual, family relationships, other directorships and certain other biographical information for our directors and executive officers. The table also includes for our directors the year in which he first became a director for us:

------------------------------- --------- ---------------------------------------------------------------------- -----------
             Name               Age       Position with Ugly Duckling & Business Experience                      Director
                                                                                                                 Since
------------------------------- --------- ---------------------------------------------------------------------- -----------
     Ernest C. Garcia II           42     Chairman of the Board of Ugly Duckling since its founding in 1992.        1992
                                          Mr. Garcia also served as Chief Executive Officer of Ugly Duckling until July 1999 and as President from 1992 to 1996.  Since 1991, Mr.
                                          Garcia has served as President of Verde Investments, Inc. (Verde), a real estate investment corporation that is an affiliate of Ugly
                                          Duckling.  See "Involvement in Certain Legal Proceedings" and
                                          "Certain Relationships and Related Transactions."
------------------------------- --------- ---------------------------------------------------------------------- -----------


                                    Page 44

------------------------------- --------- ---------------------------------------------------------------------- -----------
Christopher D. Jennings            46     Director of Ugly Duckling.  Also, Co-Chief Executive Officer of           1996
                                          Global EuroNet Group, a company focused on investment and merchant banking opportunities in the global technology sector, beginning in
                                          May 2000.  Prior to that time, he was a Managing Director of
                                          Friedman, Billings, Ramsey & Co., Inc., an investment banking firm, since April 1998.  Mr. Jennings served as a Managing Director of
                                          Cruttenden Roth Incorporated (Cruttenden Roth), also an investment banking firm, from 1995 to April 1998.  From 1992 to 1994, Mr.
                                          Jennings served as a Managing Director at the investment banking firm, Sutro & Co.  From 1989 to 1992, Mr. Jennings served as a
                                          Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund.  Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc. and Warburg
                                          Paribas Becker, Inc., both of which are investment banking firms.
                                          Mr. Jennings is also a director of Global Netfinancial.com, Inc.
                                          Mr. Jennings is a member of the Compensation Committee of the board and effective March 1999 is also a member of the Audit Committee.
                                          See "Certain Relationships and Related Transactions" and "Security
                                          Ownership of Certain Beneficial Owners and Management."
------------------------------- --------- ---------------------------------------------------------------------- -----------
John N. MacDonough                 56     Director of Ugly Duckling.  Also, the former Chairman and Chief           1996
                                          Executive Officer of Miller Brewing Company, a brewer and marketer of beer, from 1993 until April 1999.  Mr. MacDonough previously served from 1992 to 1993 as Miller Brewing's President and Chief
                                          Operating Officer.  Prior to 1992, he was employed in various positions at Anheuser Busch, Inc., also a brewer and marketer of beer.  Mr. MacDonough is a director of FSbuy.com, a company offering an e-commerce solution for the food service industry.  Mr.
                                          MacDonough is also a director of Marshall & Ilsley Bank and
                                          Wisconsin Energy Corporation, a utility engaged in the generation, transmission, distribution and sale of electric energy.  He is married to the sister of Mr. Sullivan.
------------------------------- --------- ---------------------------------------------------------------------- -----------
Gregory B. Sullivan                41     Director, President and Chief Executive Officer of Ugly Duckling          1998
                                          Corporation, since 1998 as Director, since March 1996 as President, and since July 1999 as CEO.  From March 1996 to July 1999, Mr.
                                          Sullivan served as Chief Operating Officer of Ugly Duckling.  Mr.
                                          Sullivan has also served as President of Ugly Duckling Car Sales,
                                          Inc. since December 1996.  From 1995 through February 1996, Mr.
                                          Sullivan was a consultant for us.  He formerly served as President and principal stockholder of National Sports Games, Inc., an amusement game manufacturing company that he co-founded in 1989 and sold in 1994.  Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm.  He is an inactive member of the State Bar of Arizona.  Mr. Sullivan's sister is married to Mr. MacDonough.
------------------------------- --------- ---------------------------------------------------------------------- -----------

                                    Page 45

------------------------------- --------- ---------------------------------------------------------------------- -----------
Frank P. Willey                    46     Director of Ugly Duckling.  Also, President of Fidelity National          1996
                                          Financial, Inc., a title insurance underwriter, since 1995.  From
                                          1984 to 1995, Mr. Willey served as the Executive Vice President and
                                          General Counsel of Fidelity National Title.  Mr. Willey is also a director of Fidelity National Financial, Inc. and CKE Restaurants,
                                          Inc., an operator of various quick-service restaurant chains.  He is a member of both the Compensation Committee and the Audit Committee of our board.
------------------------------- --------- ---------------------------------------------------------------------- -----------
Jon D. Ehlinger                    42     Vice President, General Counsel and Secretary of Ugly Duckling             --
                                          Corporation, since July 1999.  Beginning in July 1998, Mr. Ehlinger began serving as General Counsel and Secretary for Ugly Duckling's
                                          Car Sales subsidiaries and related dealership operations.  From 1997 to July 1998, Mr. Ehlinger worked as a corporate attorney in the law firm of Bonn, Luscher, Padden & Wilkins.  From April of 1996 to
                                          April of 1997 Mr. Ehlinger was self-employed as an attorney in the state of Arizona.  Mr. Ehlinger served as corporate counsel for
                                          First Interstate Bank in Phoenix, Arizona from 1984 to 1996.
------------------------------- --------- ---------------------------------------------------------------------- -----------
Steven T. Darak                    52     Senior Vice President and Chief Financial Officer of Ugly Duckling,        --
                                          since February 1994.  From June 1993 through January 1994, Mr. Darak was a consultant to us.  From 1989 to 1994, Mr. Darak owned and operated Champion Financial Services, Inc., a used car finance company we acquired in early 1994.  Prior to 1989, Mr. Darak served in various positions in the banking industry and in public accounting.
------------------------------- --------- ---------------------------------------------------------------------- -----------
Donald L. Addink                   50     Senior Vice President and Treasurer of Ugly Duckling, since June           --
                                          1999 as Treasurer and since November 1998 as Senior Vice President -
                                          Senior Analyst.  From 1995 to November 1998, he served as our Vice
                                          President - Senior Analyst.  From 1988 to 1995, Mr. Addink served as
                                          Executive Vice President of Pima Capital Co., a life insurance holding company.  Prior to 1988, Mr. Addink served in various capacities with a variety of insurance companies.  Mr. Addink is a
                                          Fellow of the Society of Actuaries and a Member of the American
                                          Academy of Actuaries.
------------------------------- --------- ---------------------------------------------------------------------- -----------

         Directors of Ugly Duckling are elected for 1 year terms. Each of our directors serve until the following annual meeting of Ugly Duckling or until his successor is duly elected and qualified. Our executive officers serve at the discretion our Board of Directors and hold office until their successors are chosen and qualified or until their earlier retirement, resignation, or removal. Except as summarized above, there is no family relationship among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

         Prior to 1992, when he founded Ugly Duckling, Ernest C. Garcia II was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1987 between Lincoln Savings and Loan Association
(Lincoln) and entities controlled by Mr. Garcia, the Resolution Trust Corporation, which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia's participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but in light of his cooperation with authorities both before and after he was charged, was sentenced to only three years probation, which has expired, was fined $50 (the minimum fine the court could assess), and during the period of his probation, which ended in 1996, was banned from becoming an officer, director or employee of any federally-insured financial institution or a securities firm without governmental approval.

In separate actions arising out of this matter, Mr. Garcia agreed not to violate the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were discharged by 1993.

        COMPENSATION OF EXECUTIVE OFFICERS, BENEFITS AND RELATED MATTERS

Summary Compensation Table

         The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities for us during the three fiscal years ended December 31, 1999 of our Named Executive Officers. "Named Executive Officers" consist of (1) each person serving as our Chief Executive Officer during 1999, (2) our 4 next most highly compensated executive officers serving as executive officers at December 31, 1999, and (3) 2 additional individuals who would have been reported under (2) above but for the fact that the individuals were not serving as executive officers for Ugly Duckling at December 31, 1999.

----------------------------------------- -------- ------------------------------------ ------------------------- ----------
                                                           Annual Compensation           Long-Term Compensation
                                                   ------------------------------------ -------------------------
                                                                                                 Awards
                                                                                        ------------- -----------
                                                                              Other                   Securities
                                                                             Annual      Restricted     Under-    All Other
           Name And Principal                                                Compen-       Stock        Lying      Compen-
                Position                   Year      Salary      Bonus       sation       Award(s)     Options     sation
                                                      ($)                      ($)          ($)         (#)(1)     ($)(2)
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Ernest C. Garcia II                       1999      $93,416          --    $ 3,258(3)                    100,000      --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    Chairman of the Board  and            1998     $150,462          --    $ 3,228(3)        --             --    $ 1,000
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    former Chief Executive Officer        1997     $131,677          --    $ 2,985(3)        --             --      $950
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Gregory B. Sullivan                       1999     $200,000     $60,000    $4,850 (4)        --          125,000      --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    President and Chief                   1998     $208,308          --    $ 1,156(4)        --          500,000  $    833
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
 Executive Officer                        1997     $197,846          --         --           --             --      $554
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Steven T. Darak                           1999     $175,000     $49,950      $870 (5)        --           35,000      --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    Senior Vice President, and            1998     $180,961          --    $ 1,750(5)        --       65,001(6)       --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    Chief Financial Officer               1997     $148,654    $ 25,000     $1,750(5)        --             --        --
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Donald L. Addink                          1999     $169,230     $18,000    --                --          45,000       --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    Senior Vice President --              1998     $171,346    $ 40,000    --                --        33,500(7)  $ 1,000
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
 Treasurer                                1997     $139,671      $10,000   --                --             --      $950
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Steven A. Tesdahl(8)                      1999     $198,941     $11,658
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    Senior Vice President                 1998     $187,115          --    --                --       75,000(9)   $ 1,000
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    and Chief Information Officer         1997       $53,846         --    --           $100,000(10)     100,000     --
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Jon Ehlinger                              1999     $135,076     $17,081    --                --           10,000      --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
 Vice President,                          1998       $56,307         --    --                --           10,000     --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
    General Counsel and Secretary         1997          --           --    --                --             --       --
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------
Ray Fidel                                 1999     $174,999      $4,354    $6,000(11)        --             --        --
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
 Former President, Cygnet Dealer Finance  1998     $147,115        $761    $1,500(11)
                                          -------- ----------- ----------- ------------ ------------- ----------- ----------
                                          1997     $132,692          --    $11,000(11)       --             --       --
----------------------------------------- -------- ----------- ----------- ------------ ------------- ----------- ----------

(1)  The amounts shown in this column  represent  stock options granted either pursuant to the Incentive Plan or the Executive Plan.
     For the Incentive Plan,  options  generally vest over a 5-year period,  with 20.0% of the options becoming  exercisable on each successive  anniversary of the date of grant.  For the Executive Plan,  options vest over a 5-year period,  with 20.0% becoming exercisable on each successive  anniversary of the date of grant, but subject to additional vesting hurdles based on the market price of our common stock as traded on Nasdaq and /or internal  financial  performance  targets.  Regardless  of the  preceding vesting  schedule  being met for the Executive Plan options,  such options also fully vest at a set date in the future.  (i.e.,
     "cliff vest"). See "Compensation of Executive Officers, Benefits and Related Matters - Long Term Incentive Plan" and " --- 1998
     Executive Incentive Plan" for a discussion of the Incentive Plan and Executive Plan, respectively.
(2)  The amounts shown in this column include the dollar value of 401(k) plan contributions made by Ugly Duckling for the benefit of our Named Executive  Officers.  The stock related portion of this amount only includes vested stock as of December 31, 1999 and the value is  calculated  with a share price of $6.88,  the closing  price of the stock as of December 31, 1999 (as reported by
     Nasdaq).
(3)  These  amounts  include car  allowances as follows:  (a) Mr. Garcia a $3,258 car allowance  during 1999, a $3,228 car allowance during 1998, and a $2,985 car allowance during 1997.
(4)  These amounts include $4,850 for Mr. Sullivan's personal use of a company car for 1999 and $1,156 for a portion of 1998.
(5)  These amounts include an $850 car allowance in 1999 and a $1,750 car allowance during each of 1998 and 1997.
(6)  Includes 15,001 options that were cancelled and reissued on November 17, 1998.
(7)  Includes 8,500 options that were cancelled and reissued on November 17, 1998.
(8)  Employment changes occurred for this officer as follows: Mr. Tesdahl became Senior Vice President and Chief Information Officer of Ugly Duckling on February 15, 2000.  Prior to that time,  effective  November 1998, we revised our officer  structure and as part of that process,

                                    Page 47


     Mr. Tesdahl stopped being an executive  officer for Ugly Duckling.  Mr. Tesdahl began his employment as an executive officer of
     Ugly Duckling in September 1997.
(9)  Includes 50,000 options that were cancelled and reissued on November 17, 1998.
(10) The dollar amount shown  represents  the market value as of the grant date of restricted  stock awarded to Mr. Tesdahl upon his initial  hiring in September  1997.  The grant was  pursuant to his  employment  agreement  with us and was made outside of the
     Incentive Plan and the Executive Plan. The award was for  approximately  7,692 shares at $13.00 per share (based on the closing price of our stock on the grant date as reported by Nasdaq). Under Mr. Tesdahl's employment agreement, these shares vested 100%
     in January 1998. At December 31, 1999, Mr. Tesdahl  retained  4,565 shares from the restricted  stock award,  valued at $31,407
     (based on the December 31, 1999 closing  price of our stock of $6.88 per share as reported by Nasdaq).
(11) This amount is for car allowances in 1999, 1998 and 1997.

Option Grants In Last Fiscal Year

         The following table provides information on option grants for the fiscal year ended December 31, 1999 to each of our Named Executive Officers.

------------------------------------------------------------------------------------------ --------------------------------
                                                                                            Potential Realizable Value At
                                    Individual Grants                                       Assumed Annual Rates Of Stock
                                                                                            Price Appreciation For Option
                                                                                                       Term(1)
------------------------------------------------------------------------------------------ --------------------------------
                                               Percent Of
                              Number Of          Total
                              Securities    Options Granted
                              Underlying      To Employees    Exercise
                               Options       In Fiscal Year    Price        Expiration
           Name              Granted (#)                        ($/Sh)         Date            5% ($)          10% ($)
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Ernest C. Garcia II           100,000 (2)        3.3%             $5.56        3/2/2009        349,665           886,121
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Gregory B. Sullivan           125,000 (2)      20.4%              $5.56        3/3/2009        437,082         1,107,651
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Steven T. Darak                35,000 (2)       5.7%              $5.56                        122,383           310,142
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Jon Ehlinger                    7,500 (3)       1.2%              $5.56        3/2/2009         26,225            66,454
                                2,500 (3)       0.4%               8.19       7/28/2009         12,876            32,632
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Donald L. Addink               35,000 (2)       5.7%              $5.56        3/2/2009        122,383           310,142
                               10,000 (3)       1.6%               8.19       7/28/2009         51,506           130,528
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Ray Fidel                        --            --                    --           --                --              --
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------
Steven A. Tesdahl                --            --                 --              --              --                --
--------------------------- --------------- ----------------- ----------- ---------------- --------------- ----------------

(1)  Potential  Realized Values are net of the exercise price,  but before taxes  associated  with the exercise.  Amounts  represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5%
     and 10% rates of stock price  appreciation are provided in accordance with the rules of the Securities and Exchange  Commission and do not represent our estimate or projection of the future price of our common stock.  Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock on the date of exercise.  Accordingly,  there can be no assurance  that the values shown in the last 2 columns will be realized.  The closing  price of our common stock on May 1, 2000 was $7.50 per share.
(2)  On March 2, 1999 Mr. Garcia was granted these options under the Executive  Plan at an exercise price equal to the fair value of the shares on the date of the grant.  The options  have a 10-year  term.  The  options  vest over a 5-year  period,  with 20.0%
     becoming  exercisable on each successive  anniversary of the date of grant. On March 2, 1999, Mr.  Sullivan,  Mr. Darak and Mr.
     Addink were granted  these  performance-based  stock option awards under the Executive  Plan.  They vest over a 5-year  period, subject to vesting  hurdles  based on the market  price of our common  stock as traded on Nasdaq and  certain  internal  target financial  performance  measures.  However,  even if the hurdles are not met,  these options fully vest on March 2, 2006 (i.e.,
     "cliff vesting"). The options have 10-year terms. See "Compensation of Executive Officers,  Benefits and Related Matters - 1998
     Executive Incentive Plan" for additional information on our Executive Plan.
(3)  These options were granted to the Named  Executive  Officers  under the Incentive  Plan at an exercise  price equal to the fair value of the shares on the date of grant.  The options have a 10-year term. The options vest over a 5-year  period,  with 20.0%
     becoming exercisable on each successive anniversary of the date of grant. See "Compensation of Executive Officers, Benefits and
     Related Matters - Long Term Incentive Plan" for additional information on our Incentive Plan.

Recent Option Grants In 1999

         On February 15, 2000, the Compensation Committee reviewed and approved, in advance, grants of stock options to Ugly Duckling employees. These grants include the right to acquire an aggregate of approximately 15,000 shares of our common stock at an exercise price of $8.438 per share. The options did not include awards to any Named Executive Officers.

         On April 17, 2000, the Compensation Committee reviewed and approved a grant of stock options to an employee. The grant included the right to acquire approximately 5,000 shares of our common stock at an exercise price of $7.406 per share. The Board and Compensation Committee also approved a grant of 5,000 options under the Executive Plan to each independent director on April 17, 2000.

    Aggregated Option Exercises in Last Fiscal Year and Option Values as of
                                December31, 1999

         The table below sets forth information with respect to option exercises and the number and value of options outstanding at December 31, 1999 held by our Named Executive Officers. Generally, we have not issued any other forms of stock based awards.

--------------------------- ---------------- ----------------- ---------------------------------- ----------------------------------
                                                                     Number of Securities               Value Of Unexercised
                                                                     Underlying Options At             In-The-Money Options At
                                                                    Fiscal Year End (#)(1)             Fiscal Year End ($)(2)
                                                               ----------------- ---------------- ----------------- ----------------
                                Shares
                              Acquired On         Value
           Name              Exercise (#)      Realized ($)      Exercisable      Unexercisable     Exercisable      Unexercisable
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Ernest C. Garcia II                --                --              --            100,000                --            $132,000.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Gregory B. Sullivan                --                --          207,800           558,200           $400,062.00        $265,828.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Steven T. Darak                    --                --           18,999            91,002             $6,028.25         $67,723.50
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Jon D. Ehlinger                    --                --            2,000            18,000                 $0.00          $9,900.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Donald L. Addink                   --                --            6,700            71,800             $2,975.00         $58,100.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Ray Fidel (3)                      --                --               --                --                 $0.00              $0.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------
Steven A. Tesdahl                  --                --          15,000             60,000            $17,500.00         $70,000.00
--------------------------- ---------------- ----------------- ----------------- ---------------- ----------------- ----------------

(1)  For the Incentive  Plan,  generally  options vest over a 5-year period,  with 20% of the options  becoming  exercisable on each successive  anniversary of the date of grant.  Under the Executive  Plan,  options vest over a 5-year  period,  with 20% of the options becoming  exercisable on each successive  anniversary of the date of grant,  but subject to additional  vesting hurdles based on the market  price of our  common  stock as traded on Nasdaq  and/or  certain  internal  target  financial  performance measures.  In any event, such options fully vest on January 15, 2005 or March 2, 2006 (i.e.,  "cliff vesting"),  depending upon their issuance date. See "Compensation of Executive Officers, Benefits and Related Matters- Long Term Incentive Plan" and " ---
     1998 Executive Incentive Plan" for additional information on the Incentive Plan and Executive Plan, respectively.
(2)  In-the-money  options are options for which the option  exercise  price (the fair market  value on the date of grant) was lower than the market price of our common  stock on December 31, 1999.  The market price of our common stock on December 31, 1999 was
     $6.88 per share based on the closing price of our stock on that date as reported by Nasdaq.  The values in the last two columns have not been, and may never be,  received by the Named  Executive  Officers.  Actual gains,  if any, on option  exercises will depend on the value of the common stock on the exercise dates. Accordingly,  there can be no assurance that the values shown in the last 2 columns will be realized. The closing price of our common stock on May 1, 2000 was $7.50 per share.
(3)  Prior to December 30, 1999, Mr. Fidel was the President of Ugly Duckling's Cygnet Dealer Finance  division.  As of December 30,
     1999 Cygnet  Dealer  Finance was sold to an  affiliate of Mr.  Garcia and Mr.  Fidel's  options  were  forfeited as part of the transaction by Mr. Fidel.

Long-Term Incentive Plan

         In June 1995, our stockholders approved the Long Term Incentive Plan (Incentive Plan). We believe that our Incentive Plan promotes the success and enhances the value of Ugly Duckling by (1) linking the personal interests of participants to those of our stockholders, and (2) providing participants with an incentive for outstanding performance. Under the Incentive Plan, we may grant various types of awards to our employees, consultants and advisors, including:

o        incentive stock options (ISOs),
o        nonqualified stock options (NQSOs),
o        performance shares,
o        restricted stock, and
o        performance-based awards.

         The Incentive Plan is administered by our board or a board committee (i.e., Compensation Committee), whose membership qualifies as non-employee directors and outside directors. The Compensation Committee has the authority to administer the plan, including the power to determine -

o    eligibility,
o    type and number of awards to be granted, and
o    terms and conditions of any award  granted,  including the price and timing
     of  awards,   vesting  and   acceleration   of  such  awards   (other  than
     performance-based awards).

         Thus far, we have only granted ISOs and NQSOs under this plan. Generally, these stock options have been subject to vesting over a 5-year period, with 20.0% of the options becoming exercisable by the holder on each successive anniversary date of the grant. The options generally expire 10 years after the grant date. The total number of shares of our common stock initially available for awards under the Incentive Plan was 1,800,000. The exercise price of all options granted under the plan in the past has equaled or exceeded the fair market value of our common stock on the date of grant. The plan has a "change of control" provision that is summarized below in this prospectus. See "Compensation of Executive Officers, Benefits and Related Matters -- Change of Control Arrangements."

         In 1999, the Compensation Committee granted, subject to certain conditions, approximately 312,250 options under the Incentive Plan. On February 15, 2000, we granted 15,000 options and on April 17, 2000 we granted 5,000 options under the Incentive Plan.

         At May 1, 2000 we had granted options under the plan to purchase approximately 1,391,485 shares of our common stock (net of canceled and lapsed grants) to various of our employees, of which approximately 1,005,365 were outstanding. Also at May 1, 2000, there were approximately 408,515 of our shares that remained available for grant under the plan.

1998 Executive Incentive Plan

         The 1998 Executive Incentive Plan (Executive Plan) was approved by our stockholders at our 1998 annual meeting. The plan became effective as of January 1998. Under the Executive Plan, Ugly Duckling may grant ISOs, NQSOs, SARs, performance shares, restricted stock, and performance-based awards to its employees, consultants and advisors. Although the Executive Plan allows broad based awards to be granted and thus is similar to the Incentive Plan, we currently intend to utilize the Executive Plan primarily for performance-based awards to our executives and key employees as noted previously. The total number of shares of our common stock initially available for awards under the Executive Plan was 800,000. The exercise price of all options granted under the Executive Plan in the past has been equal to the fair market value of our common stock on the date of grant. The plan is administered by the Compensation Committee and has a "change of control" provision that is summarized below in this prospectus. See "-- Change of Control Arrangements."

         At May 1, 2000, we had granted options under the plan to purchase 635,000 shares of our common stock (net of canceled and lapsed grants) under the Executive Plan to various officers of Ugly Duckling, of which 635,000 are still outstanding. There were 165,000 shares that remain available for grant under the plan as of May 1, 2000.

         Other than as summarized and noted above, the Executive Plan is similar to the Incentive Plan as described in this prospectus.

401(k) Plans

         Under both of our 401(k) plans, eligible employees may direct that we withhold a portion of their compensation, up to a legally established maximum, and contribute this amount to their accounts. We place all 401(k) plan contributions in trust funds within our 401(k) plans. Participants may direct the investment of their account balances among mutual or investment funds available under the plans. Until June 1, 1999, the 401(k) plans provided a matching contribution ranging from 10.0% to 25.0% of a participant's pretax contributions and discretionary additional matchings by us, if we authorize them. Beginning June 1, 1999, the 401(k) plans provide a matching contribution of Ugly Duckling stock of up to 50% for up to the first six percent of a participant's pre-tax contributions. The matching contribution vesting and percentage match are based upon years of service with one hundred percent vesting and fifty percent matching at five years. Amounts contributed to participant accounts under the 401(k) plans and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and, except in limited cases, the participant may not withdraw such amounts until death, retirement or termination of employment.

Contracts with Directors and Executive Officers and Severance Arrangements

Ernest C. Garcia II

         On January 1, 1996, we entered into a 3-year employment agreement with Mr. Garcia, our Chairman. This agreement was extended for another 3-year term effective December 31, 1998. The agreement established Mr. Garcia's base salary for 1996 at $120,000 per year and provided a minimum 10.0% increase in the base salary each year throughout the term of the agreement. In addition, the agreement provided for the continuation of Mr. Garcia's base salary and certain benefits for a period of 1 year in the event Mr. Garcia was terminated by us without cause prior to the expiration of the agreement. It also contained confidentiality and non-compete covenants. Mr. Garcia stepped down from his position as Chief Executive Officer of Ugly Duckling in July of 1999 and this agreement terminated at that time.

Donald L. Addink

         On June 1, 1995, we entered into a 5-year employment agreement with Mr. Addink, our Senior Vice President -- Senior Analyst, that was amended and restated effective August 1, 1997. This restated agreement expired May 31, 2000. The restated agreement established Mr. Addink's base salary at $165,000 per year beginning on or around the effective date of the restated agreement, a $10,000 bonus payment upon execution of the restated agreement, certain benefits, and the continuation of Mr. Addink's base salary and certain benefits for a period of 1 year (but not to exceed the expiration date of the agreement) in the event Mr. Addink is terminated by us without cause prior to expiration of the restated agreement. It also contained confidentiality and non-compete covenants. Further, it accelerated the vesting of Mr. Addink's 100,000 stock options previously granted under the Incentive Plan, as set forth in the table below. These options were originally granted pursuant to the Incentive Plan's general 5-year vesting schedule with 20% vesting each year.

    Original grant date                 Number       Exercise price                Accelerated
                                     Of shares(#)         Per share($)            Vesting date
    ------------------------------ ----------------- ------------------------ ----------------------
    June 1995                           58,000              $  1.72           August 1, 1997
    ------------------------------ ----------------- ------------------------ ----------------------
    June 1996                           25,000                 6.75           January 15, 1998
    ------------------------------ ----------------- ------------------------ ----------------------
    December 1996                       17,000                17.69           August 1, 1997
    ------------------------------ ----------------- ------------------------ ----------------------

Steven A. Tesdahl

         On August 16, 1997, we entered into an employment agreement with Mr. Tesdahl that was amended as of May 21, 1998. Mr. Tesdahl is Senior Vice President and Chief Information Officer of Ugly Duckling. The agreement provides for no minimum or maximum term of employment. But it does provide for: (1) his annual base salary at $175,000 per year with a minimum 10% increase on each anniversary of the hire date; (2) an initial stock option grant to acquire 100,000 shares of our common stock under the Incentive Plan, with terms and conditions consistent with the plan's general terms; (3) a grant of restricted stock valued at $100,000 on the approximate effective date of Mr. Tesdahl's employment with us, which fully vested as of January 15, 1998; and (4) certain other benefits. The agreement provides for the continuation of Mr. Tesdahl's base salary for a limited period in the event he is terminated by us without cause. The potential severance benefit decreases over time, and goes to zero after September 1, 2000. The agreement has a "change of control" provision that provides for certain rights and benefits to Mr. Tesdahl upon such an event occurring and either:

(1) he terminates his employment with us within 12 months after the change of control; or
(2) we terminate him without cause within 90 days prior to the change of control or within 12 months after the event.

         If these events occur, Mr. Tesdahl will receive a termination fee equal to 200% of his then current salary, and at the time of the change of control, his initial option will fully vest. The agreement adopts the Incentive Plan's definition of a "change of control" and adds an additional change of control event if neither Ernest C. Garcia II nor Gregory B. Sullivan is Chief Executive Officer of Ugly Duckling. See " -- Change of Control Arrangements."

                         Change of Control Arrangements

Long Term Incentive Plan

         The term "change of control" is defined in the Incentive Plan and is summarized in the next paragraph of this prospectus. Upon a change of control of Ugly Duckling the Compensation Committee, in its discretion, will either -

o cause all outstanding options and awards to be fully vested and exercisable and all restrictions to lapse, allowing participants the right to exercise options and awards before the change of control occurs (which event would otherwise terminate participants' options and awards); or
o cause all outstanding options and awards to terminate, if the surviving or resulting corporation agrees to assume the options and awards on terms that substantially preserve the rights and benefits of outstanding options and awards.

         Under the Incentive Plan, a "change of control" occurs upon any of the following events:

o a merger or consolidation of Ugly Duckling with another corporation where we are not the surviving entity or where our stock would be converted into cash, securities or other property, other than a merger in which our stockholders before the merger have the same proportionate ownership after the merger;
o with certain exceptions, any sale, lease, or other transfer of more than 40% of our assets or our earning power;
o    our stockholders approve a plan of complete liquidation or dissolution;
o any person (other than a current stockholder or any employee benefit plan) becoming the beneficial owner of 20% or more of our common stock; or
o during any 2-year period, the persons who are on our board at the beginning of such period and any new person whose election or nomination was approved by two-thirds of such directors cease to constitute a majority of the persons serving on our board.

1998 Executive Incentive Plan

         The Executive Plan provides that in the event of a "change of control" of Ugly Duckling, all outstanding options and awards will be fully vested and exercisable and all restrictions will lapse unless the surviving or resulting corporation agrees to assume the options and awards on terms that substantially preserve the rights and benefits of outstanding options and awards. The Executive Plan and the Incentive Plan have the same definition for the term "change of control."

Generally

         For   additional   information  on  change  of  control  and  severance
arrangements, see " -- Contracts with Directors and Executive Officers and Severance Arrangements."

           Compensation Committee Interlocks and Insider Participation

         There are no compensation committee interlocks and no officer or former officer of ours has ever been a member of our board's Compensation Committee. See "Certain Relationships and Related Transactions."

                          Compensation of Our Directors

         We pay our independent directors:

o    an annual retainer of $7,500 per year;
o $2,000 for physical attendance at meetings of the board and $1,000 for physical attendance at meetings of committees of the board on which they serve; and
o $1,000 for their attendance by telephone at meetings of the board and $500 for telephonic attendance at committee meetings.

         We also reimburse these directors for reasonable travel expenses for their attendance at these meetings. In addition, under Ugly Duckling's Director Incentive Plan (Director Plan), upon initial appointment or initial election to the board, each of our independent directors receives Ugly Duckling common stock valued at $30,000 (Director Stock). Director Stock generally vests in increments of 1/3 over a three-year period. Arturo Moreno stepped down from our board in June 1998 due to time constraints relating to his family and other business interests. In consideration for Mr. Moreno's invaluable services as a director over the past two years, we accelerated the vesting of the final one-third of Mr. Moreno's Director Stock in recognition of his services to us as a director. Similarly, when Mr. Abrahams resigned from the board in April of 1999, we accelerated the vesting of the final one-third of Mr. Abrahams' Director Stock in recognition of his services to us as a director.

         On April 20, 1999, our board and the Compensation Committee approved additional compensation for each of our independent directors. On that date it was determined that each independent director would receive a stock option to purchase 5,000 shares of Ugly Duckling common stock under the Incentive Plan. The options were granted effective June 21, 1999 at an exercise price of $6.28 per share (the closing price per Nasdaq and the fair market value of our stock on April 20, 1999), and fully vested as of June 21, 1999. In 2000, each of our independent directors were also granted 5,000 options under the Executive Plan. These options are non-qualified stock options, and it is our current intention to have annual option awards to our independent directors.

         We do not compensate directors who are also officers of Ugly Duckling for their service as directors and such directors are not eligible to participate in our Director Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table gives information as of May 1, 2000, unless another date is indicated, concerning:

o    each beneficial owner of more than 5% of our common stock;
o beneficial ownership by all our directors and all our other executive officers named in the Summary Compensation Table found earlier in this prospectus (Named Executive Officers); and
o beneficial ownership by all our directors and executive officers as a group.

         The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of July 1, 2000 (60 days after May 1, 2000) through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares these powers with his spouse) with respect to the shares set forth in the following table. Other than as set forth below, we know of no other 5% owner of our common stock as of May 1, 2000.

                                                 BENEFICIAL OWNERSHIP TABLE

                                                                                        Amount and Nature of        Percent of
Title of Class     Name of Beneficial Owner, Address and Other Information(1)
                                                                                  Beneficial Ownership(#)(2)(3)(4)  Class(2)(3)(4)
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Ernest C. Garcia II, Chairman of the Board and 5% Owner.        4,500,000     Direct                32.48%
                                                                                           0     Indirect
                                                                                      20,000     Vested Options
                                                                                  ----------
                                                                                   4,520,000     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Harris Associates L.P. (Harris) and an affiliate Harris         1,962,000     Direct                14.12%
                   Associates Investment Trust (Harris Trust), series                      0     Indirect
                   designated The Oakmark Small Cap Fund (4), 5% Owner, based              0     Vested Options
                                                                                  ----------
                   on Schedule 13G filing filed February 7, 2000 and effective     1,962,000     Total
                                                                                  ==========
                   as of December 31, 1999.  According to this Schedule 13G,
                   Harris Trust has shared voting and dispositive power over
                   1,750,000 shares of our common stock and Harris has
                   beneficial ownership of 1,962,000, including the shares
                   beneficially owned by Harris Trust.
                       Two North LaSalle Street, Suite 500
                       Chicago, Illinois 60602-3790
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Wellington Management Company, LLP, (4) 5% Owner, based on a      860,000     Direct                6.19%
                   Schedule 13G filing as of December 31, 1999, by Wellington              0     Indirect
                   Management Company, LLP.  According to the filing,                      0     Vested Options
                                                                                  ----------
                   Wellington Management Company, LLP has shared voting power        860,000     Total
                                                                                  ==========
                   over 264,600 shares of our common stock and shared
                   dispositive power over 860,000 shares of our common stock.
                        75 State Street
                        Boston, Massachusetts 02109
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Gregory B. Sullivan, Director, President and Chief Executive       59,800     Direct                2.58%
                   Officer                                                                 0     Indirect
                                                                                     307,800     Vested Options
                                                                                  ----------
                                                                                     367,600     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Steven T. Darak, Senior Vice President and Chief Financial        140,000     Direct                1.21%
                   Officer                                                                 0     Indirect
                                                                                      28,999     Vested Options
                                                                                  ----------
                                                                                     168,999     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Donald L. Addink, Senior Vice President and Treasurer              98,000     Direct                  *
                                                                                           0     Indirect
                                                                                      18,700     Vested Options
                                                                                  ----------
                                                                                     116,700     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
  Common Stock     Steven A. Tesdahl, Senior Vice President and Chief                 14,565     Direct                  *
                                        Information Officer                                0     Indirect
                                                                                      20,000     Vested Options
                                                                                  ----------
                                                                                      34,565     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Christopher D. Jennings, (5) Director, indirect ownership of        6,444     Direct                  *
                   a warrant to purchase 19,833 shares of our common stock held       19,833     Indirect
                   on behalf of Mr. Jennings by Cruttenden Roth, an investment         5,000     Vested Options
                                                                                  ----------
                   banking firm and previous employer of Mr. Jennings.  The           31,277     Total
                                                                                  ==========
                   warrants are convertible into our common stock at any time through June 21, 2001 at an exercise price of $9.45 per
                   share and are fully vested
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       John N. MacDonough, (5) Director, indirect ownership                4,444     Direct                  *
                   consists of shares of our common stock acquired by Mr.                100     Indirect
                   MacDonough's son.                                                   5,000     Vested Options
                                                                                  ----------
                                                                                       9,544     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Frank P. Willey, (5)(6) Director                                   27,144     Direct                1.29%
                                                                                     147,400     Indirect
                                                                                       5,000     Vested Options
                                                                                  ----------
                                                                                     179,544     Total
                                                                                  ==========


                                    Page 54

------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Jon D. Ehlinger, Vice President, Secretary and General              2,000     Direct                  *
                   Counsel                                                                 0     Indirect
                                                                                       3,500     Vested Options
                                                                                  ----------
                                                                                       5,500     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
Common Stock       Ray Fidel, Former President, Cygnet Dealer Finance                 10,000     Direct                  *
                                                                                           0     Indirect
                                                                                           0     Vested Options
                                                                                  ----------
                                                                                      10,000     Total
                                                                                  ==========
------------------ -------------------------------------------------------------- --------------------------------- -------------
                   All directors and executive officers as a group
                      (10 persons)                                                 5,443,729                           38.04%
------------------ -------------------------------------------------------------- --------------------------------- -------------

---------------
*    Represents less than one percent of the outstanding common stock.
(1)  Unless otherwise noted,  the address of each of the listed  beneficial  owners of our common stock is 2525 East Camelback Road,
     Suite 500, Phoenix, Arizona 85016.
(2)  "Vested  Options"  are options  that the holder can  exercise as of May 1, 2000.  These  options  were issued  under either the
     Incentive Plan or the Executive Plan and their related terms and conditions,  including vesting schedules. See "Compensation of
     Executive Officers, Benefits and Related Matters - Long Term Incentive Plan" and " - 1998 Executive Incentive Plan."
(3)  Shares of our common stock that are subject to options, warrants or other rights which are currently exercisable or exercisable within 60 days (i.e.,  as of July 1, 2000) are treated as  outstanding  for purposes of computing the  percentage of the person holding the option,  warrant or other right,  but are not treated as  outstanding  for  computing  the  percentage of any other person.  Except as indicated in footnote (4) below, the amounts and percentages are based upon 13,895,965  shares of our common stock outstanding as of May 1, 2000, net of shares we hold in our treasury.
(4)  Information  in the table that is  described  as based on  Schedule  13G and/or  amendment  filings  was  provided to us by the beneficial owner effective as of December 31, 1999, including the amount of securities beneficially owned and the percentage of class. We make no representation  as to the accuracy or completeness of the information  provided in these Schedule 13Gs and/or amendments or the information in the beneficial ownership table which is based solely on the filings.
(5)  The total and direct  ownership for each  independent  board member  includes  4,444 shares of our common stock that we granted under the Director  Plan.  We granted and issued  shares  having a value of $30,000 on or about the date of grant (i.e.,  4,444 shares of our common stock) to each independent  board member upon his appointment or election to our board in June 1996. Under the  Director  Plan,  these  shares  generally  vest  over a 3-year  period at an annual  rate of 33%,  beginning  on the first anniversary date after the grant date (June 1996).
(6)  Possible  indirect  ownership of shares of Ugly Duckling  acquired by Fidelity  National  Financial,  Inc. Mr. Willey disclaims beneficial ownership of such shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In the three most recent fiscal years, we have maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Our plan is that any significant future transactions between us and our affiliated entities, executive officers, directors, or significant stockholders will receive approval of a majority of our independent directors, will be fair and generally will be on terms no less favorable to us than we could obtain from non-affiliated parties.

         On December 30, 1999 Ugly Duckling sold its Cygnet Dealer Finance division (CDF) to an entity controlled by Mr. Garcia for an amount equal to the book value of CDF, approximately $37.5 million. This transaction occurred after several attempts by Ugly Duckling to sell or finance CDF, including the retention and effort of an investment banking firm to sell CDF in the first quarter of 1999. The purchase price of CDF was paid through the assumption by the buyer of approximately $8 million of outstanding debt owed by the Company to Verde Investments, Inc., an affiliate of Mr. Garcia; a $12 million, ten-year promissory note from the buyer to the Company that is guaranteed by Verde; and the remainder in cash. The Company also received warrants to acquire up to 50% of the buyer for $1, exercisable beginning two years from close though five years after the note is paid in full. The warrants would be forfeited in the event that the $12 million note is repaid in full within one year. The percentage of the buyer purchasable under the warrants would be reduced to 25% if the note were reduced to $4 million within two years and to 10% if the warrant were paid in full within two years.

         As part of the transaction, the board requested and received a fairness opinion from an investment banking firm and the transaction was reviewed by the Special Transaction Committee of the Board.

         In December, 1999, Verde Investments Inc., an affiliated company owned by Ernest C. Garcia, II, the Company's Chairman, acquired at a 10% discount of all the sale-leaseback properties sold to an unrelated investment company in March of 1998. We acquired the option to purchase these properties at Verde's purchase price at any time until December 31, 2000. Under the terms of the sale of Cygnet Dealer, the term of the option was extended and now the option expires simultaneously with our receiving payment in full of the $12 million note receivable arising from the sale of Cygnet Dealer or December 31, 2000, whichever comes later.

         Verde was one of our lenders for several years. As noted above, Ugly Duckling was released of all liability under its loan with Verde as part of the Cygnet Dealer Finance sale. Mr. Garcia, our Chairman, is also the President and sole stockholder of Verde.

         We believe that it is important for our directors and officers to be stakeholders in Ugly Duckling. With this in mind, in September 1997, our board approved a directors' and officers' stock repurchase program (D&O Stock Purchase Program). The program provided loans of up to $1.0 million in total to our directors and senior officers to assist them in purchasing our common stock on the open market from time-to-time. The D&O Stock Purchase Program provides for unsecured loans, with interest at 10% per year, and interest and principal payments due at the end of each loan term. These loans were amended to make them due on demand by Ugly Duckling effective in 1999. During 1997, senior officers purchased 50,000 shares of common stock under the program and we advanced $500,000 for these purchases. During 1998, senior officers purchased an additional 40,000 shares of common stock under the program and we advanced approximately $400,000 for these purchases. Through March 15, 2000 there were no additional purchases of common stock under the program. In addition, there have been no principal payments and minimal interest payments made to Ugly Duckling since the program began. The table that follows provides additional information on the D&O Stock Purchase Program for each of our executive officers as of year-end 1999.

     During  August  of  1999,  we made  loans to Mr.  Darak,  our  Senior  Vice
President and Chief Financial Officer, and to Mr. Addink, our Senior Vice President and Treasurer. The loans were employee advances. The indebtedness is unsecured, with interest at 10% per year, and principal and interest due upon demand. There have been no interest or principal payments made by Mr. Darak or Mr. Addink to Ugly Duckling since the inception of the loans, or on the September 1998 or October 1998 loans to Mr. Darak. The table that follows provides additional information on outstanding loans to our executive officers.

----------------------------------------------- -------------------- ------------- --------------------------- --------------
Name & title of executive officer               Nature of debt        Date debt    Principal Balance Of Debt     Number of
                                                                       incurred         At 12/31/99 ($)           Shares
                                                                                                               Purchased (#)
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Gregory B. Sullivan, CEO, President, &          D&O Stock Purchase   11/97 & 5/98         $198,126                20,000
Director                                        Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Steven T. Darak, Sr. VP & CFO                   D&O Stock Purchase   11/97                $100,000                10,000
                                                Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Steven P. Johnson, former Sr. VP, Gen.          D&O Stock Purchase   11/97                $100,000                10,000
Counsel & Secretary(1)                          Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Donald L. Addink, Sr. VP - Treasurer            D&O Stock Purchase   11/97                $100,000                10,000
                                                Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Steven A. Tesdahl, Sr. VP & CIO of Ugly         D&O Stock Purchase   5/98                  $98,126                10,000
Duckling                                        Program
  Car Sales
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Other Senior Officers(1)                        D&O Stock Purchase   11/97                $100,000                10,000
                                                Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
     TOTAL for D&O Stock Purchase Program       D&O Stock Purchase   11/97 & 5/98         $696,252                70,000
                                                Program
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Steven T. Darak, Sr. VP & CFO                   Employee Advance     9/98,                $368,684                  --
                                                                     10/98 & 8/99
----------------------------------------------- -------------------- ------------- --------------------------- --------------
Don Addink, Sr. VP-Treasurer                    Employee Advance     8/99                 $218,942                  --
----------------------------------------------- -------------------- ------------- --------------------------- --------------

(1)  As of December 31, 1999, Mr. Johnson and Ugly Duckling mutually agreed to terminate their employment relationship. In addition,
     Mr. Ray Fidel and Ugly Duckling also terminated  their  employment  relationship on December 30, 1999. In connection with these terminations,  the  principal  balance of the debt was reduced to zero in exchange for the company  receiving the Ugly Duckling stock initially purchased by them under the D&O Stock Purchase Program.  Mr. Fidel's exchange occurred in March of 2000 and Mr.
     Johnson's exchange occurred in May of 2000.

     From April 1998 to May 2000, Mr. Jennings, one of our directors, was a managing director of Friedman, Billings, Ramsey & Co., Inc., which makes a market in our common stock and from time to time may provide investment banking and other services to us.

                          DESCRIPTION OF CAPITAL STOCK

         We are a Delaware corporation and our affairs are governed by our certificate of incorporation and bylaws and the Delaware General Corporation Law. The following description of our capital stock is qualified in its entirety by reference to the provisions of the our Certificate of Incorporation and Bylaws, as amended.


         The authorized capital stock of Ugly Duckling consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. At May 26, 2000, there were approximately 13,897,965 shares of common stock issued and outstanding. As of May 26, 2000, there were no issued and outstanding shares of preferred stock.


Common Stock

         Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

         Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally
available  therefor.   We  do  not  anticipate  paying  cash  dividends  in  the
foreseeable future. See "Dividend Policy." In the event of liquidation, dissolution, or winding up of Ugly Duckling, the holders of common stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding preferred stock.

         Holders of common stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by us. All of the outstanding shares of common stock are validly issued, fully paid, and nonassessable.

         We are seeking stockholder approval at our next annual meeting, currently scheduled for July 27, 2000, of a proposal to amend our certificate of incorporation to allow our Board of Directors to authorize the issuance of up to 100 million shares of our common stock in series. Of the 100 million shares of common stock authorized, 75 million shares will be designated as Series A Common Stock. When the amendment becomes effective, each share of our existing common stock outstanding immediately prior to the amendment becoming effective will automatically be reclassified into one share of Series A Common Stock, and all warrants, options and other rights to acquire shares of our existing common stock will be converted into a right to acquire the same number of shares of Series A Common Stock on the same terms and conditions. Outstanding certificates that immediately prior to such effectiveness represented shares of our existing common stock will automatically and without any action by the holders of such stock be deemed to represent an equivalent number of shares of Series A Common Stock despite the absence of any indication in the certificate to that effect.

         Under the terms of the amendment, our board of directors, or a committee of our board of directors that is so authorized by the board of directors, will have the power to adopt resolutions authorizing the creation and issuance from time to time of one or more series of common stock in addition to the Series A Common Stock and to fix:

o the designation, voting powers, preferences and relative, participating, optional and other rights, if any, of each such series;
o the qualifications, limitations or restrictions, if any, of each such series; and
o    the number of shares constituting each such series.

         Our board or any committee of the board that is so authorized by the board of directors will also have the power to increase or decrease the number of shares of any series of common stock, subject to the limitations in our certificate of incorporation (including the amendment) and to provisions of law. The total number of shares of such series of common stock, in addition to the Series A Common Stock, that Ugly Duckling will have the authority to create and issue under the amendment will be 25 million.

Preferred Stock

         The Board of Directors of Ugly Duckling has the authority, without further action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of preferred stock could: (i) decrease the amount of earnings and assets available for distribution to holders of common stock; (ii) adversely affect the rights and powers, including voting rights, of holders of common stock; and (iii) have the effect of delaying, deferring, or preventing a change in control of Ugly Duckling.

Warrants

         The warrants that may be offered and sold by First Merchants under this prospectus ("First Merchants warrants") will be governed by the Warrant Agreement dated as of April 1, 1999 (the "Warrant Agreement") between us and Harris Trust Company of California, as warrant agent (the "Warrant Agent"). Holders of warrants are referred to the Warrant Agreement which is included as an exhibit to the Registration Statement of which this prospectus is a part for a complete statement of the terms of the First Merchants warrants. The following summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement. Capitalized terms used in this description of the First Merchants warrants and not defined herein have the meanings given to them in the Warrant Agreement.

         Each First Merchants warrant entitles the holder to purchase one share of our common stock for $20.00 per share, subject to adjustment as described herein (the "Warrant Price"). The First Merchants warrants can be exercised at any time through April 1, 2001.

         We can redeem the then outstanding First Merchants warrants, at our option, at $.10 per share of common stock purchasable upon exercise of such warrants, at any time after the average daily market price (defined below) per share of our common stock for a period of at least 10 consecutive trading days ending not more than fifteen days prior to the date of the redemption notice described below has equaled or exceeded $28.50. We must redeem all outstanding First Merchants warrants if any are redeemed, and any right to exercise an outstanding warrant shall terminate at 5:00 p.m. (New York City time) on the date fixed for redemption. Trading day means a day in which trading of securities occurred on Nasdaq. Appropriate adjustment shall be made to the redemption price and to the minimum daily market price required for redemption, in each case on the same basis as provided with respect to adjustment of the Warrant Price as described below.

         If we exercise our right to redeem, we will give notice to the Warrant Agent and the registered holders of the outstanding warrants by mailing or causing the Warrant Agent to mail to such registered holders a notice of redemption, first class, postage prepaid, at their addresses as they appear on the records of the Warrant Agent. The notice of redemption must specify the redemption price, the date fixed for redemption (which must be at least 30 days after the date such notice is mailed), the place where the warrant certificates must be delivered and the redemption price paid, and that the right to exercise the warrants will terminate at 5:00 P.M. (New York City time) on the date fixed for redemption.

         The term "daily market price" means either:

     (i) if our common stock is quoted on Nasdaq or the Nasdaq Small Cap Market or on a national securities exchange, the daily per share closing price of the common stock as quoted on Nasdaq or the Nasdaq Small Cap Market or on the principal stock exchange on which it is listed on the trading day in question, as the case may be, whichever is the higher. The closing price shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on Nasdaq or the Nasdaq Small Cap Market or on the national securities exchange on which our common stock is then listed; or

     (ii) if our common stock is traded in the over-the-counter market\ and not quoted on Nasdaq or the Nasdaq Small Cap Market nor on any national securities exchange, the closing bid price of the common stock on the trading day in question, as reported by Nasdaq or an equivalent generally accepted reporting service. If trading in our common stock is not reported by Nasdaq, the bid price referred to shall be the lowest bid price as quoted on the OTC Bulletin Board or reported in the "pink sheets" published by National Quotation Bureau, Incorporated.

         The warrants may be exercised in whole or in part by surrendering at the office of the Warrant Agent in Los Angeles, California, or at the office of any successor to the Warrant Agent, the warrant certificate evidencing such warrants, together with the subscription form set forth on the reverse of the warrant certificate, duly executed and endorsed, with signatures properly guaranteed, and accompanied by payment of the Warrant Price in cash or by certified or bank draft, payable in U.S. dollars to the order of the Warrant Agent. As soon as practicable after such exercise, we will cause to be issued and delivered to the holder or upon his order, in such name or names as may be directed by him, a certificate or certificates for the number of full shares of common stock to which he is entitled.

         If fewer than all of the warrants evidenced by a warrant certificate are exercised, the Warrant Agent will deliver to the holder a new warrant certificate representing the unexercised portion of the warrant certificate. We will not issue fractional shares upon exercise of a warrant, and instead, we will pay to the holder an amount in cash equal to such fraction multiplied by the then Current Market Price per share, determined in accordance with the Warrant Agreement.

         We will consider the person in whose name the stock certificate is to be issued to have become the holder of record of the stock represented by a warrant on the date when you exercise a warrant certificate and the Warrant Price is paid, or if our stock transfer books are closed on such date, on the next date on which such books shall be opened.

         We will not make a service charge for registration of transfer or exchange of any warrant certificate. We may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection with any registration of transfer of warrant certificates or the issuance of a warrant certificate in a name other than that of the registered holder of the warrants.

         We will adjust the number of shares of common stock issuable upon the exercise of the warrants and/or the Warrant Price if we pay a dividend or make a distribution in common stock, subdivide our outstanding common stock into a greater number of shares, combine our common stock into a smaller number of shares or issue by reclassification of our common stock, other securities of Ugly Duckling. For purposes of these adjustment mechanisms, "common stock" means our common stock as of the date of execution and delivery of the Warrant Agreement or any other class of stock or securities resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. Upon any adjustment of the number of shares issuable upon exercise of the warrants, the Warrant Price will also be adjusted proportionately.

         In the event that we consolidate with, merge into, or sell or convey our property, assets, or business as an entirety or substantially as an entirety to, another corporation, we and such successor or purchasing corporation will execute with the Warrant Agent an agreement that the registered holders of the warrants will have the right thereafter, upon payment of the Warrant Price in effect immediately prior to the action, to purchase, upon exercise of a warrant, the kind and amount of shares and other securities and property which the holder would have owned or been entitled to receive after the happening of such action had the warrants been exercised immediately prior to the consolidation, merger, or sale of assets.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization.

         The holders of unexercised warrants are not entitled, by virtue of being holders, to exercise any rights as stockholders of Ugly Duckling.

         Subject to certain requirements, from time to time we and the Warrant Agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects, or inconsistencies, or to make other provisions in regard to matters or questions arising under the Warrant Agreement which shall not be inconsistent with the provisions of the warrants, or which shall not adversely affect the interests of holders of the warrants (including reducing the Warrant Price or extending the redemption or exercise date). In any situation where the Warrant Agreement cannot be amended by us and the Warrant Agent as described above, the Warrant Agreement can be amended by us, the Warrant Agent, and the holders of a majority of the outstanding warrants representing a majority of the shares of common stock underlying such warrants, provided that, among other exceptions, without the consent of each holder of a warrant, except pursuant to the adjustment mechanisms of the Warrant Agreement, there can be no increase of the Warrant Price, reduction of the number of shares of common stock purchasable on exercise of the warrants, or reduction of the exercise period for the warrants.

Other Securities and Registration Rights

         In connection with our initial public offering, we issued warrants to SunAmerica to purchase 121,023 shares, as adjusted, of common stock at an exercise price per share of $6.75 and to Cruttenden Roth to purchase 170,000 shares of common stock at an exercise price per share of $9.45. The agreements with respect to the issuance of such warrants provide for certain registration rights. We are required to use our best efforts to effect such registrations, subject to certain conditions and limitations, and are required to pay all expenses of SunAmerica and Cruttenden Roth in connection with any registration of such securities, except for any underwriting discounts and commissions.

         In connection with our initial public offering, we registered the warrants issued to Cruttenden Roth and the shares underlying such warrants. Under the terms of such warrants, however, Cruttenden Roth could not exercise such warrants and sell the underlying common stock until June 21, 1997, and only pursuant to a currently effective registration statement. We also have registered the shares underlying the warrants issued to SunAmerica.

         In connection with a $15.0 million loan, we issued warrants to the lenders to purchase a total of 500,000 shares of our common stock at an exercise price of $10.00 per share and additional warrants to purchase a total of 75,000 shares of common stock at an exercise price of $10.81 per share, through February 12, 2001, subject to a call provision by us and containing certain registration rights.

         In connection with our involvement in the Reliance Acceptance Group bankruptcy proceedings, we issued warrants to Reliance to purchase 50,000 shares of common stock at an exercise price of $12.50 per share, with certain registration rights. Under the terms of a servicing agreement with Reliance and its approved plan of reorganization, once certain creditors of Reliance have been paid in full, we are entitled to certain incentive compensation in excess of the servicing fees that we have earned to date. We would receive the first $3.25 million in collections once the specified creditors have been paid in full and 15.0% thereafter. We are required to issue warrants to purchase up to 150,000 shares of common stock to the extent we receive the $3.25 million and, in addition, will be required to issue 75,000 warrants for each $1.0 million in incentive fee income we receive after we collect the $3.25 million. We do not anticipate receiving any incentive compensation or issuing any additional warrants.

We have authorized for issuance the following:

     o 1,800,000 shares of common stock under our Incentive Plan, as amended. See "Management - Compensation of Executive Officers, Benefits and Related Matters - Long-Term Incentive Plan."
     o 50,000 shares of common stock under our Director Incentive Plan. See "Management - Compensation of our Directors."
     o 800,000 shares of common stock under our 1998 Executive Incentive Plan. See "Management - Compensation of Executive Officers, Benefits and Related Matters - 1998 Executive Incentive Plan."

Limitation of Liability and Indemnification of Directors and Officers

         Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director of Ugly Duckling shall not be personally liable to us or our stockholders for monetary damages for breach of such director's fiduciary duty, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;
     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
     o in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
     o for any transaction from which the director derives an improper benefit.

         The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director's duty of care. In addition, our Certificate of Incorporation provides that we will indemnify any person who is or was a director, officer, employee, or agent of Ugly Duckling, or who is or was serving at our request as a director, officer, employee, or agent of another corporation or entity, against expenses, liabilities, and losses incurred by any such person by reason of the fact that such person is or was acting in such capacity. We have also obtained insurance on behalf of our directors and officers for any liability arising out of such person's actions in such capacity.

         We have entered into agreements to indemnify our directors and certain officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Ugly Duckling, arising out of such person's services as a director or officer of Ugly Duckling, any of our subsidiaries, or any other company or enterprise to which such person provides services at our request. To the extent that our Board of Directors or stockholders may in the future wish to limit or repeal our ability to provide indemnification as set forth in our Certificate of Incorporation, such repeal or limitation may not be effective as to directors or officers who are parties to the indemnification agreements because their rights to full protection would be contractually assured by such agreements. It is anticipated that similar contracts may be entered into, from time to time, with our future directors. We believe that the indemnification provisions in our Certificate of Incorporation and in the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Certain Bylaw Provisions

         Our Bylaws, as amended, contain several provisions that regulate the nomination of directors and the submission of proposals in connection with stockholder meetings. Our Bylaws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the Board of Directors at a stockholders meeting must give notice of any proposals not less than 60 days nor more than 90 days prior to the meeting. Such notice is required to contain certain information as set forth in the Bylaws. No business matter shall be transacted nor shall any person be eligible for election as a director unless proposed or nominated, as the case may be, in strict accordance with this procedure set forth in our Bylaws.

         Although the Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Ugly Duckling, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. Our procedures with respect to all stockholder proposals and the nomination of directors will be conducted in accordance with Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common stock is Harris Trust Company of California, 601 S. Figueroa, Los Angeles, California 90017.

                             SELLING SECURITYHOLDERS

         The following table sets forth the name of each selling securityholder, the aggregate number of shares of common stock beneficially owned by each selling securityholder as of May 26, 2000, the aggregate number of warrants and related warrant shares registered hereby that each selling securityholder may offer and sell pursuant to this prospectus, and the aggregate number of shares of common stock that will be beneficially owned by each selling securityholder after completion of the offering. However, because the selling securityholder may offer all or a portion of the warrants and related warrant shares at any time and from time to time after the date hereof, the exact number of shares of common stock that each selling securityholder may retain upon completion of the offering cannot be determined at this time. All of the warrants are issued and outstanding as of the date of this prospectus. To our knowledge, none of the selling securityholders has had any material relationship with us or any of our predecessors or affiliates within the past three years, except in connection with the transactions effected in the First Merchants bankruptcy proceedings. See "Prospectus Summary - Ugly Duckling - We conducted a series of transactions with First Merchants Acceptance Corporation."

                                                              Warrants
                                                             and related
                                                           Warrant Shares
                                                            to be Offered
                                                           for the Selling
                                    Shares Beneficially   Securityholder's    Shares Beneficially
                                      Owned Prior to           Account          Owned after the
   Selling Securityholder              the Offering                                Offering

First Merchants Acceptance
     Corporation..................          325,000              325,000                    0
                                            =======              =======                    =

                              PLAN OF DISTRIBUTION

First Merchants Warrants, related Warrant Shares, and Stock Option Shares

         The First Merchants Warrants were issued to First Merchants on the effective date of First Merchants' plan of reorganization. The term "equity holders," when used in this prospectus, will mean the equity holders of First
Merchants on the effective date of the plan of reorganization. Under First Merchants' plan of reorganization, equity holders received the benefit of 32,500 warrants. First Merchants may:

     o distribute that portion of the warrants allocable to its equity holders (the "Equity Warrants") directly to such holders,
     o hold the Equity Warrants until exercise and either distribute the warrant shares to its equity holders or sell the warrant shares and distribute the proceeds to such holders, or
     o sell the Equity Warrants and distribute the proceeds to its equity holders.

         With respect to any remaining First Merchants warrants not allocated to the equity holders of First Merchants, First Merchants may:

     o    distribute such warrants to its unsecured creditors,
     o hold such warrants until exercise and either distribute the warrant shares to its unsecured creditors or sell the warrant shares and distribute the proceeds thereof to its unsecured creditors, or
     o sell such warrants and distribute the proceeds to its unsecured creditors, or if necessary, use the proceeds of the sale of warrants or warrant shares to pay ongoing administrative and operating expenses.

         The warrant shares relating to the First Merchants warrants will be issued from time to time upon exercise of the warrants by the holders thereof in accordance with the Warrant Agreement. See "Description of Capital Stock -- First Merchants Warrants."

         At our option, we have the right to issue up to 5,000,000 shares of our common stock to First Merchants or its unsecured creditors or equity holders (the "Stock Option") in exchange for all or part of First Merchants' portion of the recoveries on the contracts we service after First Merchants makes certain prior payments ("Excess Collections"). If we decide to exercise the Stock Option, we must give First Merchants at least 15 days advance notice of the date on which we will exercise the Stock Option and the number of shares of our common stock that we will issue on the exercise date ("Stock Option Shares"). We may only exercise the Stock Option one time. On the exercise date, the aggregate value of the Stock Option Shares will be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of our common stock on the Nasdaq (the "Stock Option Value".) After issuance and delivery of the Stock Option Shares, we will be entitled to receive First Merchants' share of cash distributions from the Excess Collections until we have received cash distributions equal to the Stock Option Value. This would be in addition to our right to receive our 17.5% share from the Excess Collections. In order to exercise the Stock Option,

     o the value of our common stock on the exercise date and the closing price for our common stock on each day during the previous 10 trading days must be at least $8.00 per share,
     o we must have registered the Stock Option Shares under the Securities Act of 1933 and the Stock Options Shares must be unrestricted and transferable,
     o we must have taken all steps necessary to allow First Merchants to distribute the Stock Option Shares to its unsecured creditors, and
     o we cannot have purchased any of our common stock (except upon the exercise of previously issued and outstanding options, warrants or other rights) or announced any stock repurchase programs from the delivery of the notice of our intent to exercise this option through the exercise date.

         If we issue the Stock Option Shares directly to First Merchants, First Merchants may either distribute such shares to its unsecured creditors or sell such Stock Option Shares and distribute the proceeds to its unsecured creditors, or if necessary, use the proceeds of the sale of the Stock Option Shares to pay ongoing administrative and operating expenses.

         First Merchants or its nominees or pledgees may sell or distribute some or all of the First Merchants warrants and/or related warrant shares and/or Stock Option Shares from time to time through dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq (as to the warrant shares and/or Stock Option Shares only), in privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, in brokerage transactions, in a combination of such transactions or by any other legally available means. Such transactions may be effected by First Merchants or its nominees or pledgees at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or agents participating in such transactions may receive compensation in the form of discounts, concessions or commissions from First Merchants or its nominees or pledgees (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or agent might be in excess of those customary in the type of transaction involved. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

         First Merchants will be deemed to be an underwriter, as such term is defined in Section 2(11) of the Securities Act, of the First Merchants warrants, warrant shares, and Stock Option Shares to the extent that it participates, directly or indirectly, in the distribution of such securities. Both Ugly Duckling and First Merchants have agreed to indemnify the other against certain liabilities including certain liabilities under the Securities Act.

General

         Our common stock is traded on Nasdaq under the symbol "UGLY." The First Merchants Warrants will not be listed on any national securities exchange or admitted for trading on Nasdaq.

         We are bearing the expenses of registration of the First Merchants warrants and Stock Option Shares offered hereby, which we estimate will be approximately $400,000.

                                  LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona.

                                     EXPERTS

         The consolidated financial statements of Ugly Duckling Corporation as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "Commission") with respect to the First Merchants warrants, warrant shares, and Stock Option Shares offered hereby. Please see the registration statement and the exhibits and schedules filed as part of the registration statement for further information about us and our stock. You may examine the registration statement, including the exhibits thereto, at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, you can obtain copies of all or any part of the registration statement, including such exhibits, from the Commission at its principal office in Washington, D.C., upon payment of the required fees.

         We are subject to the reporting and informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements, and other information with the Commission. You may inspect and copy such reports, proxy statements, and other information filed by us at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. You may obtain copies of such material from the Public Reference Room of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the required fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as us, that file electronically with the Commission.

         Our common stock is traded on Nasdaq. Reports, proxy statements, and other information filed by us may be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20007.


                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                        Independent Auditors' Report...............................................    F-2

                        Consolidated Financial Statements:

                          Consolidated Balance Sheets as of December 31, 1999 and 1998.............    F-3

                          Consolidated Statements of Operations for the years ended December 31,
                        1999, 1998                                                                     F-4
                             and 1997..............................................................

                          Consolidated Statements of Stockholders' Equity for the years ended
                        December 31,                                                                   F-5
                             1999, 1998 and 1997...................................................

                          Consolidated Statements of Cash Flows for the years ended December 31,
                        1999, 1998                                                                     F-6
                             and 1997..............................................................

                        Notes to Consolidated Financial Statements.................................    F-7

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                        Condensed Consolidated Financial Statements:

                          Condensed Consolidated Balance Sheets as of March  31, 2000 and December     F-24
                        31, 1999...................................................................

                          Condensed Consolidated Statements of Operations for the three months ended
                        March 31, 2000 and 1999....................................................    F-25

                          Consolidated Statements of Cash Flows for the three months ended March 31,
                        2000 and 1999..............................................................    F-26

                        Notes to Consolidated Financial Statements.................................    F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ugly Duckling Corporation:

         We have audited the accompanying consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ugly Duckling Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                    KPMG LLP

Phoenix, Arizona
March 10, 2000

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                           December 31,
                                                                    ----------------------------
                                                                        1999            1998
                                                                    ------------    ------------
                               ASSETS

Cash and Cash Equivalents.......................................... $      3,683    $      2,544
Finance Receivables, Net...........................................      365,586         126,168
Note Receivable from Related Party.................................       12,000              --
Inventory..........................................................       62,865          44,145
Property and Equipment, Net........................................       31,752          28,631
Intangible Assets, Net.............................................       14,618          14,433
Other Assets.......................................................       12,327          14,363
Net Assets of Discontinued Operations..............................       33,880         106,997
                                                                    ------------    ------------
                                                                    $    536,711    $    337,281
                                                                    ============    ============

                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Accounts Payable............................................... $      3,185    $      2,137
    Accrued Expenses and Other Liabilities.........................       26,905          16,766
    Notes Payable - Portfolio......................................      275,774         101,732
    Other Notes Payable............................................       36,556          15,899
    Subordinated Notes Payable.....................................       28,611          37,980
                                                                    ------------    ------------
       Total Liabilities...........................................      371,031         174,514
                                                                    ------------    ------------
Stockholders' Equity:
    Preferred Stock $.001 par value, 10,000,000 shares authorized,
       none issued and outstanding.................................           --              --
    Common Stock $.001 par value, 100,000,000 shares authorized,
       18,656,000 and 18,605,000 issued, respectively, and
       14,888,000 and 15,841,000 outstanding,
       respectively................................................           19              19
    Additional Paid-in Capital.....................................      173,273         173,809
    Retained Earnings..............................................       12,709           3,449
    Treasury Stock, at cost........................................      (20,321)        (14,510)
                                                                    ------------- ---------------
        Total Stockholders' Equity.................................      165,680         162,767
Commitments and Contingencies .....................................           --              --
                                                                    ------------    ------------
                                                                    $    536,711    $    337,281
                                                                    =============   ============


          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                       Years Ended December 31,
                                                              -------------------------------------------
                                                                   1999           1998           1997
                                                              ------------   ------------   -------------
Sales of Used Cars........................................... $    389,908   $    287,618     $  123,814
Less:
   Cost of Used Cars Sold....................................      219,037        165,282         72,358
   Provision for Credit Losses...............................      102,955         65,318         22,354
                                                                ----------     ----------     ----------
                                                                    67,916         57,018         29,102
                                                                ----------     ----------     ----------
Other Income:
   Interest Income...........................................       68,574         17,287         12,559
   Portfolio Interest Expense................................       14,597          2,860            175
                                                                ----------     ----------     ----------
    Net Interest Income......................................       53,977         14,427         12,384
   Gain on Sale of Loans.....................................          --          12,093          6,721
   Servicing and Other Income................................        7,472         15,481         12,325
                                                                ----------     ----------     ----------
                                                                    61,449         42,001         31,430
                                                                ----------     ----------     ----------
Income before Operating Expenses.............................      129,365         99,019         60,532
                                                                ----------     ----------     ----------
Operating Expenses:
   Selling and Marketing.....................................       23,132         18,246         10,538
   General and Administrative................................       81,570         69,894         39,414
   Depreciation and Amortization.............................        6,948          4,912          3,148
                                                                ----------     ----------     ----------
                                                                   111,650         93,052         53,100
                                                                ----------     ----------     ----------
Income before Other Interest Expense.........................       17,715          5,967          7,432

Interest Expense from Subordinated Debt......................        3,028            161            531
                                                                ----------     ----------     ----------
Earnings before Income Taxes.................................       14,687          5,806          6,901
Income Taxes.................................................        6,000          2,351          2,820
                                                                ----------     ----------     ----------
Earnings from Continuing Operations..........................        8,687          3,455          4,081
Discontinued Operations:
Earnings (Loss) from Operations of Discontinued Operations
    net of income taxes (benefit) of $172, ($440) and $3,759.          248           (703)         5,364
Earnings (Loss) from Disposal of Discontinued Operations, net
    of income taxes (benefit) of $225, ($5,393), and  $0.....          325         (8,455)            --
                                                                ----------     -----------    ----------
Net Earnings (Loss)..........................................   $    9,260     $   (5,703)    $    9,445
                                                                ==========     ===========    ==========
Earnings  per Common Share - Continuing Operations:
   Basic.....................................................   $     0.58     $     0.19     $     0.23
                                                                ==========     ==========     ==========
   Diluted...................................................   $     0.57     $     0.19     $     0.22
                                                                ==========     ==========     ==========
Net Earnings (Loss) per Common Share:
   Basic.....................................................   $     0.61     $    (0.32)    $     0.53
                                                                ==========     ===========    ==========
   Diluted...................................................   $     0.60     $    (0.31)    $     0.52
                                                                ==========     ===========    ==========


          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                 ( IN THOUSANDS)




                                            Number of Shares                                                     Total
                                       -------------------------                   Retained                  Stockholders'
                                        Common         Treasury       Common       Earnings      Treasury       Equity
                                       -----------     --------    -----------   ------------    ---------    -----------
Balances at December 31,  1996........    13,327            --       $  82,612     $    (293)    $      --     $   82,319
Issuance of Common Stock for Cash.....     5,194            --          89,398            --            --         89,398
Issuance of Common Stock Warrants.....        --            --             612            --            --            612
Net Earnings for the Year.............        --            --              --         9,445            --          9,445
                                       ---------       -------       ---------     ---------     ---------     ----------
Balances at December 31, 1997.........    18,521            --         172,622         9,152            --        181,774
Issuance of Common Stock for  Cash....        84            --             306            --            --            306
Issuance of Common Stock  Warrants....        --            --             900            --            --            900
Purchase of Treasury Stock for Cash...        --           (75)             --            --          (535)          (535)
Acquisition of Treasury  Stock  for
    Subordinated Debentures...........        --        (2,689)             --            --       (13,975)       (13,975)
Net Loss for the Year.................        --            --              --        (5,703)          --          (5,703)
                                         -------     ---------       ---------     ----------  -----------     -----------
Balances at December 31, 1998.........    18,605        (2,764)      $ 173,828     $   3,449   $ (14,510)      $  162,767
Issuance of Common Stock for  Cash....        51            --             364            --            --            364
Repurchase of Common Stock Warrants...                      --            (900)           --            --           (900)
Purchase of Treasury Stock for Cash...        --        (1,004)             --            --        (5,811)        (5,811)
Net Earnings for the Year.............        --            --              --         9,260            --          9,260
                                       ---------       -------       ---------     ---------     ---------     ----------
Balances at December 31, 1999.........    18,656        (3,768)      $ 173,292     $  12,709   $ (20,321)      $  165,680
                                       =========       ========      =========     =========   ==========      ==========




          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)


                                                                               Years Ended December 31,
                                                                        ------------------------------------
                                                                            1999         1998         1997
                                                                        -----------  -----------  ----------
Cash Flows from Operating Activities:
    Net Earnings (Loss)..............................................   $     9,260   $  (5,703)   $   9,445
Adjustments to Reconcile Net Earnings (Loss) to Net Cash Provided by
    (Used in) Operating Activities from Continuing Operations:
    Loss (Earnings) from Discontinued Operations.....................          (573)      9,158       (5,364)
    Provision for Credit Losses......................................       102,955      65,318       22,354
    Gain on Sale of Loans............................................           --      (12,093)      (6,721)
    Deferred Income Taxes............................................        (3,078)     (2,759)         510
    Depreciation and Amortization....................................         7,579       5,071        3,150
    Purchase of Finance Receivables for Sale.........................           --     (207,085)    (116,830)
    Proceeds from Sale of Finance Receivables........................           --      159,498       81,098
    Collections of Finance Receivables for Sale......................        16,644      22,000       15,554
      Increase in Goodwill from Acquisitions.........................        (1,217)       (528)          --
      Loss on Disposal of Property and Equipment.....................            43         903           --
    Increase in Inventory............................................       (18,720)    (11,773)     (20,592)
    Decrease (Increase) in Other Assets..............................         1,415        (967)      (1,252)
    Increase in Accounts Payable, Accrued Expenses, and Other                 7,751       2,715        6,345
    Liabilities......................................................
    Increase (Decrease) in Income Taxes Receivable/Payable...........         6,772      (1,233)      (1,377)
                                                                        -----------  -----------  -----------
       Net Cash Provided by (Used in) Operating Activities

          of Continuing Operations...................................       128,831      22,522      (13,680)
                                                                        -----------   ---------    ----------
Cash Flows from Investing Activities:
    Increase in Finance Receivables..................................      (403,742)   (111,467)          --
    Collections of Finance Receivables...............................        80,877      40,112           --
    Increase in Investments Held in Trust............................       (36,152)     (8,927)      (8,475)
    Advances under Notes Receivable..................................       (12,000)         --           --
    Repayments of Notes Receivable...................................           763         149          151
    Proceeds from disposal of Property and Equipment.................            77      28,563           --
    Purchase of Property and Equipment...............................        (8,974)    (22,825)     (18,764)
    Payment for Acquisition of Assets................................          (169)         --      (35,841)
                                                                        ------------ ----------   -----------
       Net Cash Used in Investing Activities of Continuing Operations      (379,320)    (74,395)     (62,929)
                                                                        -----------   ---------    ---------
Cash Flows from Financing Activities:
    Additions to Notes Payable.......................................       751,070      49,967       22,578
    Repayments of Notes Payable......................................      (577,028)     (5,185)          --
    Additions to Other Notes Payable.................................        59,180      21,825           --
    Repayments of Other Notes Payable................................       (38,523)    (13,502)          --
    Issuance of Subordinated Notes Payable...........................           --       15,000           --
    Repayment of Subordinated Notes Payable..........................       (10,000)     (2,000)      (2,000)
    Proceeds from Issuance of Common Stock...........................           364         306       89,398
    Acquisition of Treasury Stock....................................        (5,811)       (535)          --
    Other, Net.......................................................        (1,324)       (862)        (180)
                                                                        -----------   ----------   ---------
       Net Cash Provided by Financing Activities of Continuing
            Operations ..............................................       177,928      65,014      109,796
                                                                        -----------   ---------    ---------



Net Cash Provided by (Used in) Discontinued Operations...............        73,700     (14,134)     (48,105)
                                                                        -----------   ----------   ---------
Net Increase (Decrease) in Cash and Cash Equivalents.................         1,139        (993)     (14,918)
Cash and Cash Equivalents at Beginning of Year.......................         2,544       3,537       18,455
                                                                        -----------   ---------    ---------
Cash and Cash Equivalents at End of Year.............................   $     3,683   $   2,544    $   3,537
                                                                        ===========   =========    =========
Supplemental Statement of Cash Flows Information:
    Interest Paid....................................................   $    17,580  $    10,483   $   5,382
    Income Taxes Paid................................................         2,154        1,633       6,570
    Assumption of Debt in Connection with Acquisition of Assets......            --           --      29,900
    Purchase of Property and Equipment with Notes Payable............            --          825          --
    Purchase of Property and Equipment with Capital Leases...........            --           --         357
    Purchase of Treasury Stock with Subordinated Notes Payable.......            --       13,975          --
    Issuance (Repurchase) of Warrants for Subordinated Note Payable..          (900)         900          --


          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1) Organization, Operations and Acquisitions

    Ugly Duckling Corporation, a Delaware corporation (the Company), was incorporated in April 1996 as the successor to Ugly Duckling Holdings, Inc.
(UDH), an Arizona corporation formed in 1992.

    The Company, through wholly-owned subsidiaries, operates 72 used car sales dealerships, 15 inspection centers, and four loan-servicing facilities. Two additional wholly-owned special purpose securitization subsidiaries are Ugly Duckling Receivables Corporation and Ugly Duckling Receivables Corporation II, both of which are "bankruptcy remote subsidiaries". Their assets at December 31, 1999 and 1998 include both continuing and discontinued residuals in finance receivables sold and investments held in trust in the amounts of $78.6 million and $68.1 million, respectively. The assets of these two special purpose securitization subsidiaries generally would not be available to satisfy claims of creditors of the Company.

    During 1999 and 1997 the Company completed a total of five acquisitions. These acquisitions were recorded in accordance with the "purchase method" of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized over periods ranging from fifteen to twenty years. The results of operations of the acquired entities have been included in the accompanying statements of operations from the respective acquisition dates.

    During 1999, the Company completed two acquisitions of two portfolios and nine car sales locations. In August, 1999, the Company acquired certain assets of DCT of Ocala Corporation, including four dealerships in Orlando, Florida and a loan portfolio of approximately $15 million in exchange for approximately $12.1 million in cash. In November, 1999, the Company acquired certain assets of Virginia Auto Mart, including five dealerships in Richmond, Virginia and a loan portfolio of approximately $6.8 million in exchange for approximately $3.9 million in cash and $2.7 million in debt provided by the sellers. The excess of the purchase price over the fair values of the net assets acquired was approximately $1.1 million.

    During 1997, the Company completed three acquisitions. In January 1997, the Company acquired substantially all of the assets of Seminole Finance Corporation and related companies (Seminole),including four dealerships in Tampa/St. Petersburg and a loan portfolio of approximately $31.1 million in exchange for approximately $2.5 million in cash and assumption of $29.9 million in debt. In April 1997, the Company purchased substantially all of the assets of E-Z Plan, Inc. (EZ Plan), including seven dealerships in San Antonio and a loan portfolio of approximately $24.3 million in exchange for approximately $26.3 million in cash. In September 1997, the Company acquired substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars-Yes Holdings Inc. and related companies, including twelve dealerships, in exchange for approximately $5.5 million in cash. The excess of the purchase price over the fair values of the net assets acquired was approximately $16.0 million.

(2) Discontinued Operations

    During the first quarter of 1998, the Company closed its branch office network (the "Branch Offices") through which the Company purchased retail installment loans, and exited this line of business. The Company plans to complete servicing its existing portfolio. The Company recorded a pre-tax charge to discontinued operations of $15.1 million (approximately $9.2 million, net of income taxes) in 1998 for branch closing costs, loan losses and related loan servicing expenses. Loan losses and related loan servicing expenses have exceeded amounts originally provided for such activities and in the fourth quarter of 1999 the Company recorded an additional charge of $2.5 million ($1.5 million net of income tax) for costs and loan losses associated with the remaining portfolio servicing activities. The Company has reclassified the accompanying consolidated balance sheets and consolidated statements of operations of the Branch Offices to Discontinued Operations.

    The Company's Cygnet Dealer program provided qualified used car dealers with warehouse purchase facilities and revolving lines of credit primarily secured by the dealers finance receivable portfolios. In December, 1999, the Company sold its Cygnet Dealer Finance (CDF) subsidiary to an entity controlled by Ernest C. Garcia II, Chairman and principal shareholder of the Company, for approximately $37.5 million, the estimated book value of the Company's investment in CDF. As a result of the sale, CDF has been reclassified as discontinued operations for 1999 and all preceding years.

    The purchase price of CDF was paid through the assumption by the buyer of approximately $8.0 million of outstanding debt owed by the Company to Verde Investments Inc. (Verde), an affiliate of Mr. Garcia, a $12 million, 10-year promissory note from the buyer to the Company that is guaranteed by Verde, and the remainder in cash. The note is subordinate to the initial financing obtained by Cygnet Dealer.

    Effective December 31, 1999, the Company adopted a formal plan to abandon any effort for its third party dealer operations to acquire loans or servicing rights to additional portfolios. Accordingly, our Cygnet Servicing and the associated Cygnet Corporate segment also are reported as components of discontinued operations. The Company plans to complete servicing the portfolios that it currently services.

    No gain or loss has been recorded on the disposal of Cygnet Servicing as the Company anticipates that over the servicing period, expected to be approximately 30 months, it will realize a net gain.

    The components of Net Assets of Discontinued Operations as of December 31, 1999 and December 31, 1998 follow ($ in thousands):

                                                                       December 31,
                                                                  ---------------------
                                                                     1999        1998
                                                                  ----------  ---------
Finance Receivables, net.........................................  $ 14,837    $ 65,065
Residuals in Finance Receivables Sold............................     3,742      10,500
Investments Held in Trust........................................     1,545       3,665
Notes Receivable, net of Subordinated Notes Payable..............     6,697      22,071
Property and Equipment...........................................     2,114       5,538
Servicing Receivable.............................................     6,125          --
Other Assets, net of Accounts Payable and Accrued Liabilities....    (1,180)      6,182
Disposal Liability...............................................        --      (6,024)
                                                                  ---------    ---------
                                                                  $  33,880    $106,997
                                                                  =========    ========


    Following is a summary of the operating results of the Discontinued Operations for the years ended December 31, 1999, 1998, and 1997 ($ in thousands):
                                                           December 31,
                                               ---------------------------------
                                                  1999        1998        1997
                                               ----------  ----------  ---------
Revenues......................................  $  46,705  $   33,193   $ 34,515
Operating Expenses............................     38,056      40,508     19,338
Interest Expense..............................      7,673       7,676      6,053
                                                ---------  ----------   --------
Gain (Loss) before Income Tax (Benefit).......        976     (14,991)     9,124
Income Tax (Benefit)..........................        403      (5,833)     3,760
                                                ---------  -----------  --------
Earnings (Loss) from Discontinued Operations..  $     573  $   (9,158)  $  5,364
                                                =========  ===========  ========


(3) Summary of Significant Accounting Policies

Principles of Consolidation

    The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

    The Company provides sales finance services in connection with the sales of used cars to individuals residing in numerous metropolitan areas. The Company operated a total of 72, 56, and 41 used car dealerships (Company dealerships) in eleven, nine and ten metropolitan markets at December 31, 1999, 1998, and 1997, respectively.

    Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash equivalents generally consist of interest-bearing money market accounts.

Revenue Recognition

    Revenue from the sales of used cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

    Interest income is recognized using the interest method. Direct loan origination costs related to loans originated at Company dealerships are deferred and charged against finance income over the life of the related installment sales loan as an adjustment of yield. The accrual of interest is suspended if collection becomes doubtful, generally 90 days past due, and is resumed when the loan becomes current. Interest income also includes income on the Company's residual interests from its securitization program.

Residuals in Finance Receivables Sold, Investments Held in Trust, and Gain on Sale of Loans

    Under the current legal structure of the securitization program, the Company sells loans to Company subsidiaries that then securitize the loans by transferring them to separate trusts that issue several classes of notes and certificates collateralized by the loans. The securitization subsidiaries then sell Class A notes or certificates (Class A obligations) to investors, and subordinate classes are retained by the Company. The Company continues to service the securitized loans.

    The Class A obligations have historically received investment grade ratings. To secure the payment of the Class A obligations, the securitization subsidiaries obtain an insurance policy from MBIA Insurance Corporation that guarantees payment of amounts to the holders of the Class A obligations. Additionally, a cash "reserve" account is established for the benefit of the Class A obligations holders. The reserve accounts are classified in the financial statements as Investments Held in Trust and are a component of Finance Receivables, Net.

    For securitization transactions closed during the third quarter of 1998 and prior, gains on sale were computed based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocated the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale. The retained portion is reported as Residuals in Finance Receivables Sold and is a component of Finance Receivables, Net

    Residuals in Finance Receivables Sold represents the present value of future cash flows from the underlying trust portfolios. These securitization transactions were discounted with a rate of 12% using the "cash out method". To the extent that actual cash flows on a securitization are below original estimates and differ materially from the original securitization assumptions and, in the opinion of management, those differences appear to be other than temporary in nature, the Company's residual will be adjusted, with corresponding charges against income in the period in which the adjustment is made. Such evaluations are performed on a security by security basis, for each residual interest retained by the Company.

     Residuals in Finance Receivables are classified as "held-to-maturity" securities in accordance with SFAS No. 115.

    Securtization transactions closed subsequent to September 30, 1998 have been accounted for as a collateralized borrowing in accordance with SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). The loan contracts included in the transaction remain in Finance Receivables and the Class A obligations are reflected in Notes Payable.

Servicing Income

    Under servicing agreements for all Company securitizations, servicing fees are earned and paid monthly. Servicing Income is recognized when earned for securitization transactions structured as sales. Servicing Income earned on securitization transactions structured as borrowings are eliminated in consolidation. All servicing costs are charged to expense as incurred. In the event delinquencies and/or losses on any portfolio serviced exceed specified levels, the Company may be required to transfer the servicing of the portfolio to another servicer.

Finance Receivables and Allowance for Credit Losses

    Finance  Receivables  consist  of  contractually   scheduled  payments  from
installment sales contracts (loans) net of unearned finance charges, plus accrued interest receivable, direct loan origination costs, residuals in finance receivables sold, investments held in trust, and allowance for credit losses.

    The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Direct loan origination costs represent the unamortized balance of costs incurred in the origination of loans.

    An allowance for credit losses (allowance) is established by charging the provision for credit losses and the allocation of acquired allowances. For loans generated by the Company dealerships, the allowance is established by charging the provision for credit losses. To the extent that the allowance is considered insufficient to absorb anticipated credit losses, additions to the allowance are established through a charge to the provision for credit losses. The evaluation of the allowance considers such factors as the performance of each dealership's loan portfolio, the Company's historical credit losses, the overall portfolio quality and delinquency status, the value of underlying collateral, and current economic conditions that may affect the borrower's ability to pay.

Inventory

    Inventory consists of used vehicles held for sale, which is valued at the lower of cost or market, and repossessed vehicles, which are valued at market value. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of used vehicles sold is determined on a specific identification basis.

Property and Equipment

    Property and Equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, which range from three to ten years for equipment and thirty years for buildings. Leasehold and land improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements.

    The Company has capitalized costs related to the development of software products for internal use. Capitalization of costs begins when technological feasibility has been established and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of five years.

Goodwill

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally fifteen to twenty years.

Post-Sale Customer Support Programs

    A liability for the estimated cost of post sale customer support, including car repairs and the Company's down payment back and credit card programs, is established at the time the used car is sold by charging Cost of Used Cars Sold. The liability is evaluated for adequacy through a separate analysis of the various programs' historical performance.

Interest Expense

    The  Company  allocates  interest  expense  to  discontinued  operations  in accordance with guidance under EITF 87-24: "Allocation of Interest to Discontinued Operations". Thereunder, interest expense charged to discontinued operations is limited to the total of interest on debt assumed by the discontinued operations and an allocation of other consolidated interest that is not directly attributable to other continuing operations of the Company. Other consolidated interest that cannot be allocated to operations of the Company is allocated based on a uniform ratio of consolidated debt to equity.

Income Taxes

    The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Option Plan

    The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method as defined in SFAS No. 123 had been applied.

    The Company uses one of the most widely used option pricing models, the Black-Scholes model (Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

Earnings Per Share

    Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Impairment of Long-Lived Assets

    Long-Lived Assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statement amounts to conform to the current year presentation.

(4) Finance Receivables, Net

    A summary of Finance Receivables, Net follows ($ in thousands):

                                                          December 31,
                                                  --------------------------
                                                      1999          1998
                                                  -----------   ------------
   Contractually Scheduled Payments.............  $   492,937   $   131,510
   Unearned Finance Charges.....................     (134,119)      (37,574)
                                                   -----------   -----------
   Loan Principal Balances......................      358,818        93,936
   Add: Accrued Interest Receivable.............        3,741           877
         Loan Origination Costs, Net............        5,079         2,237
                                                   ----------    ----------
   Principal Balances, Net......................      367,638        97,050
   Residuals in Finance Receivables Sold........       17,382        33,331
   Investments Held in Trust....................       56,716        20,564
                                                   ----------    ----------
   Finance Receivables..........................      441,736       150,945
   Allowance for Credit Losses..................      (76,150)      (24,777)
                                                  ------------  ------------
   Finance Receivables, Net.....................   $  365,586    $  126,168
                                                   ==========    ==========


    A summary of Residuals in Finance Receivables Sold (Residuals) follows ($ in thousands):

                                                                        December 31,
                                                                ------------------------
                                                                    1999          1998
                                                                -----------   ----------
Retained Interest in Subordinated Securities.................   $   17,335    $   51,243
Net Interest Spreads, less Present Value Discount............        6,113        25,838
Reduction for Estimated Credit Loss..........................       (6,066)      (43,750)
                                                                ----------    ----------
Residuals in Finance Receivables Sold........................   $   17,382    $   33,331
                                                                ==========    ==========

Underlying Principal Balances Outstanding on Securitization

Transactions with Residuals .................................   $   65,662    $  198,747
                                                                ==========    ==========
Estimated Credit Losses and Allowances as a % of
    Underlying Principal Balances Outstanding................         10.2%         22.0%
                                                                ===========  ============

    A summary of activity for the Residuals in Finance Receivables Sold follows ($ in thousands):
                                                      December 31,
                                         -------------------------------------
                                             1999          1998         1997
                                         -----------   -----------  ----------
Balance, Beginning of Year............   $   33,331    $   13,277   $    8,512
Additions.............................          --         35,435       17,734
Amortization and write-down...........      (15,949)      (15,381)     (12,969)
                                         -----------   -----------  -----------
Balance, End of Year..................   $   17,382    $   33,331   $   13,277
                                         ==========    ==========   ==========

    During the year ended December 31, 1997, the Company recorded a $5.7 million charge to write-down the Residuals in Finance Receivables Sold. No such charge was recorded for the year ended December 31, 1999 or 1998. The 1997 charge had the effect of increasing the cumulative net loss assumption to approximately 27.5%, for the securitization transactions that took place prior to June 30, 1997. For the securitization transaction that took place in September 1997, net losses were estimated using total expected cumulative net losses at loan origination of approximately 27.5%, adjusted for actual cumulative net losses prior to securitization. For securitization transactions completed during the nine month period ended September 30, 1998, net losses were estimated using total expected cumulative net losses at loan origination of approximately 29.0%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1% per month of the beginning of month balance.

    A summary of activity for Investments Held in Trust follows ($ in thousands):

                                                          December 31,
                                             -----------------------------------
                                                 1999         1998        1997
                                             ----------   ----------  ----------
Balance, Beginning of Year.................. $   20,564   $   11,637  $    3,162
Initial Deposits at Securitization..........     21,427       13,071       6,068
Additional Deposits from Trust collections..      7,217        5,879       2,407
Collections in Transit......................     15,484        3,594          --
Disbursements to the Company................     (7,976)     (13,617)         --
                                             -----------  ----------- ----------
Balance, End of Year........................ $   56,716   $   20,564  $   11,637
                                             ==========   ==========  ==========

    In connection with its securitization transactions, the Company provides a credit enhancement to the investor. The Company makes an initial cash deposit, generally 4% of the initial underlying finance receivables principal balance, into an account held by the trustee (reserve account) and pledges this cash to the trust to which the finance receivables were sold. Additional deposits from the residual cash flow (through the trustee) are made to the reserve account as necessary to attain and maintain the reserve account at a specified percentage, ranging from 8.0% to 10.5%, of the underlying finance receivables principal balances.

    During 1999, we made initial reserve account deposits totaling approximately $21.4 million. The required aggregate reserve account balance, based upon the targeted percentages, was approximately $53.8 million at December 31, 1999, with balances in the reserve accounts totaling approximately $41.2 million. As of December 31, 1999, the amount remaining to be funded to meet the required aggregate balance was approximately $10.7 million.

(5)      Allowance for Credit Losses

    A summary of the activity for the allowance for credit losses on finance receivables follows ($ in thousands):

                                                                   December 31,
                                                      -------------------------------------
                                                          1999          1998         1997
                                                      -----------   -----------  ----------
Balances, Beginning of Year.......................... $   24,777    $   10,356   $    1,625
Provision for Credit Losses..........................    102,955        65,318       22,354
Allowance on Acquired Loans..........................      6,424            --       15,309
Reduction Attributable Sale of Finance Receivables...         --       (44,539)     (21,408)
Net Charge Offs......................................    (58,006)       (6,358)      (7,524)
                                                      -----------   -----------  -----------
Balances, End of Year................................ $   76,150    $   24,777   $   10,356
                                                      ==========    ==========   ==========

(6)  Note Receivable - Related Party

    The Note Receivable - Related Party originated from the Company's December 1999 sale of its Cygnet Dealer Finance subsidiary to Cygnet Capital Corporation, an entity controlled by Ernest C. Garcia II, Chairman and principal shareholder of the Company. The $12.0 million note from Cygnet Capital Corporation has a 10 year term, with interest payable quarterly at 9%, due December 2009, is secured by capital stock of Cygnet Capital Corporation and is guaranteed by Verde. Under the terms of the agreement, Mr. Garcia will be allowed to pay down the principal balance up to a maximum of $8 million through the redemption of Ugly Duckling common stock (valued at 98% of the average of the closing prices of the stock on NASDAQ for the ten trading days prior to the redemption) as long as Mr. Garcia's ownership interest of voting stock does not fall below 15% or result in a breach of a covenant.

(7)   Property and Equipment

    A summary of Property and Equipment as of December 31, 1999 and 1998 follows ($ in thousands):
                                                            December 31,
                                                    -------------------------
                                                        1999          1998
                                                    -----------   -----------
 Land.............................................. $     5,431   $     3,721
 Buildings and Leasehold Improvements..............      14,751         9,915
 Furniture and Equipment...........................      24,086        19,345
 Construction in Process...........................         538         2,872
                                                    -----------   -----------
                                                         44,806        35,853
 Less Accumulated Depreciation and Amortization....     (13,054)       (7,222)
                                                    ------------  -----------
 Property and Equipment, Net....................... $    31,752   $    28,631
                                                    ===========   ===========

    In 1998 the Company sold certain real property to an investment company at its cost and leased back the properties for an initial term of twenty years.

    This property was then sold by the buyer to Verde. Verde has provided to the Company an option to buy back the property from Verde. The option expires with the Company receiving payment in full of the $12 million note receivable arising from the sale of Cygnet Dealer on December 31, 2000, whichever comes first.

    Interest expense capitalized in 1999, 1998 and 1997 totaled zero, $135,000, and $229,000, respectively.

(8)   Notes Payable

    Notes Payable, Portfolio

     A summary of Notes Payable, Portfolio at December 31, 1999 and 1998 follows ($ in thousands):

                                                                                           December 31,
                                                                                     ----------------------
                                                                                         1999        1998
                                                                                     ----------  ----------

Revolving facility for $125,000,000 with GE Capital, secured by substantially
    all assets of the Company, including $61.1 million in finance receivables.....   $   41,717   $  51,765
Class A Obligations issued pursuant to the company's Securitization Program, secured by underlying pools of finance receivables and reserve accounts
   totaling $342.6 million at December 31, 1999...................................      236,555      50,607
                                                                                     ----------  ----------
    Subtotal......................................................................      278,272     102,372
    Less:  Unamortized Loan Fees..................................................        2,498         640
                                                                                     ----------  ----------
    Total.........................................................................   $  275,774  $  101,732
                                                                                     =========== ==========

    The revolving facility note payable has interest payable daily at 30 day LIBOR plus 3.15% (8.71% at December 31, 1999) through June 2000. The revolving facility is subject to a one-year extension provision upon mutual consent of both parties. The revolving facility agreement also contains various reporting and performance covenants, including the maintenance of certain ratios, limitations on additional borrowings from other sources, restrictions on certain operating activities, and a restriction on the payment of dividends under certain circumstances. The Company is currently in compliance with these covenants.

    Class A obligations have interest payable monthly at rates ranging from 5.7% to 6.8% and are secured by underlying pools of finance receivable loans and reserve accounts which total $335.5 million at December 31, 1999. Monthly principal reductions on Class A obligations approximate 70% of the principal reductions on the underlying pool of finance receivable loans.

    Other Notes Payable

    A summary of Other Notes Payable at December 31, 1999 and 1998 follows ($ in thousands):

                                                                                           December 31,
                                                                                     ---------------------
                                                                                        1999        1998
                                                                                     ----------  ---------

Note payable, secured by the capital stock of UDRC and UDRC II....................   $   33,900  $      --
$15 million note payable to a finance Company,  secured by the capital stock
   of UDRC and  UDRC II..........................................................            --     12,234
Others bearing interest at rates ranging from 7.5% to 11% due through August
    2001, secured by certain real property and certain property and equipment             2,939      3,930
                                                                                     ----------  ---------
                                                                                         36,839     16,164
    Less:  Unamortized Loan Fees.................................................           283        265
                                                                                     ----------  ---------
    Total........................................................................    $   36,556  $  15,899
                                                                                     =========== =========

    In 1999, we borrowed approximately $38.0 million from an unrelated party for a term of two years. The note calls for monthly principal payments of not less than $800,000 through May 2000 and $1.7 million per month thereafter plus interest at a rate equal to LIBOR (6.64% at December 31, 1999) plus 550 basis points. Future minimum principal payments required under this note payable are $15.9 million in 2000 and $18.0 million in 2001. The remaining balance, if any, is due at maturity, May 1, 2001. The note payable balance is $33.9 million at December 31, 1999.

    In 1998, the Company borrowed $15.0 million for a term of 364 days from Greenwich Capital. We paid interest on this loan at an interest rate equal to LIBOR plus 400 basis points. The note payable balance is $12.2 million at December 31, 1998 and was paid in full in 1999.

    Subordinated Notes Payable

    A summary of Subordinated Notes Payable at December 31, 1999 and 1998 follows ($ in thousands):

                                                                                            December 31,
                                                                                       ----------------------
                                                                                         1999         1998
                                                                                       ---------    ---------
$15 million senior subordinated notes payable to unrelated parties, bearing interest at 12% per annum  payable  quarterly,  principal  due February
    2001 and is senior to subordinated debentures.................................     $  15,000    $  15,000
$17.5 million subordinated debentures, interest at 12% per annum
    (approximately 18.8% effective rate) payable semi-annually with the
    entire  principal balance due October 23, 2003................................        17,479       17,479
$14 million unsecured note payable with Verde, interest payable monthly at
    10%  per annum with annual principal payments of $2 million , maturing
    June 2003.....................................................................            --       10,000
                                                                                       ---------    ---------
       Subtotal...................................................................        32,479       42,479
       Less:  Unamortized Loan Fees...............................................           605          761
                  Unamortized Premium - subordinated debentures...................         3,263        3,738
                                                                                       ---------    ---------
       Total......................................................................     $  28,611    $  37,980
                                                                                       =========    =========

    In connection with the 1998 issuance of the $15 million senior subordinated notes payable, the Company issued warrants, to the lenders to purchase up to 500,000 shares of the Company's Common Stock. The warrants were valued at approximately $900,000, have an exercise price of $10.00 per share and are exercisable at any time until the later of February 2001, or such time as the notes have been paid in full.

    During 1998 the Company issued $17.5 million of subordinated debentures in exchange for 2.7 million shares of Company common stock valued at $14.0 million ("Exchange Offer"), including $370,000 of costs incurred for the Exchange Offer. The debentures are subordinate to all other Company indebtedness and contain certain call provisions at the option of the Company. The debentures were issued at a premium of approximately $3.9 million in excess of the market value of the shares tendered, which will be amortized as interest expense over the life of the debentures.

    Interest expense related to the subordinated note payable with Verde totaled $879,000, $1.1 million, and $1.2 million during the years ended December 31, 1999, 1998 and 1997, respectively. As the Verde note was assumed by CDF, interest expense for all three years is reclassified as a component of interest expense within operating results of Discontinued Operations.

(9) Income Taxes

    Income taxes from continuing operations totaled $6.0 million, $2.3 million, and $2.8 million for years ended December 31, 1999, 1998 and 1997, respectively (an effective tax rate of 40.9%, 40.5%, and 40.9%, respectively). Reconciliation between taxes computed at the federal statutory rate of 35%, 34% and 35% in 1999, 1998 and 1997 respectively at the effective tax rate on earnings before income taxes are as follows ($ in thousands):

                                                       December 31,
                                            ----------------------------------
                                                1999        1998        1997
                                              --------    --------    --------
Computed "Expected" Income Taxes ...........  $  5,140    $  1,974    $  2,415
State Income Taxes, Net of Federal Effect...       785         385         425
Other, Net..................................        75          (8)        (20)
                                              --------    ---------   ---------
                                              $  6,000    $  2,351    $  2,820
                                              ========    ========    ========

    Components of income taxes (benefit) for the years ended December 31, 1999, 1998 and 1997 follow ($ in thousands):

                                            Current      Deferred       Total
                                          ----------     ---------    --------
1999:

   Federal..............................  $    2,839     $  1,953     $  4,792
   State................................       1,403         (195)       1,208
                                          ----------     ---------    --------
                                               4,242        1,758        6,000
   Discontinued operations..............         683         (280)         403
                                            --------     ---------    --------
                                          $    4,925     $  1,478     $  6,403
                                          ==========     ========     ========
1998:

   Federal..............................  $     (188)    $  1,955     $  1,767
   State................................          29          555          584
                                          ----------     --------     --------
                                                (159)       2,510        2,351
   Discontinued operations..............          21       (5,854)      (5,833)
                                          ----------     ---------    ---------
                                          $     (138)    $ (3,344)    $ (3,482)
                                          ===========    =========    =========
1997:

   Federal..............................    $  1,751     $    424     $  2,175
   State................................         560           85          645
                                            --------     --------     --------
                                               2,311          509        2,820
   Discontinued operations..............       2,589        1,170        3,759
                                          ----------   ----------     --------
                                            $  4,900     $  1,679     $  6,579
                                          ==========     ========     ========

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 are presented below ($ in thousands):

                                                                                      December 31,
                                                                                -----------------------
                                                                                   1999         1998
                                                                                ----------   ----------
Deferred Tax Assets:
   Finance Receivables, Principally Due to the Allowance for Credit Losses..    $    2,655   $    2,282
   Inventory................................................................         1,413           --
   Federal and State Income Tax Net Operating Loss Carryforwards............           979        1,224
   Discontinued Operations Liability........................................           583        2,410
   Accrued Post Sale Support................................................           949          717
   Deferred Rent............................................................           312           35
   Other....................................................................           741          899
                                                                                  --------     --------
   Total Gross Deferred Tax Assets..........................................         7,632        7,567
   Less: Valuation Allowance................................................          (735)        (735)
                                                                                  ---------    ---------
      Net Deferred Tax Assets...............................................         6,897        6,832
                                                                                  --------     --------
Deferred Tax Liabilities:
   Software Development Costs...............................................        (2,607)      (2,191)
   Inventory................................................................            --       (1,176)
   Loan Origination Fees....................................................        (2,075)        (255)
   401K.....................................................................          (449)          --
   Other....................................................................          (619)        (584)
                                                                                  --------     --------
      Total Gross Deferred Tax Liabilities..................................        (5,750)      (4,206)
                                                                                  --------     --------
      Net Deferred Tax Asset (Liability)....................................    $    1,147   $    2,626
                                                                                ==========   ==========

    There was no change in the Valuation Allowance for the year ended December 31, 1999 and an increase of $735,000 in 1998. In assessing the ability to realize the Deferred Tax Assets, management considers whether it is more likely than not that some portion or all of the Deferred Tax Assets will not be realized. The ultimate realization of Deferred Tax Assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of Deferred Tax Liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the Deferred Tax Assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the established valuation allowance at December 31, 1999.

    At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $148,000, which, subject to annual limitations, are available to offset future taxable income, if any, through 2011.

(10) Servicing

    Pursuant to the Company's securitization program that began in 1996, the Company securitizes loan portfolios with servicing retained. The Company services the securitized portfolios for a monthly fee ranging from .25% to .33% (generally, 3.0% to 4.0% per annum) of the beginning of month principal balance of the serviced portfolios. The Company recognized servicing income of $7.5 million, $15.5 million, and $12.3 million in the years ended December 31, 1999, 1998 and 1997, respectively.

    Servicing income is primarily a result of fees earned on Company securitizations where the loan portfolios were sold with servicing retained. As the Company currently structures its securitization transactions as borrowings, it is expected that servicing income will reduce significantly in future periods.

    The Company has not established any servicing assets or liabilities in connection with its securitizations as the revenues from contractually specified servicing fees and other ancillary sources have been just adequate to compensate the Company for its servicing responsibilities. Pursuant to the terms of the various servicing agreements, the serviced portfolios are subject to certain performance criteria. In the event the serviced portfolios do not satisfy such criteria, the servicing agreements contain various remedies up to and including the removal of servicing rights from the Company.

(11) Lease Commitments

    The Company leases used car sales facilities, loan servicing centers, offices, and certain office equipment generally from unrelated entities under various operating leases that expire through March 2019. The leases require monthly rental payments and contain various renewal options from one to ten years. In certain instances, the Company is also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs. Rent expense totaled $13. 0 million, $11.4 million and $5.4 million for the years ended December 31, 1999, 1998, and 1997, respectively.

    A summary of future minimum lease payments required under noncancelable operating leases with remaining lease terms in excess of one year as of December 31, 1999 follows ($ in thousands):

                                                               Total
                                                            -----------
    2000................................................    $    10,969
    2001................................................          8,685
    2002................................................          7,000
    2003................................................          5,709
    2004................................................          4,621
    Thereafter..........................................         43,825
                                                              ---------
        Total...........................................    $    80,809
                                                            ===========

    In 1998 the Company sold 17 properties to an unrelated investment company under a sale-leaseback agreement. In December 1999, Verde acquired these 17 properties at a 10.0% discount for approximately $24.7 million. The Company acquired the option to purchase these properties at Verde's purchase price at anytime until December 31, 2000. Under the terms of the sale of Cygnet Dealer, the term of the option was extended and the new option expires simultaneously with the Company receiving payment in full of the $12.0 million note receivable arising from the sale of Cygnet Dealer or December 31, 2000, whichever comes later.

(12) Stockholders' Equity

    During 1999 the Company acquired approximately 1.0 million shares of Treasury Stock for approximately $5.8 million under its Stock Repurchase Program. During 1998 the Company acquired approximately 2.7 million shares of Company Common Stock with a value of approximately $14.0 million in the Exchange Offer. The Company also acquired 75,000 shares of Treasury Stock for approximately $535,000 under its Stock Repurchase Program.

    During 1998, the Company issued 50,000 warrants to a third party to purchase Company common stock. The warrants are exercisable through February 2001 at an exercise price of $12.50 per share of common stock.

    During 1998, the Company issued warrants, valued at approximately $900,000, to purchase 500,000 shares of Company common stock at $10 per share in connection with senior subordinated note payable agreements. The warrants are exercisable at any time until (1) February 2001, or (2) the notes are paid in full.

    During 1998 the Company issued 325,000 warrants to a third party to purchase Company common stock at $20.00 per share. The warrants expire on April 1, 2001 and are subject to a call feature by the Company.

    During 1997, the Company issued warrants for the right to purchase 389,800 shares of the Company's common stock for $20.00 per share exercisable through February 2000. The warrants were valued at approximately $612,000. These warrants remained outstanding at December 31, 1998 but were subsequently repurchased during 1999. In addition, warrants to acquire 121,023 shares of the Company's common stock at $6.75 per share and 174,000 shares of the Company's common stock at $9.45 per share were outstanding at December 31, 1999.

    During 1997, the Company completed a private placement of 5,075,500 shares of common stock for a total of approximately $88.7 million cash, net of stock issuance costs. The registration of the shares sold in the private placement was effective in April 1997. During 1996, the Company completed two public offerings in which it issued a total of 7,245,000 shares of common stock for approximately $79.4 million cash, net of stock issuance costs.

 (13) Earnings (Loss) Per Share

    The Company paid no preferred stock dividends in 1999, 1998 or 1997. A summary of the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the years ended December 31, 1999, 1998, and 1997 follows ($ in thousands, except for per share amounts):

                                                                  1999          1998          1997
                                                                ---------   -----------   -----------
Earnings from Continuing Operations...........................  $   8,687     $   3,455     $   4,081
                                                                =========     =========     =========

Net Earnings (Loss)...........................................  $   9,260     $  (5,703)    $   9,445
                                                                =========     ==========    =========

Basic Earnings Per Share From Continuing Operations...........  $    0.58     $    0.19     $    0.23
                                                                =========     =========     =========
Diluted Earnings Per Share From Continuing  Operations........  $    0.57     $    0.19     $    0.22
                                                                =========     =========     =========
Basic Earnings (Loss) Per Share...............................  $    0.61     $   (0.32)    $    0.53
                                                                =========     ==========    =========
Diluted Earnings (Loss) Per Share.............................  $    0.60     $   (0.31)    $    0.52
                                                                =========     ==========    =========

Basic EPS-Weighted Average Shares Outstanding.................     15,093        18,082        17,832
Effect of Diluted Securities:
   Warrants...................................................          7            41            98
   Stock Options..............................................        229           282           304
                                                                ---------     ---------     ---------
Dilutive EPS-Weighted Average Shares Outstanding..............     15,329        18,405        18,234
                                                                =========     =========     =========
Warrants Not Included in Diluted EPS Since Antidilutive.......      1,049         1,389           390
                                                                =========     =========     =========
Stock Options Not Included in Diluted EPS Since Antidilutive..        610         1,470           828
                                                                =========     =========     =========

(14) Stock Option Plan

    In June, 1995, the Company adopted a long-term  incentive plan (Stock Option
Plan) under which it has set aside 1,800,000 shares of common stock to be granted to employees. Options are to vest over a period to be determined by the Board of Directors upon grant and will generally expire 6 to 10 years after the date of grant. The options generally vest over a period of 5 years.

    In August 1998, the Company's stockholders approved an executive incentive stock option plan (Executive Plan). The Company has reserved 800,000 shares of its common stock for issuance. Options granted under the plan expire ten years after the grant date and vest 20% per year upon completion of each year of service after the date of grant (beginning 1 year after the grant date) subject to meeting additional vesting hurdles that are based on the trading price of the Company's stock and/or the achievement of certain internal performance measures. Even if these additional vesting hurdles are not met, the options will fully vest 7 years after the date of grant.

    A summary of the aforementioned stock plan activity including the number and weighted average price per share (Average Price) follows:

                                     Stock Option Plan                  Executive Plan
                                --------------------------       ---------------------------
                                                 Average                           Average
                                    Number        Price              Number         Price
                                --------------  ----------       --------------   ----------
Balance, December 31, 1997....      1,310,000   $    11.66                 --     $    --
   Granted....................        927,000         7.68              525,000         8.25
   Forfeited..................     (1,086,000)       13.97             (25,000)         8.25
   Exercised..................        (76,000)        3.61                  --            --
                                -------------    ---------       -------------    ----------
Balance, December 31, 1998....      1,075,000         6.80              500,000         8.25
   Granted....................        312,000         6.81              300,000         5.56
   Forfeited..................       (178,000)        9.25             (120,000)        7.35
   Exercised..................        (50,000)        1.56                  --            --
                                -------------    ---------       -------------     ---------
Balance, December 31, 1999....      1,159,000         6.56              680,000         7.22
                                =============    =========       ==============    =========
Number of shares exercisable..        382,000         5.55              100,000         8.25
                                =============    =========       ==============    =========

    At December 31, 1999, there were 641,000 and 120,000 additional shares available for grant under the Stock Option Plan and Executive Plan, respectively. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $3.88, $3.22 and $6.54, respectively, on the date of grant using the Black-Scholes option-pricing model. The following are the weighted-average assumptions: 1999 -- expected dividend yield 0%, risk-free interest rate of 5.67%, expected volatility of 41.2%, and an expected life of 5 years; 1998 -- expected dividend yield 0%, risk-free interest rate of 5.25%, expected volatility of 50.0%, and an expected life of 5 years; 1997 -- expected dividend yield 0%, risk-free interest rate of 5.53%, expected volatility of 40.0%, and an expected life of 5 years

    During 1998 the Board of Directors approved separate plans to reprice the Company's outstanding stock options under the Stock Option Plan, one in January 1998 and a second in November 1998. The forfeited options had exercise prices ranging from $9.75 to $20.75 and were repriced at $9.75 or $5.13 per share, the fair market value on the date of the respective repricings. Approximately 391,000 options were issued under the repricing program. The vesting period was not affected for the options repriced under the January 1998 repricing plan. However, the vesting period started over on the repricing date for the options issued under the November 1998 repricing plan. Generally vesting occurs 20% per year beginning one year after the grant date. The fair values of these options were estimated at the date of grant using the criteria noted above. The repricing resulted in additional pro forma compensation expense in 1999 of $1,084,000, which is reflected in the pro forma table below. The repricing activity has been reflected in the table above and is included in the options granted and forfeited in 1999.

    The Company applies APB Opinion 25 in accounting for its Plans, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below ($ in thousands except per share data):

                                                     1999           1998          1997
                                                  -----------    -----------   ----------
Pro Forma Earnings from Continuing Operations

   Available to Common Stockholders.............  $    7,603     $    2,468    $    3,204
Pro forma Net Earnings  (Loss) Available to
   Common Stockholders..........................  $    8,176     $   (6,690)   $    8,567
Earnings (Loss) per Share-- Basic:
   Continuing Operations Pro Forma..............  $     0.50     $     0.14    $     0.19
   Net Earnings (Loss) Pro Forma................  $     0.54     $    (0.37)   $     0.48
Earnings (Loss) per Share-- Diluted:
   Continuing Operations Pro Forma..............  $     0.50     $     0.14    $     0.18
   Net Earnings (Loss) Pro Forma................  $     0.53     $    (0.36)   $     0.47

    A summary of stock options granted at December 31, 1999 follows:

                                            Options Outstanding                         Options Exercisable
                             --------------------------------------------------  --------------------------
                                  Number        Weighted-Avg.     Weighted-Avg.       Number      Weighted-Avg.
         Range of               Outstanding       Remaining         Exercise        Exercisable     Exercise
      Exercise Prices           at 12/31/99   Contractual Life        Price         at 12/31/99       Price
--------------------------   ---------------  ----------------  ---------------  ---------------  ------------
$ .50 to $1.00............          23,000       5.5 years          $  0.86                --       $     --
$1.50 to $7.00............         906,000       6.9 years             5.10           300,000           4.62
$8.00 to $8.25............         851,000       8.3 years             8.24           159,000           8.25
$8.30 to $18.63...........          59,000       7.1 years            10.37            23,000          10.62
                                ----------                          -------         ---------       --------
                                 1,839,000                          $  6.67           482,000       $   6.11
                                ==========                          =======         =========       ========


 (15) Commitments and Contingencies

    In connection with its securitization transactions, the Company provides a credit enhancement to the investor. The Company maintains reserve accounts at a specified percentage, ranging from 8.0% to 10.5%, of the underlying finance receivables' principal balance. In the event that the cash flows generated by the finance receivables are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the reserve account as necessary to pay the obligations of the trust. The reserve account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. If the reserve account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged reserve account. Except for releases in this manner, the cash in the reserve account is restricted from use by the Company.

    The Company's discontinued operations have entered into servicing agreements with two companies that have filed and subsequently emerged from bankruptcy and continue to operate under their approved plans of reorganization. Under the terms of the respective servicing agreements and approved plans of reorganization, once certain creditors of the bankrupt companies have been paid in full, the Company is entitled to certain incentive compensation in excess of the servicing fees earned to date. Under the terms of one of the agreements, the Company is scheduled to receive 17.5% of all collections of the serviced portfolio once the specified creditors have been paid in full. Under the terms of the second agreement, the Company is scheduled to receive the first $3.25 million in collections once the specified creditors have been paid in full and 15% thereafter. The Company is required to issue up to 150,000 warrants to the extent the Company receives the $3.25 million and in addition will be required to issue 75,000 warrants for each $1.0 million in incentive fee income after collection of the $3.25 million. As of December 31, 1999, management estimates that the incentive compensation could range from $7.0 to $8.0 million under these agreements. For the year ended December 31, 1999 results of operations for discontinued operations includes $6.1 million in fee income with regard to these incentives.

    On July 18, 1997, the Company filed a Form S-3 registration statement for the purpose of registering up to $200 million of its debt securities in one or more series at prices and on terms to be determined at the time of sale. The registration statement has been declared effective by the Securities and Exchange Commission and may be available for future debt offerings. There can be no assurance, however, that the Company will be able to use this registration statement to sell debt or other securities.

    The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company. No provision has been made in the accompanying consolidated financial statements for losses, if any, that might result from the ultimate disposition of these matters.

(16)  Retirement Plan

    The Company has established qualified 401(k) retirement plans (defined contribution plans) which became effective on October 1, 1995. The plans, as amended, cover substantially all employees having no less than three months of service, have attained the age of 21, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations.

    The Company will match from 10% to 25% of the participants' contributions with Company common stock. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution. Compensation expense related to these plans totaled $194,000, $121,000, and $49,000 during the years ended December 31, 1999, 1998, and 1997, respectively.

(17)  Disclosures About Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

    Limitations - Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

    Since the fair value is estimated as of December 31, 1999 and 1998, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

    Cash and Cash Equivalents - The carrying amount is estimated to be the fair value due to the liquidity of these instruments.

    Finance Receivables, Residuals in Finance Receivables Sold, Investments Held in Trust, and Notes Receivable - The carrying amount is estimated to be the fair value due to the relatively short maturity and repayment terms of the portfolio as compared to similar instruments.

    Accounts Payable, Accrued Expenses, and Notes Payable - The carrying amount approximates fair value because of the short maturity of these instruments. The terms of the Company's notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair market value approximates the carrying value of these financial instruments.

    Subordinated Notes Payable - The terms of the Company's subordinated notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

(18)  Business Segments

    Operating results and other financial data are presented for the principal business segments of the Company for the years ended December 31, 1999, 1998, and 1997, respectively. The Company has three distinct business segments. These consist of retail car sales operations (Retail Operations), the income generated from the finance receivables generated at the Company dealerships (Portfolio Operations), and corporate and other operations (Corporate Operations). In computing operating profit by business segment, the following items were considered in the Corporate Operations category: portions of administrative expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.

    A summary of operating results and other information, by business segment, for years ended December 31, 1999, 1998 and 1997 follows ($ in thousands):

                                                    Retail           Portfolio        Corporate           Total
                                                 -------------     -------------  ---------------     -------------
December 31, 1999:
Sales of Used Cars...........................    $     389,908     $          --    $          --     $     389,908
Less: Cost of Cars Sold......................          219,037                --               --           219,037
    Provision for Credit Losses..............           80,627            22,328               --           102,955
                                                 -------------     -------------  ---------------     -------------
                                                        90,244           (22,328)              --            67,916
Net Interest Income..........................               --            53,521              456            53,977
Servicing and Other Income...................               --             7,472               --             7,472
                                                 -------------     -------------  ---------------     -------------
Income before Operating Expenses.............           90,244            38,665              456           129,365
                                                 -------------     -------------  ---------------     -------------
Operating Expenses:
Selling and Marketing........................           23,132                --               --            23,132
General and Administrative...................           44,770            19,809           16,991            81,570
Depreciation and Amortization................            3,588             1,141            2,219             6,948
                                                 -------------     -------------  ---------------     -------------
                                                        71,490            20,950           19,210           111,650
                                                 -------------     -------------  ---------------     -------------
Income (loss) before Other Interest Expense..    $      18,754     $      17,715    $     (18,754)    $      17,715
                                                 =============     =============  ================    =============

Capital Expenditures.........................    $       5,175     $         897    $       2,902     $       8,974
                                                 =============     =============  ===============     =============
Identifiable Assets..........................    $     100,183     $     398,437    $       4,211     $     502,831
                                                 =============     =============  ===============     =============
December 31, 1998:
Sales of Used Cars...........................    $     287,618     $          --    $          --     $     287,618
Less: Cost of Cars Sold......................          165,282                --               --           165,282
    Provision for Credit Losses..............           59,770             5,548               --            65,318
                                                 -------------     -------------    -------------     -------------
                                                        62,566            (5,548)              --            57,018
Net Interest Income..........................               --            14,086              341            14,427
Gain on Sale of Loans........................               --            12,093               --            12,093
Servicing and Other Income...................               --            15,481               --            15,481
                                                 -------------     -------------    -------------     -------------
Income before Operating Expenses.............           62,566            36,112              341            99,019
                                                 -------------     -------------    -------------     -------------
Operating Expenses:
Selling and Marketing........................           18,246                --               --            18,246
General and Administrative...................           35,765            18,519           15,610            69,894
Depreciation and Amortization................            2,582             1,333              997             4,912
                                                 -------------     -------------    -------------     -------------
                                                        56,593            19,852           16,607            93,052
                                                 -------------     -------------    -------------     -------------
Income (loss) before Other Interest Expense..    $       5,973     $      16,260    $     (16,266)    $       5,967
                                                 =============     =============    =============     =============

Capital Expenditures.........................    $      19,176     $       1,297    $       2,352     $      22,825
                                                 =============     =============    =============     =============
Identifiable Assets..........................    $      75,366     $     145,880    $       9,038     $     230,284
                                                 =============     =============    =============     =============

December 31, 1997:
Sales of Used Cars...........................    $     123,814     $          --    $          --     $     123,814
Less: Cost of Cars Sold......................           72,358                --               --            72,358
    Provision for Credit Losses..............           22,354                --               --            22,354
                                                 -------------     -------------    -------------     -------------
                                                        29,102                --               --            29,102
Net Interest Income..........................               --            12,384               --            12,384
Gain on Sale of Loans........................               --             6,721               --             6,721
Servicing and Other Income...................            1,498             8,814            2,013            12,325
                                                 -------------     -------------    -------------     -------------
Income before Operating Expenses.............           30,600            27,919            2,013            60,532
                                                 -------------     -------------    -------------     -------------
Operating Expenses:
Selling and Marketing........................           10,538                --               --            10,538
General and Administrative...................           17,215            12,303            9,896            39,414
Depreciation and Amortization................            1,536             1,108              504             3,148
                                                 -------------     -------------    -------------     -------------
                                                        29,289            13,411           10,400            53,100
                                                 -------------     -------------    -------------     -------------
Income (loss) before Other Interest Expense..    $       1,311     $      14,508    $      (8,387)    $       7,432
                                                 =============     =============    =============     =============

Capital Expenditures.........................    $      12,869     $       3,791    $       2,104     $      18,764
                                                 =============     =============    =============     =============
Identifiable Assets..........................    $      74,287     $      78,514    $      72,799     $     225,600
                                               ===============   ===============  ===============   ===============

(19) Quarterly Financial Data -- unaudited

    A summary of the quarterly data for the years ended December 31, 1999, and 1998 follows ($ in thousands):

                                                       First        Second          Third         Fourth
                                                      Quarter       Quarter        Quarter        Quarter       Total
                                                     ---------     ---------      ---------      ---------    ----------
1999:
  Total Revenue................................      $ 119,715     $ 115,927      $ 124,883      $ 105,429     $ 465,954
                                                     =========     =========      =========      =========     =========
  Income before Operating Expenses.............         29,868        31,378         35,516         32,603       129,365
                                                     =========     =========      =========      =========     =========
  Operating Expenses...........................         28,969        27,709         28,082         26,891       111,650
                                                     =========     =========      =========      =========     =========
  Income before Interest Expense...............            899         3,669          7,436          5,711        17,715
                                                     =========     =========      =========      =========     =========
  Earnings from Continuing Operations..........      $     619     $   1,792      $   3,657      $   2,619     $   8,687
                                                     =========     =========      =========      =========     =========
  Earnings (Loss) from Discontinued Operations.
                                                          (196)         (324)           525            568           573
                                                     ==========    ==========     =========      =========     =========
  Net Earnings.................................      $     423     $   1,468      $   4,182      $   3,187     $   9,260
                                                     =========     =========      =========      =========     =========
   Basic Earnings Per Share from Continuing

     Operations................................      $    0.04     $    0.12      $    0.24      $    0.18     $    0.58
                                                     =========     =========      =========      =========     =========
  Diluted Earnings Per Share from Continuing

     Operations................................      $    0.04     $    0.12      $    0.24      $    0.17     $    0.57
                                                     =========     =========      =========      =========     =========
  Basic Earnings Per Share.....................      $    0.03     $    0.10      $    0.28      $    0.21     $    0.61
                                                     =========     =========      =========      =========     =========
  Diluted Earnings Per Share...................      $    0.03     $    0.10      $    0.28      $    0.21     $    0.60
                                                     =========     =========      =========      =========     =========

1998:

  Total Revenue................................      $  85,303     $  80,766      $  85,965      $  80,446     $ 332,479
                                                     =========     =========      =========      =========     =========
  Income before Operating Expenses.............         27,940        25,535         27,712         17,832        99,019
                                                     =========     =========      =========      =========     =========
  Operating Expenses...........................         21,683        21,182         23,973         26,214        93,052
                                                     =========     =========      =========      =========     =========
  Income (Loss) before Interest Expense........          6,257         4,353          3,739         (8,382)        5,967
                                                     =========     =========      =========      =========     =========
  Earnings (Loss) from Continuing Operations...      $   3,745     $   2,590      $   2,184      $  (5,064)    $   3,455
                                                     =========     =========      =========      ==========    =========
  Earnings (Loss) from Discontinued Operations.
                                                        (5,611)          352         (4,285)           386        (9,158)
                                                     ==========    =========      =========      =========     ==========
  Net Earnings (Loss)..........................      $  (1,866)    $   2,942      $  (2,101)     $  (4,678)    $  (5,703)
                                                     ==========    =========      =========      ==========    ==========
  Basic Earnings (Loss) Per Share from

    Continuing Operations......................      $    0.20     $    0.14      $    0.12      $   (0.28)    $    0.19
                                                     =========     =========      =========      =========     =========
  Diluted Earnings (Loss) Per Share from

    Continuing Operations......................      $    0.20     $    0.14      $    0.12      $   (0.27)    $    0.19
                                                     =========     =========      =========      =========     =========
  Basic Earnings (Loss) Per Share..............      $   (0.10)    $    0.16      $   (0.11)     $   (0.26)    $   (0.32)
                                                     ==========    =========      =========      ==========    ==========
  Diluted Earnings (Loss) Per Share............      $   (0.10)    $    0.16      $   (0.11)     $   (0.25)    $   (0.31)
                                                     ==========    =========      =========      ==========    ==========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                                                           March 31,           December 31,

                                                                              2000                 1999
                                                                        ----------------      ---------------
                                ASSETS
Cash and Cash Equivalents.............................................  $      6,330          $       3,683
Finance Receivables, Net..............................................       407,267                365,586
Notes Receivable from Related Party...................................        12,000                 12,000
Inventory.............................................................        49,058                 62,865
Property and Equipment, Net...........................................        32,141                 31,752
Intangible Assets, Net................................................        14,359                 14,618
Other Assets..........................................................        12,636                 12,327
Net Assets of Discontinued Operations.................................        14,162                 33,880
                                                                        ------------          -------------
                                                                        $    547,953          $     536,711
                                                                        ============          =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Accounts Payable...................................................  $      2,928          $       3,185
   Accrued Expenses and Other Liabilities.............................        29,289                 26,905
   Notes Payable Portfolio............................................       282,865                275,774
   Other Notes Payable................................................        33,418                 36,556
   Subordinated Notes Payable.........................................        28,900                 28,611
                                                                        ------------          -------------
     Total Liabilities................................................       377,400                371,031
                                                                        ------------          -------------
Stockholders' Equity:
Common Stock..........................................................            19                     19
Additional Paid in Capital............................................       173,663                173,273
Retained Earnings.....................................................        17,192                 12,709
Treasury Stock........................................................       (20,321)               (20,321)
                                                                        ------------          -------------
    Total Stockholders' Equity........................................       170,553                165,680
                                                                        ------------          -------------
                                                                        $    547,953          $     536,711
                                                                        ============          =============




     See accompanying notes to Condensed Consolidated Financial Statements.



                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   Three Months Ended March 31, 2000 and 1999

                (In thousands, except earnings per share amounts)

                                                                                      March 31,

                                                                             -----------------------------
                                                                                 2000                   1999
                                                                               ---------             ---------
          Sales of Used Cars.............................................    $    132,786        $     106,443
          Less:
             Cost of Used Cars Sold......................................          72,942               60,088
             Provision for Credit Losses.................................          34,573               27,763
                                                                             ------------        -------------
                                                                                   25,271               18,592
          Other Income:
             Interest Income.............................................          25,531               10,373
             Portfolio Interest Expense..................................          (5,029)              (1,995)
             Servicing and Other Income..................................             807                2,899
                                                                             ------------        -------------
                                                                                      807
                                                                                   21,309               11,277
          Income before Operating Expenses...............................          46,580               29,869
                                                                             ------------        -------------
          Operating Expenses:
             Selling and Marketing.......................................           8,135                6,366
             General and Administrative..................................          26,345               21,009
             Depreciation and Amortization...............................           2,208                1,595
                                                                                   36,688               28,970
          Income before Other Interest Expense...........................           9,892                  899
          Other Interest Expense.........................................           2,292                   --
                                                                             ------------        -------------
          Earnings before Income Taxes...................................           7,600                  899
          Income Taxes...................................................           3,117                  355
                                                                             ------------        -------------
          Earnings from Continuing Operations............................           4,483                  544
          Loss from Discontinued Operations, net of income tax benefit
             of $75                                                                    --                (121)
                                                                             ------------        -------------
          Net Earnings...................................................    $     4,483         $         423
                                                                             ============        =============
          Earnings per Common Share - Continuing Operations:
             Basic.......................................................    $      0.30         $        0.04
                                                                             ============        =============
             Diluted.....................................................    $      0.30         $        0.04
                                                                             ============        =============
          Net Earnings per Common Share:
             Basic.......................................................    $      0.30         $        0.03
                                                                             ============        =============
             Diluted.....................................................    $      0.30         $        0.03
                                                                             ============        =============






                                See accompanying notes to Condensed Consolidated Financial Statements.



                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                   Three Months Ended March 31, 2000 and 1999

                                 (In thousands)

                                                                                     2000                1999
                                                                                --------------      --------------
Cash Flows from Operating Activities:
     Net Earnings...........................................................    $        4,483     $           423
Adjustments to Reconcile Net Earnings to Net Cash Provided
     by Operating Activities:
    Provision for Credit Losses.............................................            34,573              27,763
    Depreciation and Amortization ..........................................             3,239               1,719
    Loss from Disposal of Property and Equipment............................                 3                  33
    Loss from Discontinued Operations.......................................                --                 121
    Deferred Income Taxes...................................................                --              (5,188)
    Collections of Finance Receivables......................................             3,994               4,851
    Decrease in Inventory...................................................            13,807               4,267
    (Increase) Decrease in Other Assets.....................................              (309)                911
    Increase in Accounts Payable, Accrued Expenses and Other Liabilities....             3,353               9,053
    Increase (Decrease) in Income Taxes Payable.............................            (1,208)              6,969
                                                                                --------------     ---------------
          Net Cash Provided by Operating Activities                                     61,935              50,922
                                                                                --------------     ---------------
Cash Flows from Investing Activities:
    Increase in Finance Receivables.........................................       (133,887)              (124,323)
    Collections of Finance Receivables......................................         49,974                 29,928
    (Increase) Decrease in Investments Held in Trust........................          3,665                 (2,114)
    Advances under Notes Receivable.........................................             --                   (600)
    Proceeds from Disposal of Property and Equipment........................          1,330                     65
    Purchase of Property and Equipment......................................         (2,278)                (2,279)
                                                                                --------------     ---------------
                                                                                --------------     ---------------
          Net Cash Used in Investing Activities                                     (81,196)               (99,323)
                                                                                --------------     ---------------
Cash Flows from Financing Activities:
    Additions to Notes Payable Portfolio....................................         96,700                 109,476
    Repayment of Notes Payable Portfolio....................................        (90,302)                (62,525)
    Additions to Other Notes Payable........................................             --                  18,349
    Repayment of Other Notes Payable........................................         (3,220)                (10,750)
    Net Issuance of Subordinated Notes Payable..............................             --                      75
    Proceeds from Issuance of Common Stock..................................            390                       8
    Acquisition of Treasury Stock...........................................             --                 (5,307)
                                                                                --------------     ---------------
          Net Cash Provided by Financing Activities                                   3,568                 49,326
                                                                                --------------     ---------------
Net Cash Provided by Discontinued Operations................................         18,340                    918
                                                                                --------------     ---------------
Net Increase in Cash and Cash Equivalents...................................          2,647                  1,843
Cash and Cash Equivalents at Beginning of Period............................          3,683                  2,544
                                                                                --------------     ---------------
Cash and Cash Equivalents at End of Period..................................      $   6,330        $         4,387
                                                                                ==============     ===============
Supplemental Statement of Cash Flows Information:
     Interest Paid..........................................................      $   7,140        $         3,072
                                                                                ==============     ===============
     Income Taxes Paid......................................................      $   4,325        $         1,504
                                                                                ==============     ===============


                                See accompanying notes to Condensed Consolidated Financial Statements.



                            UGLY DUCKLING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

Note 1.  Basis of Presentation

    Our accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete financial statement presentation. In our opinion, such unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present our financial position and results of operations for the periods presented. Our results of operations for interim periods are not necessarily indicative of the results to be expected for a full fiscal year. Our Condensed Consolidated Balance Sheet as of December 31, 1999 was derived from our audited consolidated financial statements as of that date but does not include all the information and footnotes required by generally accepted accounting principles. We suggest that these condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 1999.

Note 2.  Summary of Finance Receivables

    A summary of Finance Receivables, Net, follows ($ in thousands):

                                                                                   March 31,           December 31,
                                                                                      2000                1999
                                                                                -----------------   -----------------
       Contractually Scheduled Payments.....................................       $   574,664        $   492,937
       Unearned Finance Charges.............................................          (155,751)          (134,119)
                                                                                   -----------        -----------
       Principal - Retained on Balance                                                 418,913            358,818
          Sheet................................
       Accrued Interest Receivable..........................................             4,101              3,741
       Loan Origination Costs, Net..........................................             6,094              5,079
                                                                                   -----------        -----------
       Principal Balances, Net..............................................           429,108            367,638
       Investments Held in Trust............................................            53,051             56,716
       Residuals in Finance Receivables Sold................................            12,693             17,382
                                                                                   -----------        -----------
          Finance Receivables...............................................           494,852            441,736
       Allowance for Credit Losses..........................................           (87,585)           (76,150)
                                                                                   -----------        -----------
          Finance Receivables, Net..........................................       $   407,267        $   365,586
                                                                                   ===========        ===========

    Investments Held in Trust represent funds held by trustees on behalf of our securitization lenders. The balance of Investments Held in Trust remained relatively constant from the fourth quarter of 1999 as compared to the first quarter of 2000 as there were no securitization transactions completed during the first quarter of 2000.

    Residuals in Finance Receivables Sold represent our subordinated interest in loans sold through securitizations. The decrease from December 31, 1999 to March 31, 2000 is attributable to no additional loans sold through securitization with servicing retained, amortization and release of cash, as well as the runoff of portfolios securitized and sold during prior periods.

    A summary of Residuals in Finance Receivables Sold (Residuals) follows ($ in thousands):

                                                                                    March 31,          December 31,
                                                                                      2000                 1999
                                                                                ------------------   ----------------
       Retained interest in subordinated securities (B Certificates)........       $    13,279        $    17,335
       Net interest spreads, less present value discount....................             2,579              6,113
       Reduction for estimated credit losses................................            (3,165)            (6,066)
                                                                                   -----------        -----------
       Residuals in finance receivables sold................................       $    12,693        $    17,382
                                                                                   ============       ===========
       Securitized principal balances outstanding...........................       $    42,911    $        65,662
       Estimated credit losses as a % of securitized principal balances            ============       ===========
       outstanding..........................................................               7.4%              9.2%
                                                                                   ============       ===========

Note 3.  Notes Receivable- Related Party

    The Note Receivable - Related Party originated from the Company's December 1999 sale of its Cygnet Dealer Finance subsidiary to Cygnet Capital Corporation, an entity controlled by Ernest C. Garcia II, Chairman and principal shareholder of the Company. The $12.0 million note from Cygnet Capital Corporation has a 10 year term, with interest payable quarterly at 9%, due December 2009. The note is secured by the capital stock of Cygnet Capital Corporation and guaranteed by Verde Investments, Inc., an affiliate of Mr. Garcia. Under the terms of the agreement, Mr. Garcia will be allowed to reduce the principal balance up to a maximum of $8 million by surrendering to the Company shares of Ugly Duckling common stock (valued at 98% of the average of the closing prices of the stock on NASDAQ for the ten trading days prior to the surrender) as long as Mr. Garcia's ownership interest of the Company voting stock does not fall below 15% and the acceptance of such stock in the Company does not result in a breach of a covenant.

Note 4. Notes Payable

    Notes Payable, Portfolio

     A summary of Notes Payable, Portfolio at March 31, 2000 and December 31, 1999 follows ($ in thousands):

                                                                                          March 31,     December 31,
                                                                                            2000           1999
                                                                                        ------------    ------------
Revolving facility for $125.0 Million with GE Capital, secured by substantially
   all assets of the Company, including $172.7 million in finance receivables.....      $   89,122        $   41,717
Class A obligations issued pursuant to the Company's Securitization Program, secured by underlying pools of finance receivables and investments held in
   trust totaling $273.5 million at March 31, 2000................................         195,860           236,555
                                                                                        ----------        ----------
   Subtotal.......................................................................         284,982           278,272
   Less:  Unamortized Loan Fees...................................................           2,117             2,498
                                                                                        ----------        ----------
   Total..........................................................................      $  282,865        $  275,774
                                                                                        ===========       ==========

    The revolving facility note payable has interest payable daily at 30 day LIBOR plus 3.15% (9.04% at March 31, 2000) through June 2000. The revolving facility is subject to a one-year extension provision upon mutual consent of both parties. The revolving facility agreement also contains various reporting and performance covenants, including the maintenance of certain ratios, limitations on additional borrowings from other sources, restrictions on certain operating activities, and a restriction on the payment of dividends under certain circumstances. The Company is currently in compliance with these covenants.

    Class A obligations have interest payable monthly at rates ranging from 5.7% to 6.8%. Monthly principal reductions on Class A obligations approximate 70% of the principal reductions on the underlying pool of finance receivable loans.

    Other Notes Payable

    A summary of Other Notes Payable at March 31, 2000 and December 31, 1999 follows ($ in thousands):

                                                                                       March 31,        December 31,
                                                                                         2000               1999
                                                                                   ----------------   ---------------
Note payable, secured by the capital stock of UDRC and UDRC II..................    $      31,500     $       33,900
Other notes payable  bearing  interest at rates ranging from 7.5% to 11% due through August 2001, secured by certain real property and certain property and
equipment.......................................................................            2,119              2,939
                                                                                    -------------     --------------
                                                                                           33,619             36,839
   Less:  Unamortized Loan Fees...............................................                201                283
                                                                                    -------------     --------------
   Total........................................................................    $      33,418     $       36,556
                                                                                    ==============    ==============




    Subordinated Notes Payable

    A summary of Subordinated Notes Payable at March 31, 2000 and December 31, 1999 follows ($ in thousands):

                                                                                           March 31,         December 31,
                                                                                             2000                1999
                                                                                          -----------       -------------
     $15   million  senior  subordinated  notes  payable to  unrelated  parties, bearing  interest at 12% per annum payable  quarterly,  principal due
           February 2001 and senior to subordinated debentures..................          $     15,000      $     15,000
     $17.5 million subordinated debentures, interest at 12% per annum
           (approximately 18.8% effective rate) payable semi-annually, principal
           balance due October 23, 2003.........................................                17,479            17,479
                                                                                          ------------      ------------
            Subtotal............................................................                32,479            32,479
            Less:  Unamortized Loan Fees........................................                   464               605
                   Unamortized Premium - subordinated debentures................                 3,115             3,263
                                                                                          ------------      ------------
            Total...............................................................          $     28,900      $     28,611
                                                                                          ============      ============

Note 5.  Common Stock Equivalents

    Net Earnings per common share amounts are based on the weighted average number of common shares and common stock equivalents outstanding for the periods ended March 31, 2000, and 1999 as follows ($ in thousands, except for per share amounts):

                                                                                           March 31,          March 31,
                                                                                             2000               1999
                                                                                          -----------       -----------
     Earnings from Continuing Operations........................................          $     4,483        $      544
                                                                                          ===========        ==========
     Net Earnings...............................................................          $     4,483        $      423
                                                                                          ===========        ==========
     Basic Earnings Per Share From Continuing Operations........................          $      0.30        $     0.04
                                                                                          ===========        ==========
     Diluted Earnings Per Share From Continuing Operations......................          $      0.30        $     0.04
                                                                                          ===========        ==========
     Basic Earnings Per Share...................................................          $      0.30        $     0.03
                                                                                          ===========        ==========
     Diluted Earnings Per Share.................................................          $      0.30        $     0.03
                                                                                          ===========        ==========
     Basic EPS-Weighted Average Shares Outstanding..............................              14,905             15,650
     Effect of Diluted Securities:
        Warrants................................................................                   14                --
        Stock Options...........................................................                  234               135
                                                                                          -----------        ----------
     Dilutive EPS-Weighted Average Shares Outstanding...........................               15,153            15,785
                                                                                          ===========        ==========
     Warrants Not Included in Diluted EPS Since Antidilutive....................                1,156             1,556
                                                                                          ===========        ==========
           Stock Options Not Included in Diluted EPS Since Antidilutive.........                  875             1,153
                                                                                          ===========        ==========

Note 6.  Business Segments

      The Company has three distinct business segments. These consist of retail car sales operations (Retail Operations), the income resulting from the finance receivables generated at the Company dealerships (Portfolio Operations), and corporate and other operations (Corporate Operations). In computing operating profit by business segment, the following items were considered in the Corporate Operations category: portions of administrative expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.

    A summary of operating activity by business segment for the three month periods ended March 31, 2000 and 1999 follows ($ in thousands):

                                                           Retail           Portfolio        Corporate           Total

  March 31, 2000:

  Sales of Used Cars.........................           $     132,786     $          --    $          --     $     132,786
  Less: Cost of Cars Sold....................                  72,942                --               --            72,942
         Provision for Credit Losses.........                  27,094             7,479               --            34,573
                                                        -------------     -------------    -------------     -------------
                                                               32,750            (7,479)              --            25,271
  Net Interest Income........................                      --            20,392              110            20,502
  Servicing and Other Income.................                      --               807               --               807
                                                        -------------     -------------    -------------     -------------
  Income before Operating Expenses...........                  32,750            13,720              110            46,580
                                                        -------------     -------------    -------------     -------------
  Operating Expenses:
  Selling and Marketing......................                   8,135                --               --             8,135
  General and Administrative.................                  14,190             6,884            5,271            26,345
  Depreciation and Amortization..............                   1,071               300              837             2,208
                                                        -------------     -------------    -------------     -------------
                                                               23,396             7,184            6,108            36,688
                                                        -------------     -------------    -------------     -------------
  Income (loss) before Other Interest Expense           $       9,354     $       6,536    $      (5,998)    $       9,892
                                                        =============     =============    =============     =============
  Capital Expenditures.......................           $       1,273     $          99    $         906     $       2,278
                                                        =============     =============    =============     =============
  Identifiable Assets........................           $      75,435     $     430,334    $      28,022     $     533,791
                                                        =============     =============    =============     =============

March 31, 1999:

  Sales of Used Cars.........................           $     106,443     $          --    $          --     $     106,443
  Less: Cost of Cars Sold....................                  60,088                --               --            60,088
         Provision for Credit Losses.........                  21,893             5,870               --            27,763
                                                        -------------     -------------    -------------     -------------
                                                               24,462            (5,870)              --            18,592
  Net Interest Income........................                      --             8,317               61             8,378
  Servicing and Other Income.................                      --             2,899               --             2,899
                                                        -------------     -------------    -------------     -------------
  Income before Operating Expenses...........                  24,462             5,346               61            29,869
                                                        -------------     -------------    -------------     -------------
  Operating Expenses:
  Selling and Marketing......................                   6,366                --               --             6,366
  General and Administrative.................                  11,094             4,601            5,314            21,009
  Depreciation and Amortization..............                     791               283              521             1,595
                                                        -------------     -------------    -------------     -------------
                                                               18,251             4,884            5,835            28,970
                                                        -------------     -------------    -------------     -------------
  Income (loss) before Other Interest Expense           $       6,211     $         462    $      (5,774)    $         899
                                                        =============     =============    =============     =============

  Capital Expenditures.......................           $       1,735     $         179    $         365     $       2,279
                                                        =============     =============    =============     =============


Note 7.  Discontinued Operations

    In February 1998, we announced our intention to close our branch office network, through which we purchased retail installment contracts from third party dealers, and exit this line of business. We completed the branch office closure as of March 31, 1998. As a result of the branch office network closure, we reclassified the results of operations of the branch office network in the accompanying condensed consolidated balance sheets and condensed consolidated statements of operations to discontinued operations.

    Effective December 31, 1999, the Company adopted a formal plan to abandon any effort for its third party dealer operations to acquire loans or servicing rights to additional portfolios. Accordingly, our Cygnet Servicing and the associated Cygnet Corporate segment also are reported as components of discontinued operations. The Company plans to complete servicing the portfolios that it currently services.

    The components of Net Assets of Discontinued Operations as of March 31, 2000 and December 31, 1999 follow ($ in thousands):

                                                              March 31,        December 31,
                                                                2000              1999
                                                           -------------       ----------
     Finance Receivables, Net...........................   $      9,558      $    14,837
     Residuals in Finance Receivables Sold..............          3,254            3,742
     Investments Held in Trust..........................          1,053            1,545
     Property and Equipment.............................            604            2,114
     Notes Receivable, net of Sub. Notes Payable........            919            6,697
     Servicing Receivable...............................          6,125            6,125
     Other Assets,  net of Accounts  Payable and Accrued
     Liabilities........................................         (7,351)          (1,180)
                                                           -------------     ------------
     Net Assets of Discontinued Operations..............   $     14,162      $    33,880
                                                           =============     ============

Note 8.  Use of Estimates

    The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates.

Note 9.  Reclassifications

    We have made certain reclassifications to previously reported information to conform to the current presentation.

Note 10.  Subsequent Event

     On February 22, 2000, we commenced an exchange offer to acquire up to 2.5 million shares of our common stock. The offer expired April 13, 2000 and on April 20, 2000, we acquired approximately 1.1 million shares of our common stock in exchange for approximately $11.9 million of seven year subordinated debentures bearing interest at 11% payable bi-annually and principal due April 15, 2007. Under the terms of the offer, each share of stock was exchangeable for $11.00 principal amount of debentures. The debentures were issued at a premium, which will be amortized over the life of the debentures and results in an effective annual interest rate of 19.3%.

================================================================================

PROSPECTUS SUMMARY..........................................2
RISK FACTORS................................................4
FORWARD LOOKING STATEMENTS..................................8
USE OF PROCEEDS.............................................8
PRICE RANGE OF COMMON STOCK................................10
DIVIDEND POLICY............................................10
CAPITALIZATION.............................................11
SELECTED CONSOLIDATED FINANCIAL DATA.......................12
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS...........................................13
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED)...........15
MARKET RISK................................................38
BUSINESS...................................................40
MANAGEMENT.................................................44
COMPENSATION OF EXECUTIVE OFFICERS,
   BENEFITS AND RELATED MATTERS............................47
CHANGE OF CONTROL ARRANGEMENTS.............................52
COMPENSATION COMMITTEE INTERLOCKS
   AND INSIDER PARTICIPATION...............................52
COMPENSATION OF OUR DIRECTORS..............................52
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT........................53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............55
DESCRIPTION OF CAPITAL STOCK...............................57
SELLING SECURITYHOLDERS....................................62
PLAN OF DISTRIBUTION.......................................62
LEGAL MATTERS..............................................64
EXPERTS....................................................64
WHERE YOU CAN FIND MORE INFORMATION........................64
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................F-1
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS......F-1
PART II..................................................II-1



================================================================================




================================================================================
                                5,325,000 Shares

                                  Common Stock

                                     325,000
                         Common Stock Purchase Warrants

                          (UGLY DUCKLING LOGO OMITTED)

                                ----------------

                                   PROSPECTUS

                                ----------------








                                __________, 2000









================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:

                     Item                                Amount
    -------------------------------------------------------      -------
    SEC Registration Fee  ......................         $ 14,445
    Nasdaq Filing Fee     ......................           17,500
    *Blue Sky Fees and Expenses
    (including legal fees)......................           10,000
    *Accounting Fees and Expenses...............          135,000
    *Legal Fees and Expenses....................          135,000
    *Printing and Engraving.....................           70,000
    *Registrar and Transfer Agent's Fees........            5,000
    *Miscellaneous Expenses.....................           13,055
                                                        ---------

                          Total.................         $400,000
                                                         ========

----------

* Estimated

Item 14.  Indemnification of Directors and Officers.

         Our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that we shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Ugly Duckling, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, we shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by our board of directors.

         The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         For information regarding indemnity agreements we have entered into with our directors and certain officers, see "Description of Capital Stock - Limitation of Liability and Indemnification of Directors and Officers."

         For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 15.  Recent Sales of Unregistered Securities.

         On August 6, 1997, we entered into an employment  agreement with Steven
A. Tesdahl, Senior Vice President -- our Chief Information Officer, The agreement contains our commitment to grant on January 15, 1998 a number of unregistered shares of our common stock valued at $100,000 as of September 1, 1997. On or about January 15, 1998, we issued a net amount of 4,565 shares of common stock to Mr. Tesdahl.

         In two separate transactions in August and December, 1997, we issued warrants to purchase 389,800 and 110,200 shares of common stock, respectively, to members of the bank group in connection with our purchase of the senior bank debt in the First Merchants bankruptcy case. The warrants to purchase 110,200 shares of common stock were subsequently returned to us and cancelled pursuant to a negotiated settlement of a dispute with the purchasers thereof. We repurchased the remainder of these warrants in the third quarter of 1999 for approximately $612,000.

         During the first quarter of 1998, we issued warrants to acquire 500,000 shares of our common stock at an exercise price of $10.00 per share in a private placement to certain lenders in connection with a $15 million loan. In June of 2000, we issued warrants to purchase an additional 75,000 shares at $10.81 per share to these lenders. In addition, in the first quarter of 1998, we issued warrants to acquire 50,000 shares of our common stock at an exercise price of $12.50 per share in a private placement in connection with the Reliance
Bankruptcy proceedings. In the third quarter of 1998, we agreed to issue warrants to acquire 115,000 shares of our common stock at an exercise price of 120% of the average trading price of the common stock over a specified period, if a related loan was not paid on full on or before December 31, 1998. Although the loan was not repaid prior to December 31, 1998, it was prepaid prior to its maturity date. In exchange for the prepayment of the loan, the warrants were not issued.

         Exemption from registration for each transaction described above was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

         As discussed earlier in this prospectus, on September 17, 1998 we initiated an exchange offer to exchange up to 5,000,000 shares of our common stock for 12%, five-year subordinated debentures due October 23, 2003 ("12% Debentures"). A total of approximately 2.7 million shares of common stock were exchanged for 12% Debentures (approximately $17.5 million aggregate principal amount) in connection with the exchange offer and a supplemental exchange offer. In February 1999, we commenced another exchange offer to exchange up to 2,500,000 shares of our common stock for 11%, seven-year subordinated debentures due April 15, 2007 ("11% Debentures"). A total of approximately 1.1 million shares of common stock were exchanged for 11% Debentures (approximately $11.9 million aggregate principal amount) in connection with this exchange offer. The 12% Debentures and the 11% Debentures were not registered under the Securities Act, since the exchange of such securities for common stock was made pursuant to the exemption contained in Section 3(a)(9) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedule.

         (a)      Exhibits:

EXHIBIT
NUMBER                     DESCRIPTION
3.1       Certificate of Incorporation of the Registrant Amended and Restated as of May 15, 1997(13)
3.2       Bylaws of the Registrant (22)
4.1       Certificate of Incorporation of the Registrant (filed as Exhibit 3.1)
4.2       Warrant  Agreement  between the Registrant and Harris Trust Company of California,  as warrant agent,  with respect to the
          FMAC Warrants, dated as of April 1, 1998 (w/form of warrant attached as Exhibit A thereto) (16)
4.3       Form of Certificate representing Common Stock (1)
4.4       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the several underwriters (1)
4.5       Form of Warrant issued to SunAmerica Life Insurance Company (1)
4.6       Form of 12% Senior Subordinated Note between Registrant and Kayne Anderson related entities, each as a lender, executed in
          February 1998 (9)
4.7       Warrant  Agreement dated as of February 12, 1998 between  Registrant and each of the Kayne Anderson  related lenders named therein (9)
4.8       Form of Warrant issued to Kayne  Anderson  related  entities  issued in February 1998 (9)
4.8(a)    Form of Warrant issued to
          Kayne Anderson related entities in June 2000**
4.9       Warrant Agreement between the Registrant and Reliance  Acceptance  Corporation and Harris Trust Company of California,  as
          warrant agent, dated as of February 9, 1998 (w/form of warrant attached as Exhibit A thereto) (12)
4.10      Certificate of Designation of the Preferred Stock (par value $.001 per share) (filed as part of Exhibit 3.1) (13)
4.11      Indenture  dated as of October 15, 1998  between  Registrant  and Harris  Trust and Savings  Bank,  as Trustee  ("Harris")
          ("Indenture") (15)
4.11(a)   First Supplemental Indenture dated as of October 15, 1998 between Registrant and Harris (15)
4.11(b)   Form of 12% Subordinated Debenture due 2003 (16)
4.11(c)   Second Supplemental Indenture dated as of April 15, 2000 between Registrant and Harris**
4.11(d)   Form of 11% Subordinated Debenture due 2007**
5         Opinion of Snell & Wilmer L.L.P. (previously filed with this Registration Statement)
10.1      Amended and Restated  Motor  Vehicle  Installment  Contract Loan and Security  Agreement  between  Registrant  and General
          Electric Capital Corporation ("GECC") (6)
10.1(a)   Assumption and Amendment Agreement between the Registrant and GECC (2)
10.1(b)   Amendment No. 1 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC dated December 22, 1997 (10)
10.1(c)   Letter Agreement to amend the Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between
          Registrant and GECC dated as of October 20, 1997(12)
10.1(d)   Letter agreement to amend the Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between
          Registrant and GECC, dated as of March 25, 1998 (12)
10.1(e)   Amendment No. 2 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC (14)
10.1(f)   Amendment No. 3 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC (16)
10.1(g)   Amendment to the Amended and Restated  Motor Vehicle  Installment  Contract Loan and Security  Agreement  between GECC and
          Registrant dated March 25, 1999 regarding Year 2000 Date Change (17)
10.1(h)   Amendment No. 4 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated June 30, 1999 (19)
10.1(i)   Amendment No. 5 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated August 16, 1999 (20)
10.1(j)   Amendment No. 6 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated August 27, 1999 (20)
10.1(k)   Amendment No. 7 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of November 30, 1999 (23)
10.1(l)   Amendment No. 8 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of December 7, 1999 (23)
10.1(m)   Amendment No. 9 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of December 8, 1999 (23)
10.1(n)   Amendment No. 10 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security Agreement between GECC and Registrant dated as of March 6, 2000 (23)

                                      II-3

10.2      Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(a)   First Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(b)   Second Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(c)   Third Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(d)   Fourth Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(e)   Commitment Letter entered into between the Registrant and SunAmerica Life Insurance Company (1)
10.2(f)   Letter Agreement regarding Note Conversion between the Registrant and SunAmerica Life Insurance Company (1)
10.3      Amended and Restated Registration Rights Agreement between the Registrant and SunAmerica Life Insurance Company(1)
10.4      Loan Purchase Agreement dated as of August 20, 1997 among the Registrant and certain banks (4)
10.4(a)   Assignment of Loan and Bank Claim dated as of August 20, 1997 among the Registrant and certain banks, as assignors (4)
10.4(b)   Security Agreement dated as of August 20, 1997 among the Registrant, as obligor, and certain banks (4)
10.4(c)   Payment Guaranty dated as of August 20, 1997 of certain affiliates of the Registrant, as guarantors (4)
10.5*     Restated (as of March 14, 1997) Ugly Duckling Corporation Long-Term Incentive Plan (3)
10.5(a)*  Amended and Restated Long Term Incentive Plan (as of January 15, 1998) (14)
10.6*     Employment Agreement between the Registrant and Ernest C. Garcia II (1)
10.6(a)*  Amendment to Employment Agreement between the Registrant and Ernest C. Garcia II (16)
10.7*     Employment Agreement between the Registrant and Steven T. Darak (1)
10.8*     Amended and Restated Employment Agreement between Registrant and Walter Vonsh dated May 26, 1998 (13)
10.9*     Amended and Restated Employment Agreement between the Registrant and Donald L. Addink (6)
10.10*    Employment Agreement between the Registrant and Steven A. Tesdahl (6)
10.10(a)* Modification of Terms of Employment between Registrant and Steven A. Tesdahl (13)
10.11     Form of Indemnity Agreement between the Registrant and its directors and officers (18)
10.12*    Ugly Duckling Corporation 1996 Director Incentive Plan (1)
10.13     Purchase Agreement, dated February 10, 1997 between the Registrant and Friedman, Billings, Ramsey & Co., Inc. (7)
10.14     Portfolio Servicing Agreement among Registrant, Kars-Yes Financial, inc., and certain other parties, dated as of September
          15, 1997 (5)
10.14(a)  Subservicing  Agreement among Registrant,  Kars-Yes Financial,  Inc., and certain other parties, dated as of September 15,
          1997 (5)
10.15     Binding Agreement to Propose and Support Modified Plan Agreement dated as of December 15, 1997 among the Registrant,  FMAC and the Official Committee of Unsecured Creditors of FMAC (8)
10.16     Purchase Agreement dated as of December 18, 1997 by and among Contract Purchaser, Registrant and LaSalle National Bank, as
          Agent (8)
10.17     Guaranty dated as of December 18, 1997 by Registrant in favor of Contract Purchaser (8)
10.18     Servicing Agreement dated as of December 15, 1997 between Registrant and Contract Purchaser (8)
10.19     FMAC Guaranty and Stock Pledge Agreement among FMAC, Registrant and certain banks (11)
10.20     Contribution Agreement between Registrant and FMAC (10)
10.21     Indemnification Agreement between the Company and FMAC (11)
10.22     Loan Agreement  dated as of February 12, 1998 between the Registrant and each of the Kayne Anderson  related Lenders named therein (9)
10.22(a)  Amendment to Loan Agreement  between the Registrant and each of the Kayne Anderson  related  lenders named therein,  dated
          September 30, 1999 (20)
10.23     Credit and Security Agreement between Registrant and First Merchants Acceptance Corp., dated as of July 17, 1997 (12)
10.23(a)  First Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of January 21, 1998 (12)
10.23(b)  Second Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of April 1, 1998 (12)
10.23(c)  Third Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of August 2, 1999 (20)
10.24     Service Agreement among Reliance Acceptance Corporation,  Registrant, Bank America Business Credit, Inc. and certain other parties dated as of February 9, 1998 (14)

                                      II-4

10.25     Agreement of Understanding among Reliance Acceptance Group, Inc., Reliance Acceptance Corporation and Registrant, dated as of February 9, 1998 (14)
10.26     Purchase and Sale-Leaseback Agreement and Joint Escrow Instructions between Champion Acceptance Corporation, Ugly Duckling
          Car Sales,  Inc., Ugly Duckling Car Sales New Mexico,  Inc.,  Ugly Duckling Car Sales Florida,  Inc. and Ugly Duckling Car
          Sales Texas, LLP, date as of May 13, 1998 (13)
10.27     Loan Agreement by and among the Registrant,  Kayne Anderson  Non-Traditional  Investments,  LP, and certain other lenders, dated July 20, 1998 (14)
10.28     Payment Guaranty by Registrant in favor of Kayne Anderson and the Lenders, dated as of July 20, 1998 (14)
10.29     Agreement of Purchase  and Sale of Assets made as of July 31,  1998,  by and among  Cygnet  Financial  Services,  Inc. and
          Mountain Parks Financial Services, Inc. (14)
10.30*    1998 Executive Incentive Plan (14)
10.31     Loan agreement between Greenwich Capital Financial Products, Inc. and Registrant dated November 12, 1998 (16)
10.31(a)  Stock Pledge Agreement among Greenwich Capital Financial Products,  Inc.,  Registrant,  and certain related parties, dated
          November 12, 1998 (16)
10.31(b)  $20 Million Loan agreement between Greenwich Capital Financial Products, Inc. and Registrant dated March 18, 1999 (17)
10.31(c)  Stock Pledge Agreement among Greenwich Capital Financial Products,  Inc.,  Registrant,  and certain related parties, dated
          March 18, 1999 (17)
10.31(d)  Engagement  Letter between  Greenwich  Capital  Markets,  Inc. and Registrant dated March 16, 1999 for Greenwich to Act as
          Placement Agent for not less than $300 Million of Securitized Loans (17)
10.31(e)  Commitment  Letter between  Greenwich  Capital Markets,  Inc. and Registrant dated March 17, 1999 with Term Sheet for $100
          Million Revolving Credit Facility (17)
10.32     KPMG LLP Year 2000 Renovation  Project Service  Proposal to and Engagement  Letter with the Registrant,  dated November 2,
          1998 (16)
10.33     $38 Million Senior  Secured Loan  Agreement  between CIBC Inc.,  SunAmerica,  etc. and the  Registrant  dated May 14, 1999
          (w/form of note and guaranty attached) (18)
10.33(a)  Stock Pledge Agreement among certain lenders, Harris and the Registrant dated May 14, 1999 (18)
10.33(b)  First Amendment to $38 million Senior Secured Loan Agreement between CIBC Inc., SunAmerica,  etc. and the Registrant dated
          November 12, 1999 (24)
10.33(c)  Second Amendment to $38 million Senior Secured Loan Agreement between CIBC Inc., SunAmerica, etc. and the Registrant dated
          February 15, 2000 (24)
10.34     Stock Purchase Agreement,  by and among Ugly Duckling Car Sales & Finance  Corporation,  Ugly Duckling Finance Corporation
          ("UDFC"), Cygnet Dealer Finance, Inc.("CDF"), and Cygnet Capital Corporation ("CCC"), dated as of December 30, 1999 (21)
10.34(a)  Promissory Note dated December 30, 1999 from CCC to UDFC (21)
10.34(b)  Pledge Agreement dated December 30, 1999 from CCC to UDFC (21)
10.34(c)  Verde Guaranty dated December 30, 1999 (21)
10.34(d)  CDF Guaranty dated December 30, 1999 (21)
10.34(e)  Warrant dated December 30, 1999 from CCC to UDFC (21)
11        Earnings (Loss) per Share Computation (see Note 18 to Notes to Consolidated Financial Statements)
12        Statement on Computation of Ratios**
21        List of Subsidiaries (23)
23.1      Consent of KPMG LLP**
23.2      Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)
24        Power of Attorney (included on signature page)
---------------------------

*         Management contract or compensatory plan, contract or arrangement.

                                      II-5

**        Filed with this Post-Effective Amendment to Form S-1 Registration Statement.
(1)       Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998),  effective June
          18, 1996.
(2)        Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-13755), effective October 30, 1996.
(3)        Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 14, 1997.
(4)        Incorporated by reference to the Company's Current Report on Form 8-K, filed September 5, 1997.
(5)        Incorporated by reference to the Company's Current Report on Form 8-K, filed October 3, 1997.
(6)        Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 14, 1997.
(7)        Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-22237).
(8)        Incorporated by reference to the Company's Current Report on Form 8-K, filed January 2, 1998.
(9)        Incorporated by reference to the Company's Current Report on Form 8-K, filed February 20, 1998.
(10)       Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-42973) effective February 11, 1998.
(11)       Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 31, 1998.
(12)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 15, 1998.
(13)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 10, 1998.
(14)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 13, 1998.
(15)       Incorporated by reference to the Company's Form T-3 Application for Qualification of Indenture under the Trust Indenture Act of 1939, filed November 20, 1998 (File No. 022-22415) effective December 21,
           1998.
(16)       Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 30, 1999.
(17)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 14, 1999.
(18)       Incorporated by reference to the Company's Post-Effective Amendment No. 1 to Registration Statement on
           Form S-1 (Registration No. 333-42973) filed July 9, 1999 ,effective August 2, 1999.
(19)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 16, 1999.
(20)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 15, 1999.
(21)       Incorporated by reference to the Company's Current Report on Form 8-K, filed January 5, 2000.
(22)       Incorporated by reference to the Company's Form T-3 Application for Qualification of Indenture under the Trust Indenture Act of 1939, filed February 23, 2000 (File No. 022-22463).
(23)       Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
           1999.
(24)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 12, 2000.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 21, 2000.

                    Ugly Duckling Corporation


                    By:  /s/ GREGORY B. SULLIVAN
                        --------------------------------
                        Gregory B. Sullivan
                        President and
                        Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ernest C. Garcia, II, and Gregory B. Sullivan, Steven P. Johnson and Steven T. Darak, and each of them, in his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-1 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

            NAME AND SIGNATURE                               TITLE                                DATE
            ------------------                               -----                                ----
    /s/ GREGORY B. SULLIVAN                 Chief Executive Officer and Director      June 21, 2000
--------------------------------------
           Gregory B. Sullivan              (Principal executive officer)
                  *                         Chairman of the Board                     June __, 2000
--------------------------------------
           Ernest C. Garcia II
                  *                         Senior Vice President and Chief           June __, 2000
--------------------------------------
             Steven T. Darak                Financial Officer (Principal financial
                                            and accounting officer)
                  *                         Director                                  June __, 2000
--------------------------------------
         Christopher D. Jennings
                  *                         Director                                  June __, 2000
--------------------------------------
            John N. MacDonough
                  *                         Director                                  June __, 2000
--------------------------------------
             Frank P. Willey

By:   /s/ GREGORY B. SULLIVAN                                                         June 21, 2000
--------------------------------------
           *Gregory B. Sullivan
            (Attorney-in-fact)

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION
3.1       Certificate of Incorporation of the Registrant Amended and Restated as of May 15, 1997(13)
3.2       Bylaws of the Registrant (22)
4.1       Certificate of Incorporation of the Registrant (filed as Exhibit 3.1)
4.2       Warrant  Agreement  between the Registrant and Harris Trust Company of California,  as warrant agent,  with respect to the
          FMAC Warrants, dated as of April 1, 1998 (w/form of warrant attached as Exhibit A thereto) (16)
4.3       Form of Certificate representing Common Stock (1)
4.4       Form of Warrant issued to Cruttenden Roth Incorporated as Representative of the several underwriters (1)
4.5       Form of Warrant issued to SunAmerica Life Insurance Company (1)
4.6       Form of 12% Senior Subordinated Note between Registrant and Kayne Anderson related entities, each as a lender, executed in
          February 1998 (9)
4.7       Warrant  Agreement dated as of February 12, 1998 between  Registrant and each of the Kayne Anderson  related lenders named therein (9)
4.8       Form of Warrant issued to Kayne  Anderson  related  entities  issued in February 1998 (9)
4.8(a)    Form of Warrant issued to
          Kayne Anderson related entities in June 2000**
4.9       Warrant Agreement between the Registrant and Reliance  Acceptance  Corporation and Harris Trust Company of California,  as
          warrant agent, dated as of February 9, 1998 (w/form of warrant attached as Exhibit A thereto) (12)
4.10      Certificate of Designation of the Preferred Stock (par value $.001 per share) (filed as part of Exhibit 3.1) (13)
4.11      Indenture  dated as of October 15, 1998  between  Registrant  and Harris  Trust and Savings  Bank,  as Trustee  ("Harris")
          ("Indenture") (15)
4.11(a)   First Supplemental Indenture dated as of October 15, 1998 between Registrant and Harris (15)
4.11(b)   Form of 12% Subordinated Debenture due 2003 (16)
4.11(c)   Second Supplemental Indenture dated as of April 15, 2000 between Registrant and Harris**
4.11(d)   Form of 11% Subordinated Debenture due 2007**
5         Opinion of Snell & Wilmer L.L.P. (previously filed with this Registration Statement)
10.1      Amended and Restated  Motor  Vehicle  Installment  Contract Loan and Security  Agreement  between  Registrant  and General
          Electric Capital Corporation ("GECC") (6)
10.1(a)   Assumption and Amendment Agreement between the Registrant and GECC (2)
10.1(b)   Amendment No. 1 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC dated December 22, 1997 (10)
10.1(c)   Letter Agreement to amend the Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between
          Registrant and GECC dated as of October 20, 1997(12)
10.1(d)   Letter agreement to amend the Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between
          Registrant and GECC, dated as of March 25, 1998 (12)
10.1(e)   Amendment No. 2 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC (14)
10.1(f)   Amendment No. 3 to Amended and Restated Motor Vehicle Installment  Contract Loan and Security Agreement between Registrant and GECC (16)
10.1(g)   Amendment to the Amended and Restated  Motor Vehicle  Installment  Contract Loan and Security  Agreement  between GECC and
          Registrant dated March 25, 1999 regarding Year 2000 Date Change (17)
10.1(h)   Amendment No. 4 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated June 30, 1999 (19)
10.1(i)   Amendment No. 5 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated August 16, 1999 (20)
10.1(j)   Amendment No. 6 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated August 27, 1999 (20)
10.1(k)   Amendment No. 7 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of November 30, 1999 (23)
10.1(l)   Amendment No. 8 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of December 7, 1999 (23)
10.1(m)   Amendment No. 9 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security  Agreement between GECC and Registrant dated as of December 8, 1999 (23)
10.1(n)   Amendment No. 10 to the Amended and Restated Motor Vehicle  Installment  Contract Loan and Security Agreement between GECC and Registrant dated as of March 6, 2000 (23)


10.2      Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(a)   First Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(b)   Second Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(c)   Third Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(d)   Fourth Amendment to Note Purchase Agreement between the Registrant and SunAmerica Life Insurance Company (1)
10.2(e)   Commitment Letter entered into between the Registrant and SunAmerica Life Insurance Company (1)
10.2(f)   Letter Agreement regarding Note Conversion between the Registrant and SunAmerica Life Insurance Company (1)
10.3      Amended and Restated Registration Rights Agreement between the Registrant and SunAmerica Life Insurance Company(1)
10.4      Loan Purchase Agreement dated as of August 20, 1997 among the Registrant and certain banks (4)
10.4(a)   Assignment of Loan and Bank Claim dated as of August 20, 1997 among the Registrant and certain banks, as assignors (4)
10.4(b)   Security Agreement dated as of August 20, 1997 among the Registrant, as obligor, and certain banks (4)
10.4(c)   Payment Guaranty dated as of August 20, 1997 of certain affiliates of the Registrant, as guarantors (4)
10.5*     Restated (as of March 14, 1997) Ugly Duckling Corporation Long-Term Incentive Plan (3)
10.5(a)*  Amended and Restated Long Term Incentive Plan (as of January 15, 1998) (14)
10.6*     Employment Agreement between the Registrant and Ernest C. Garcia II (1)
10.6(a)*  Amendment to Employment Agreement between the Registrant and Ernest C. Garcia II (16)
10.7*     Employment Agreement between the Registrant and Steven T. Darak (1)
10.8*     Amended and Restated Employment Agreement between Registrant and Walter Vonsh dated May 26, 1998 (13)
10.9*     Amended and Restated Employment Agreement between the Registrant and Donald L. Addink (6)
10.10*    Employment Agreement between the Registrant and Steven A. Tesdahl (6)
10.10(a)* Modification of Terms of Employment between Registrant and Steven A. Tesdahl (13)
10.11     Form of Indemnity Agreement between the Registrant and its directors and officers (18)
10.12*    Ugly Duckling Corporation 1996 Director Incentive Plan (1)
10.13     Purchase Agreement, dated February 10, 1997 between the Registrant and Friedman, Billings, Ramsey & Co., Inc. (7)
10.14     Portfolio Servicing Agreement among Registrant, Kars-Yes Financial, inc., and certain other parties, dated as of September
          15, 1997 (5)
10.14(a)  Subservicing  Agreement among Registrant,  Kars-Yes Financial,  Inc., and certain other parties, dated as of September 15,
          1997 (5)
10.15     Binding Agreement to Propose and Support Modified Plan Agreement dated as of December 15, 1997 among the Registrant,  FMAC and the Official Committee of Unsecured Creditors of FMAC (8)
10.16     Purchase Agreement dated as of December 18, 1997 by and among Contract Purchaser, Registrant and LaSalle National Bank, as
          Agent (8)
10.17     Guaranty dated as of December 18, 1997 by Registrant in favor of Contract Purchaser (8)
10.18     Servicing Agreement dated as of December 15, 1997 between Registrant and Contract Purchaser (8)
10.19     FMAC Guaranty and Stock Pledge Agreement among FMAC, Registrant and certain banks (11)
10.20     Contribution Agreement between Registrant and FMAC (10)
10.21     Indemnification Agreement between the Company and FMAC (11)
10.22     Loan Agreement  dated as of February 12, 1998 between the Registrant and each of the Kayne Anderson  related Lenders named therein (9)
10.22(a)  Amendment to Loan Agreement  between the Registrant and each of the Kayne Anderson  related  lenders named therein,  dated
          September 30, 1999 (20)

10.23     Credit and Security Agreement between Registrant and First Merchants Acceptance Corp., dated as of July 17, 1997 (12)
10.23(a)  First Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of January 21, 1998 (12)
10.23(b)  Second Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of April 1, 1998 (12)
10.23(c)  Third Amendment to Credit and Security Agreement between Registrant and FMAC, dated as of August 2, 1999 (20)
10.24     Service Agreement among Reliance Acceptance Corporation,  Registrant, Bank America Business Credit, Inc. and certain other parties dated as of February 9, 1998 (14)
10.25     Agreement of Understanding among Reliance Acceptance Group, Inc., Reliance Acceptance Corporation and Registrant, dated as of February 9, 1998 (14)
10.26     Purchase and Sale-Leaseback Agreement and Joint Escrow Instructions between Champion Acceptance Corporation, Ugly Duckling
          Car Sales,  Inc., Ugly Duckling Car Sales New Mexico,  Inc.,  Ugly Duckling Car Sales Florida,  Inc. and Ugly Duckling Car
          Sales Texas, LLP, date as of May 13, 1998 (13)
10.27     Loan Agreement by and among the Registrant,  Kayne Anderson  Non-Traditional  Investments,  LP, and certain other lenders, dated July 20, 1998 (14)
10.28     Payment Guaranty by Registrant in favor of Kayne Anderson and the Lenders, dated as of July 20, 1998 (14)
10.29     Agreement of Purchase  and Sale of Assets made as of July 31,  1998,  by and among  Cygnet  Financial  Services,  Inc. and
          Mountain Parks Financial Services, Inc. (14)
10.30*    1998 Executive Incentive Plan (14)
10.31     Loan agreement between Greenwich Capital Financial Products, Inc. and Registrant dated November 12, 1998 (16)
10.31(a)  Stock Pledge Agreement among Greenwich Capital Financial Products,  Inc.,  Registrant,  and certain related parties, dated
          November 12, 1998 (16)
10.31(b)  $20 Million Loan agreement between Greenwich Capital Financial Products, Inc. and Registrant dated March 18, 1999 (17)
10.31(c)  Stock Pledge Agreement among Greenwich Capital Financial Products,  Inc.,  Registrant,  and certain related parties, dated
          March 18, 1999 (17)
10.31(d)  Engagement  Letter between  Greenwich  Capital  Markets,  Inc. and Registrant dated March 16, 1999 for Greenwich to Act as
          Placement Agent for not less than $300 Million of Securitized Loans (17)
10.31(e)  Commitment  Letter between  Greenwich  Capital Markets,  Inc. and Registrant dated March 17, 1999 with Term Sheet for $100
          Million Revolving Credit Facility (17)
10.32     KPMG LLP Year 2000 Renovation  Project Service  Proposal to and Engagement  Letter with the Registrant,  dated November 2,
          1998 (16)
10.33     $38 Million Senior  Secured Loan  Agreement  between CIBC Inc.,  SunAmerica,  etc. and the  Registrant  dated May 14, 1999
          (w/form of note and guaranty attached) (18)
10.33(a)  Stock Pledge Agreement among certain lenders, Harris and the Registrant dated May 14, 1999 (18)
10.33(b)  First Amendment to $38 million Senior Secured Loan Agreement between CIBC Inc., SunAmerica,  etc. and the Registrant dated
          November 12, 1999 (24)
10.33(c)  Second Amendment to $38 million Senior Secured Loan Agreement between CIBC Inc., SunAmerica, etc. and the Registrant dated
          February 15, 2000 (24)
10.34     Stock Purchase Agreement,  by and among Ugly Duckling Car Sales & Finance  Corporation,  Ugly Duckling Finance Corporation
          ("UDFC"), Cygnet Dealer Finance, Inc.("CDF"), and Cygnet Capital Corporation ("CCC"), dated as of December 30, 1999 (21)
10.34(a)  Promissory Note dated December 30, 1999 from CCC to UDFC (21)
10.34(b)  Pledge Agreement dated December 30, 1999 from CCC to UDFC (21)
10.34(c)  Verde Guaranty dated December 30, 1999 (21)
10.34(d)  CDF Guaranty dated December 30, 1999 (21)
10.34(e)  Warrant dated December 30, 1999 from CCC to UDFC (21)
11        Earnings (Loss) per Share Computation (see Note 18 to Notes to Consolidated Financial Statements)
12        Statement on Computation of Ratios**
21        List of Subsidiaries (23)
23.1      Consent of KPMG LLP**
23.2      Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)
24        Power of Attorney (included on signature page)
---------------------------

*         Management contract or compensatory plan, contract or arrangement.
**        Filed with this Post-Effective Amendment to Form S-1 Registration Statement.
(1)       Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-3998),  effective June
          18, 1996.
(2)        Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-13755), effective October 30, 1996.
(3)        Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 14, 1997.
(4)        Incorporated by reference to the Company's Current Report on Form 8-K, filed September 5, 1997.
(5)        Incorporated by reference to the Company's Current Report on Form 8-K, filed October 3, 1997.
(6)        Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 14, 1997.
(7)        Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-22237).
(8)        Incorporated by reference to the Company's Current Report on Form 8-K, filed January 2, 1998.
(9)        Incorporated by reference to the Company's Current Report on Form 8-K, filed February 20, 1998.
(10)       Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No.
           333-42973) effective February 11, 1998.
(11)       Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 31, 1998.
(12)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 15, 1998.
(13)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 10, 1998.
(14)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 13, 1998.
(15)       Incorporated by reference to the Company's Form T-3 Application for Qualification of Indenture under the Trust Indenture Act of 1939, filed November 20, 1998 (File No. 022-22415) effective December 21,
           1998.
(16)       Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 30, 1999.
(17)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 14, 1999.
(18)       Incorporated by reference to the Company's Post-Effective Amendment No. 1 to Registration Statement on
           Form S-1 (Registration No. 333-42973) filed July 9, 1999 ,effective August 2, 1999.
(19)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed August 16, 1999.
(20)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed November 15, 1999.
(21)       Incorporated by reference to the Company's Current Report on Form 8-K, filed January 5, 2000.
(22)       Incorporated by reference to the Company's Form T-3 Application for Qualification of Indenture under the Trust Indenture Act of 1939, filed February 23, 2000 (File No. 022-22463).
(23)       Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31,
           1999.
(24)       Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed May 12, 2000.